As filed with the U.S. Securities and Exchange Commission on December 12, 2023

Registration No. 333-275653

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Kaival Brands Innovations Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5960	83-3492907
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

4460 Old Dixie Highway

Grant-Valkaria, Florida 32949

(833) 452-4825

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric Mosser

Chief Executive Officer and President

Kaival Brands Innovations Group, Inc.

4460 Old Dixie Highway

Grant-Valkaria, Florida 32949

(833) 452-4825

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard I. Anslow, Esq.

Lawrence A. Rosenbloom, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Telephone: (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Pursuant the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in this Registration Statement on Form S-1 (this “Registration Statement”) of Kaival Brands Innovations Group, Inc. (the “Company”) is a combined prospectus relating to two offerings:

(i)	Primary Distribution by GoFire. The Company is hereby registering (as a primary offering) the distribution by GoFire, Inc. (“GoFire”) to the stockholders of GoFire (the “GoFire Stockholders”) of (A) 1,800,000 shares (the “2023 APA Shares”) of common stock, par value, $0.001 per share, of the Company (the “Common Stock”) that were issued to the GoFire in connection with the Company’s acquisition of certain intellectual property assets from GoFire, which acquisition closed on May 30, 2023 (the “2023 GoFire Transaction”) and (B) common stock purchase warrants to purchase an aggregate of 1,800,000 shares of Common Stock (the “Warrants” and the shares of Common Stock underlying the Warrant, the “Warrant Shares”) that was originally issued in connection with the 2023 GoFire Transaction in May 2023; and

(ii)	Primary Issuance of Warrant Shares by the Company. The Company is also hereby registering the Warrant Shares for issuance to the GoFire Stockholders upon the potential future exercise of the Warrants held by the GoFire Stockholders.

The information in this prospectus is not complete and may be changed. The securities in this registration statement may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED DECEMBER 12, 2023

1,800,000 Shares

Common Stock

1,800,000 Warrants to

Purchase Common Stock

1,800,000 Shares

Common Stock Underlying Warrants

This prospectus included in this registration statement is a combined prospectus relating to two primary  offerings:

(i)	a distribution (which we refer to herein as the GoFire Distribution) by GoFire, Inc. (which we refer to as GoFire) to the stockholders of GoFire (who we refer to herein as the GoFire Stockholders) of (A) 1,800,000 shares (or the 2023 APA Shares) of common stock, par value, $0.001 per share (which we refer to as the common stock) of Kaival Brands Innovations Group, Inc. (which we refer to herein as we, us,, our and similar terminology) that were issued to the GoFire in connection our acquisition of certain intellectual property assets from GoFire, which acquisition closed on May 30, 2023 (we refer to such acquisition as 2023 GoFire Transaction and (B) common stock purchase warrants (which we refer to as the Warrants) to purchase an aggregate of 1,800,000 shares of common stock (which we refer to as the Warrant Shares). The 2023 APA Shares and a single Warrant to purchase 1,800,000 Warrant Shares (which we refer to as the Original Warrant) were originally issued by us as partial consideration for the 2023 GoFire Transaction. The Original Warrant will be subdivided into separate Warrants for distribution to the GoFire Stockholders; and

(ii)	following the GoFire Distribution, the issuance of Warrant Shares by our company to the GoFire Stockholders (as holders of Warrants) upon any potential future exercise of the Warrants.

The 2023 APA Shares and Original Warrant were issued to GoFire pursuant to an asset purchase agreement, dated May 30, 2023 (which we refer to as the GoFire Purchase Agreement), by and among GoFire, our company, and Kaival Labs, Inc., a Delaware corporation and a wholly-owned subsidiary of our company (or Kaival Labs). The transactions contemplated by the GoFire Purchase Agreement closed on May 30, 2023.

We will not receive any proceeds from the resale of any of the shares of common stock being registered hereby. We would, however, receive proceeds upon the exercise for cash of the Warrants held by the GoFire Stockholders. Proceeds, if any, received from the exercise of such warrants will be used for general corporate purposes and working capital or for other purposes that our Board of Directors, in their good faith, deem to be in the best interest of our company. No assurances can be given that any of such Warrants will be exercised or that we will receive any cash proceeds upon such exercise if cashless exercise is available.

With respect to the GoFire Distribution, although we will subdivide the Original Warrant into separate Warrants for distribution to the GoFire Stockholders, and although we are registering the GoFire Distribution of the Warrants as a primary offering, we do not expect that a public market will develop for the Warrants, and we do not plan to establish a public market for the Warrants.

Given the nature of the GoFire Distribution, GoFire is acting as a statutory “underwriter” within the meaning of the Securities Act of 1933, as amended (which we refer to as the Securities Act), with respect to the securities subject to the GoFire Distribution.See “Plan of Distribution” for further information.

Our common stock listed on the NASDAQ Stock Market LLC (or Nasdaq) under the symbol “KAVL.” On December 8, 2023, the last reported sale price of the shares of our common stock as reported on Nasdaq was $0.239 per share.

We are an “emerging growth company”, as that term is used in the Jumpstart Our Business Startups Act of 2012 and will be subject to reduced public company reporting requirements.

Investing in our common stock is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 8   of this prospectus for a discussion of information that should be considered before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December [ ], 2023.

ABOUT THIS PROSPECTUS

Please read this prospectus carefully. It describes our business, our financial condition and the results of our operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained in this prospectus. Neither we nor GoFire have authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus, or any other matter discussed in this prospectus, other than the information and representations contained or incorporated by reference in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

We are responsible for the disclosure in this prospectus. However, this prospectus includes industry data that we obtained from internal surveys, market research, publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. The information contained herein represents the most recently available data from the relevant sources and publications and we believe remains reliable. We did not find and are not otherwise affiliated with any of the sources cited in this prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information included in this prospectus contain or may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (or the Securities Act), Section 21 of the Securities Exchange Act of 1934, as amended (or the Exchange Act), and the Private Securities Litigation Reform Act of 1995. We generally use the words “may,” “should,” “believe,” “expect,” “intend,” “plan,” “anticipate,” “likely,” “estimate,” “potential,” “continue,” “will,” and similar expressions to identify forward-looking statements. Forward-looking statements are not statements of historical facts, but rather reflect our current expectations concerning future events and results, including, without limitation, statements related to:

●	our substantial reliance on, and efforts to diversify our business from, the business of our affiliate Bidi Vapor, LLC (which we refer to herein as Bidi);

●	our ability to raise required funding in the form of debt or equity both in the near and longer term;

●	our ability to obtain from, and pay for, Bidi products we distribute;

●	our ability to integrate and ultimately enter into licenses for or create products relating to the intellectual property assets we acquired from GoFire, Inc. on May 30, 2023;

●	the impact of the August 2022 11th Circuit Court of Appeals decision overturning the U.S. Food and Drug Administration’s (or the FDA) previous denial of Bidi’s Premarket Tobacco Product Application (or PMTA) for its non-tobacco flavored BIDI® Stick electronic nicotine delivery system (or ENDS), which we are permitted to distribute in the U.S. subject to FDA enforcement and maintenance of all state licenses and permits;

●	the outcome of the FDA’s pending review of Bidi’s PMTA (the denial of which would have a substantially adverse impact on our company) and the scope of future FDA enforcement of regulations in the ENDS products generally;

●	our substantial reliance on QuikfillRx, LLC (now known as Kaival Marketing Services) to provide key sales, marketing and other support services to us;

●	our relationship with, and the results of marketing and sales activity by, Phillip Morris International, to whom we have licensed international rights to distribute Bidi products and from who we are entitled to receive royalty payments;

●	our relationships with, and reliance on, third party distributors and brokers to arrange for sales of our products;

●	the market perception of Bidi products we distribute and related impacts on our reputation;

●	the FDA’s approach to the regulation and enforcement of synthetic nicotine and our competitors’ use of the substance in their products to avoid the PMTA requirements;

●	the impact of black-market goods on our business;

●	the demand for Bidi products we distribute;

●	anticipated product performance, and our market and industry expectations;

●	our ability or plans to diversify our product offerings;

●	changes in government regulation or laws that affect our business; and

●	circumstances or developments that may make us unable to implement or realize the anticipated benefits, or that may increase the costs of, our current and planned business initiatives, including matters over which we have little or no control such as the COVID-19 pandemic.

Such forward-looking statements, including those concerning our expectations, involve significant risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance, or achievements, or industry results to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. See the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” sections contained in this prospectus for a listing of some of the factors that could cause the results anticipated by our forward-looking statements to differ from actual future results. Except as required by applicable law, including the securities laws of the United States, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this prospectus.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained in this prospectus and is qualified in its entirety by reference to the more detailed information and financial statements included elsewhere herein. This summary does not contain all of the information that you should consider before investing in our common stock. The reader should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.” This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from future results contemplated in the forward-looking statement as a result of factors such as those set forth in “Risk Factors” and “Cautionary Statement Regarding Forward Looking Statements.”

In this prospectus, unless the context indicates otherwise, the terms “the Company,” “we,” “our,” “ours” “us” or similar terminology refer to Kaival Brands Innovations Group, Inc. and its consolidated subsidiaries.

Overview

We are focused on growing and incubating innovative and profitable products into mature, dominant brands, with a current focus on the distribution of ENDS products, also known as “e-cigarettes”. Our business plan is to seek to diversify into distributing other nicotine and non-nicotine delivery system products (including those related to hemp-derived cannabidiol (known as CBD) products).

On March 9, 2020, we entered into the exclusive Distribution Agreement with our affiliate Bidi, which Distribution Agreement was amended and restated on May 21, 2020, April 20, 2021, on June 10, 2022, and on November 17, 2022 (collectively, the A&R Distribution Agreement). Pursuant to the A&R Distribution Agreement, Bidi granted us an exclusive worldwide right to distribute Bidi’s ENDS as well as non-electronic nicotine delivery systems and related components (as more particularly set forth in the A&R Distribution Agreement) for sale and resale to both retail level customers and non-retail level customers. Currently, such products consist solely of the “BIDI® Stick”, Bidi’s disposable, tamper resistant ENDS product made with medical-grade components, a UL-certified battery and technology designed to deliver a consistent vaping experience for adult smokers 21 and over. We presently distribute Bidi products to wholesalers and retailers of ENDS products, having ceased all direct-to-consumer sales in February 2021.

BIDI® Stick comes in a variety of flavor options for adult cigarette smokers. We do not manufacture any of the products we resell. The BIDI® Stick is manufactured by Bidi. Pursuant to the terms of the A&R Distribution Agreement, Bidi provides us with all branding, logos, and marketing materials to use with our commercial partners in connection with our marketing and promotion of the Bidi products.

Nirajkumar Patel, our Chief Science and Regulatory Officer and director and an indirect controlling shareholder of our company, owns Bidi.

Relationship With Phillip Morris

On June 13, 2022, our subsidiary Kaival Brands International, LLC (or KBI) entered into a Deed of Licensing Agreement (or the PMI License Agreement) with Philip Morris Products S.A. (or PMPSA), a wholly owned affiliate of Philip Morris International Inc. (or PMI), effective as of May 13, 2022 (or the PMI Commencement Date). Pursuant to the PMI License Agreement, KBI granted PMPSA an exclusive irrevocable license to use its technology, documentation, and intellectual property (licensed from Bidi) to make, distribute, and sell disposable nicotine e-cigarettes products in certain international markets (or the PMI Markets). KBI’s license agreement with PMPSA was amended in August 2023 to clarify certain terms related to our receipt of royalties and other matters. We anticipate a progressively upward trajectory of increasing royalty payments earned through the PMI License Agreement. No assurances can be given, however, that the earned royalties will generate revenue for us in the future or otherwise create the value for our company that we anticipate.

See “Business – KBI License Agreements” and “Business -- Philip Morris Deed of Licensing Agreement” for further information.

Marketing

A key third party collaborator of ours is QuikfillRx, a Florida limited liability company which does business as “Kaival Marketing Services” to better reflect its contributions to our company. QuikfillRx provides us with certain services and support relating to sales management, website development and design, graphics, content, public communication, social media, management and analytics, and market and other research Currently, we market and place our ENDS products into national distribution channels through long-standing industry relationships in accordance with the A&R Distribution Agreement and with the assistance of QuikfillRx. We process all sales made to non-retail customers.

Our long-term marketing strategy remains based on FDA compliance and our commitment to preventing underage access to our ENDS products. As such, we steer away from social media marketing and, instead, are more focused on ground-level marketing and advertising within authorized retailer locations (i.e., advertisement on retail partners’ back-bar tobacco products area). Part of this ground-level marketing effort focuses on supporting our authorized partner stores and distributors in spreading brand awareness of our ENDS products to their adult (21 years of age and older) consumer base by providing in-store marketing materials. Additionally, we supplement these efforts with informational videos on Bidi’s fight against underage access to vape products and content on what makes the BIDI® Stick unique, among other types of content.

Retail stores also have access to online informative videos about the Bidi story, which can be used to educate and assist in training all of their staff members about the core values of Bidi. From the recycling initiative to the commitment to preventing underage ENDS use, and stand against the illicit market of ENDS products, we believe that together with Bidi, we are taking the necessary steps to ensure that our partners are aligned with our community goals.

We also attend trade shows at established expos throughout the United States and we have a dedicated marketing team that focuses on these marketing efforts and more.

We conduct our sales and marketing activities in close coordination with our consultant QuikfillRx. Pursuant to our Service Agreement with QuikfillRx (most recently amended as of November 9, 2022), QuikfillRx provides services and support relating to our sales management function (including, without limitation, services and support relating to business planning and strategy development, staffing and recruitment, training and onboarding, direct sales and marketing, and monitoring and results evaluation), website development and design, graphics, content, public communication, social media, management and analytics, and market and other research.

Resellers

Currently, our potential distribution network reach is approximately 48,000 stores in the United States. Our products can be found in many national and regional convenience-store chains, such as QuikTrip and GPM Investments, as well as at convenience stores (known in the industry as “c-stores”) serviced through distributors such as S. Abraham and Sons and H.T. Hackney Co. Finally, our products are also accessible to adults 21 years of age and older through the age-gated digital delivery service mobile application, GoPuff, in more than 50 cities across the United States.

Competition

Through Bidi, we compete against, just to name a few, what we refer to as “big tobacco” companies, including Altria Group, Inc. (formerly Philip Morris); British American Tobacco p.l.c. (formerly Reynolds); Swedish Match; Swisher International; and manufacturers including U.K. based Imperial Brands, PLC, NJOY, and Logic Technology. “Big tobacco” has substantially greater resources, and a customer base that has historically demonstrated loyalty to their brands, which can pose a significant hurdle to competitors operating in the same, or similar, industries. Competition in the ENDS industry is based upon not only brand quality and positioning but also on price, packaging, promotion, and retail availability and visibility. Given the decreasing prevalence and public acceptance of cigarette consumption, the “big tobacco” companies continue to demonstrate an increased interest and participation in other/additional tobacco industries/markets. As such, we consider the “big tobacco” companies to be our primary competitors now, but it is our belief that we have the capability to compete successfully.

Other Potential Product Offerings

On July 14, 2021, we announced plans to launch our first Kaival-branded product, a hemp CBD vaping product. In addition to our branded formulation, we anticipate that we will also provide white labels and wholesale solutions for other product manufacturers through our subsidiary, Kaival Labs. We have not yet launched any branded product, nor has have begun to provide white label wholesale solutions for other product manufacturers, but the diversification of the types of products we distribute is an important part of our growth strategy.

In addition, in May 2023 we acquired 12 existing and 46 pending patents with novel technologies related to vaporization and inhalation technologies from GoFire. See “May 2023 GoFire Asset Purchase Transaction” below for further information.

Environment and Government Regulation Related to our Operations

Because we are only a wholesale distributor of the Bidi’s products, namely the BIDI® Stick, we are only subject to Federal, state, and international laws pertaining to a distributor, not a manufacturer, of ENDS products. However, Bidi’s ability to navigate the FDA approval process and comply with FDA and other laws, rules and regulations has a material impact on our business.

In September 2021, in connection with the Bidi’s Premarket Tobacco Product Application (or PMTA) process for BIDI Stick, the FDA effectively “banned” non-tobacco flavored ENDS by denying nearly all then-pending PMTAs for such products (including Bidi’s). On September 29, 2021, Bidi petitioned the U.S. Court of Appeals for the Eleventh Circuit to review the FDA’s denial of the PMTAs for its non-tobacco flavored BIDI® Stick ENDS (including the Arctic BIDI® Stick), arguing that it was arbitrary and capricious.

On August 23, 2022, the 11th Circuit set aside (i.e., vacated) the MDO issued to the non-tobacco flavored BIDI® Sticks and remanded Bidi’s PMTA back to the FDA for further review. In light of the 11th Circuit decision, we anticipate having the continued ability to market and sell the non-tobacco flavored BIDI® Sticks, subject to the FDA’s enforcement discretion, for the duration of the PMTA scientific review. The FDA has indicated that it is prioritizing enforcement of unauthorized ENDS against companies (1) that never submitted PMTAs, (2) whose PMTAs have been refused acceptance or filing by the FDA, (3) whose PMTAs remain subject to MDOs, and (4) that are continuing to market unauthorized synthetic nicotine products after the July 13, 2022 cutoff. As none of these scenarios apply to Bidi, we believe the current risk of FDA enforcement is low.

We currently anticipate the PMTA for the Classic BIDI® Stick to be completed by December 31, 2023. No assurances can be given, however, that the FDA will issue a Marketing Grant Order for any product, and any denial of or delay of FDA approval of Bidi’s PMTA would severely harm our business.

See “Business -- FDA PMTA Determinations, 11th Circuit Decision and Impact on Our Business” for further information.

May 2023 GoFire Asset Purchase Transaction

Overview

On May 30, 2023, we and Kaival Labs entered into the GoFire APA with GoFire. Pursuant to the terms of the GoFire APA, we purchased certain intellectual property assets of GoFire consisting of vaporizer and inhalation-related patents, patent applications and trademarks in exchange for equity securities of our company and certain contingent cash consideration. The purchased intellectual property consists of 12 existing patents and 46 pending patents with novel technologies related to vaporization and inhalation technologies. The patents and patent applications cover the U.S. and several international territories. The purchased intellectual property also includes four registered and two pending trademarks. We determined that the acquisition of such intellectual property did not constitute the acquisition of a “business” (as defined in Rule 11-01(d) of Regulation S-X).

Pursuant to the terms of the GoFire APA, we paid to GoFire, in addition to certain contingent cash consideration described below, consideration in the form of equity securities of our company consisting of (i) an aggregate of 2,000,000 shares of Common Stock (the “2023 APA Shares”); (ii) 900,000 shares of newly-designated Series B Convertible Preferred Stock, par value $0.001 per share, or the Series B Preferred Stock, with the shares of common stock underlying the Series B Preferred being referred to herein as the Series B Conversion Shares, the rights, preferences and terms of which are set forth in a Certificate of Designation of Rights and Preferences of the Series B Preferred Stock (or the Certificate of Designation), and (iii) a common stock purchase warrant to purchase 2,000,000 shares of Common Stock. Of the 2,000,000 2023 APA Shares, 200,000 were issued as compensation to Winchester Capital Advisors, GoFire’s merger and acquisition advisor in connection with the transactions contemplated by the GoFire APA, and the remaining 1,800,000 2023 APA Shares will be subject to the GoFire Distribution (except for an additional 200,000 2023 APA Shares which remain held by VStock Transfer as escrow agent pursuant to the terms of the GoFire APA as described below). As additional consideration for the intellectual property, any cannabis-specific (meaning cannabis, hemp or cannabinoid) royalties that are generated by from or due to the purchased assets, from May 30, 2023, until January 1, 2027, will be subject to a contingent cash payment as described in the GoFire APA and subject to the terms of the GoFire APA.

Pursuant to the GoFire APA, we are required to use commercially reasonable efforts to register the 2023 APA Shares and Warrant Shares with the SEC for distribution to GoFire’s stockholders and/or public resale by such stockholders within 180 days of the closing date. We have filed the registration statement of which this prospectus is a part to satisfy this obligation.

In addition, if any Series B Preferred Stock remains outstanding nineteen (19) months after the May 30, 2023, closing date, we shall use commercially reasonable efforts to file with the SEC a subsequent registration statement registering the distribution to GoFire’s stockholders and/or public resale Series B Conversion Shares by such stockholders. If such subsequent registration statement is required, we will use our commercially reasonable efforts to obtain effectiveness of such subsequent registration statement within nineteen (19) months of May 30, 2023, and if we do not register the Series B Conversion Shares within such timeframe, we will issue to GoFire or its designee an additional ten percent (10%) of all of the Series B Conversion Shares underlying the then-outstanding shares of Series B Preferred Stock.

For a period of eighteen months from the closing of the GoFire APA transaction, a total of 200,000 APA Shares and 90,000 shares of common stock underlying the Series B Preferred are held in a third-party escrow account at VStock Transfer to secure GoFire’s indemnification obligations under the GoFire APA.

All of the securities issued as consideration for the purchased intellectual property were subject to a lock-up agreement that terminated on November 26, 2023.

For additional information regarding the terms of the Series B Preferred Stock and the Original Warrant, see “Description of Capital Stock.”

The goal of this acquisition is to diversify our product offerings and create near and longer-term revenue opportunities in the form of potential licenses of the acquired technology and our development of new products based on the purchased assets. In the near term, we expect to seek third-party licensing opportunities in the cannabis, hemp/CBD, nicotine and nutraceutical markets. Longer term, we believe we can utilize the purchased assets to create innovative and market-disruptive products, including patent protected vaporizer devices and related hardware and software applications. No assurances can be given, however, that the GoFire assets will generate revenue for us in the future or otherwise create the value for our company that we anticipate.

Potential Reverse Stock Split

On December 11, 2023, Kaival Holdings, LLC, a Delaware limited liability company (an entity co-managed by Nirajkumar Patel, the Chief Science & Regulatory Officer, Treasurer and director of our company, and Eric Mosser, the President, Chief Executive Officer and director of our company), which is the holder of approximately 68.64% of our outstanding common stock as of the record date approved by written consent a proposed amendment to our Certificate of Incorporation, as amended, to effect a reverse stock split of our issued and outstanding common stock at a ratio between one-for-two and one-for-thirty (the “Reverse Split”), with such final ratio to be determined at the sole discretion of our Board of Directors and with such Reverse Split to be effected at such time and date, if at all, as determined by our Board of Directors in its sole discretion (provided that it is effected by December 11, 2024, the one year anniversary of Kaival Holdings’ approval of the Reverse Split). The approval of the Reverse Split by Kaival Holdings is expressly conditioned on our Board of Directors’ approval (if any) of the Reverse Split, including the time and ratio thereof, being unanimous at the time our Board of Directors approves the Reverse Split. No assurances can be given that the Reverse Split (which is being contemplated as part of our plan to cure an outstanding Nasdaq minimum bid price listing requirement) will ever be effectuated. See “Risk Factors -- Our common stock is listed on the Nasdaq but there can be no assurance that we will be able to comply with the continued listing standards of Nasdaq in the future, particularly since we are presently experiencing two Nasdaq continuing listing deficiencies” for further information.

Summary of Risks Affecting Our Business

Investing in our common stock is highly speculative and involves significant risks and uncertainties. You should carefully consider the risks and uncertainties discussed under the section titled “Risk Factors” elsewhere in this prospectus before making a decision to invest in our common stock. Certain of the key risks we face include, without limitation:

Risks Related to Our Business and Industry

●	We have a present need for additional funding, which raises questions about our ability to continue as a going concern. We may be unable to raise capital when needed, which would force us to delay, reduce or eliminate aspects of our business or cause our business to fail.

●	We rely exclusively on Bidi as the supplier of Bidi products that we distribute. The loss of this relationship, or any negative impact on Bidi’s ability to manufacture Bidi products, would severely harm our business.

●	The terms of our agreements with Bidi, including our A&R Distribution Agreement, may not always be as favorable to us as the terms that may be obtained by arms’ length negotiation.

●	We rely primarily on Bidi for access to our key intellectual property rights, and any change in our relationship could adversely alter such rights or our access to them.

●	We outsource key sales and marketing and other key functions to QuikfillRx, and the loss of this relationship would damage our business.

●	We have a limited operating history, and our historical operating and financial results may not be indicative of future performance, which, along with the relative early stage of the ENDS industry, makes it difficult to predict our future business prospects and financial performance.

●	Our business is rapidly evolving and is particularly at risk in the event that Bidi’s pending PMTA for BIDI® Sticks is denied or delayed.

●	If it is determined or perceived that the usage of ENDS products poses long-term health risks, the use of ENDS products may decline significantly, which may materially and adversely affect our business, financial condition, and results of operations.

●	We may not be successful in maintaining the consumer brand recognition and loyalty of our products and face intense competition and may fail to compete effectively.

●	Our distribution efforts rely in part on our ability to leverage relationships with large retailers and national chains.

●	Competition from illicit sources may have an adverse effect on our overall sales volume, restricting the ability to increase selling prices and damaging brand equity.

●	Our products are regulated by the FDA, which has broad regulatory powers. Increases in tobacco-related taxes have been proposed or enacted and are likely to continue to be proposed or enacted in numerous jurisdictions.

●	The market for ENDS products is subject to a great deal of uncertainty and is still evolving.

●	Some of our product offerings through Bidi are subject to developing and unpredictable regulations, including tobacco product flavor bans at the state and local level..

●	We may be subject to increasing international control and regulation.

●	Our business may be damaged by events outside of our own or Bidi’s control, such as the impact of epidemics, political changes, or natural disasters.

●	Reliance on information technology means a significant disruption could affect our communications and operations.

●	Security and privacy breaches may expose us to liability and cause us to lose customers.

●	We may fail to manage our growth.

●	We are subject to fluctuations in our results that make it difficult to track trends and develop strategies in the short term.

●	Adverse U.S. and global economic conditions could negatively impact our business, prospects, results of operations, financial condition or cash flows.

●	The departure of key management personnel and the failure to attract and retain talent could adversely affect our operations.

●	Our insurance may be insufficient to cover losses that may occur as a result of our operations.

●	We may not generate revenue from the assets acquired from GoFire.

Risks Related to Our Securities

●	Our Restated Certificate of Incorporation, as amended and our Bylaws, as well as the DGCL and certain regulations, could discourage or prohibit acquisition bids or merger proposals, which may adversely affect the market price of our common stock.

●	The Series B Preferred Stock ranks senior to our common stock and additional future offerings of debt or equity securities may rank senior to our common stock.

●	Raising additional capital may cause dilution to our existing stockholders, restrict our operations, or require us to relinquish rights to our technologies, if any, or products.

●	Our common stock is listed on the Nasdaq but there can be no assurance that we will be able to comply with the continued listing standards of Nasdaq in the future, particularly since we are presently experiencing two Nasdaq continuing listing deficiencies.

●	Future sales of shares of our common stock by our controlling shareholder or by our officers and directors may negatively impact the market price for our common stock.

●	For as long as we are an “emerging growth company” we intend to take advantage of reduced disclosure and governance requirements applicable to emerging growth companies, which could result in our common stock being less attractive to investors and could make it more difficult for us to raise capital as and when we need it.

●	We have identified material weaknesses in our system of internal controls over financial reporting and, if we cannot remediate these material weaknesses, we may not be able to accurately report our financial condition, results of operations, or cash flows, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

●	Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

●	We have incurred, and will continue to incur, increased costs as a result of operating as a public company, and our management has been required, and will continue to be required, to devote substantial time to new compliance initiatives.

●	For so long as any shares of Series B Preferred Stock remain outstanding, the majority holders of the Series B Preferred Stock are entitled to designate one individual to be nominated to serve as a director on our board of directors.

THE OFFERINGS

Issuer:	Kaival Brands Innovations Group, Inc.

GoFire Distribution:	In connection with the GoFire Distribution, we are registering the distribution by GoFire of the 2023 APA Shares and the Warrants to the GoFire Stockholders as a primary offering.

2023 APA Shares	2,000,000 2023 APA Shares were originally issued by us to GoFire as partial consideration for the 2023 GoFire Transaction.

The Warrants:	A single Original Warrant was originally issued by us as partial consideration for the 2023 GoFire Transaction. The Original Warrant will be subdivided into separate Warrants for distribution to the GoFire Stockholders. Although we will subdivide the Original Warrant into separate Warrants for distribution to the GoFire Stockholders, and although we are registering the GoFire Distribution of the Warrants as a primary offering, we do not expect that a public market will develop for the Warrants, and we do not plan to establish a public market for the Warrants.

Warrant Shares:	We are also registering, as a separate primary offering, the Warrant Shares for issuance to the GoFire Stockholders upon the potential future exercise of the Warrants held by the GoFire Stockholders. No assurances can be given that the Warrants will ever be exercised.

Shares of Common Stock Outstanding Prior to the Offerings:	58,661,090 shares

Shares of Common Stock Outstanding After the Offering (assuming full exercise of the Warrants that are exercisable for the Warrant Shares offered hereby):	62,661,090 shares

Use of Proceeds:	We will not receive any proceeds from either the GoFire Distribution or from the sale of the common stock by the GoFire Stockholders. We would, however, receive proceeds upon the exercise of the Warrants held by the GoFire Stockholders which, if such Warrants are exercised in full for cash, would be approximately $9,000,000 million. Proceeds, if any, received from the exercise of any such Warrants will be used for general corporate purposes and working capital or for other purposes that our Board of Directors, in their good faith, deem to be in the best interest of our company. No assurances can be given that any of such warrants will be exercised or that we will receive any cash proceeds upon such exercise if a cashless exercise is available.

Nasdaq Capital Market symbol:	Our common stock is listed on the Nasdaq Capital Market under the symbol “KAVL”.

Risk Factors:	Investing in our common stock is highly speculative and involves a significant degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 8 .

RISK FACTORS

Our business and an investment in our company is speculative and subject to significant risks. We caution you that the following important factors, among others, could cause our actual results to differ materially from those expressed in forward-looking statements made by us or on our behalf in filings with the SEC, press releases, communications with investors and oral statements. Any or all of our forward-looking statements contained in this prospectus and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in the discussion below will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may differ materially from those anticipated in forward-looking statements. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosure we make in our reports filed with the SEC.

Risks Related to Our Business and Industry

We have a present need for additional funding, which raises questions about our ability to continue as a going concern. We may be unable to raise capital when needed, which would force us to delay, reduce or eliminate aspects of our business or cause our business to fail.

As of July 31, 2023, we had cash and cash equivalents of only approximately $1.0 million. We believe that based on our current operating plan, our existing cash and cash equivalents will only be sufficient to enable us to fund our operations and our debt and other obligations for a very limited period. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” This raises questions about our ability to continue as a going concern. Moreover, we will need significant additional funds to repay our outstanding debt, fund our working capital, and fully implement our business plan as we seek to grow our revenues and ultimately achieve positive cash flow and profitability. There is a material risk that we will be unable to generate sufficient revenues to pay our expenses, and if our existing sources of cash and cash flows are insufficient to fund our activities, we will need to raise additional funds. Additional equity or debt financing may not be available on acceptable terms, if at all, particularly in the current economic environment. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate one or more of our new products in development.

Until such time, if ever, we can generate substantial product revenues, we will be required to finance our cash needs through public or private equity offerings, debt financings and corporate collaboration and licensing arrangements. If we elect to raise additional funds by issuing equity securities, our stockholders may experience dilution. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we may raise may contain terms, such as liquidation and other preferences, that are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our technologies, research programs or product candidates or grant licenses on terms that may not be favorable to us.

If we are unable to generate cash flow positive operations or achieve profitability, and if we are unable to raise additional funds on commercially reasonable terms or at all, we may be required to significantly reduce or cease our operations, declare bankruptcy or our business could fail, which could result in the loss to investors of their investment in our securities.

We currently rely exclusively on Bidi as the supplier of the Bidi products that we distribute. The loss of this relationship, or any negative impacts on Bidi’s ability to manufacture the Bidi products, would severely harm our business.

Pursuant to the A&R Distribution Agreement between us and Bidi, Bidi has engaged us to act as the sole distributor of the ENDS products and related components, including the BIDI® Stick, manufactured by Bidi. Any failure by Bidi to fulfil its obligation under the A&R Distribution Agreement could have a material adverse effect on our revenue and operating results and operating cash flows; and could impair the strength of our brand.

In addition, because of our dependence on Bidi as the exclusive supplier of our products, any loss of our relationship with Bidi, or any adverse change in the financial health of Bidi that would affect its ability to perform its obligations under the A&R Distribution Agreement, would have a material adverse effect on our revenue, operating results, and ability to run our business.

Further, Bidi is subject to supply shortages and interruptions, long lead times, and act-of-God events such as global pandemics, weather related catastrophes, or conflict, any of which could disrupt the operations of Bidi and have a material adverse impact on our results of operations. We may be unable to identify or contract with new suppliers or producers in the event of a disruption to our supply and could experience a material adverse effect on our revenue, operating results, and ability to run our business.

The terms of our agreements with Bidi, including our A&R Distribution Agreement, may not always be as favorable to us as the terms that may be obtained by arms’ length negotiation.

We currently are, and we anticipate that we will continue to be, substantially dependent on our relationships with our affiliated entities, including Bidi. We believe that our current arrangement with Bidi provides our business with stability and transparency. Although we believe that the terms of the A&R Distribution Agreement are as favorable to us as what we could have obtained in an arm’s length transaction, there can be no assurance that this arrangement or any future agreements that we enter with Bidi, or any other affiliated entity, will be as favorable to us as we may be able to negotiate with unaffiliated parties.

We rely primarily on Bidi for access to our key intellectual property rights, and any change in our relationship could adversely alter such rights or our access to them.

We currently have no intellectual property rights other than the intellectual property assets we acquired in May 2023 from GoFire and our trademarks KAIVAL BRANDS and KAIVAL LABS. We rely on the intellectual property rights, including logos, trademarks, and trade names, of Bidi that were granted to us pursuant to the A&R Distribution Agreement to be used in connection with the marketing, advertisement, and sale of the Bidi products. We also indirectly rely on Bidi’s intellectual property rights related to the Bidi products, such as patents. We have from time to time considered, and discussed with Bidi, potential alterations to this arrangement, including a potential acquisition by us of all or a portion of the intellectual property owned by Bidi and related to Bidi products. Should we pursue such a transaction, it would be a “related party transaction,” as defined by the listing rules of Nasdaq and, thus, subject to the review of the Audit Committee of our Board (or, if deemed appropriate, a special Board committee comprised of disinterested directors). Further, should we undertake such a transaction, then we would become responsible to respond if a third-party challenged Bidi’s patents, or infringed upon such rights, in which case our business could be materially adversely affected.

We outsource key sales and marketing and other key functions to QuikfillRx, and the loss of this relationship would damage our business.

We conduct our sales and marketing activities in close coordination with our consultant QuikfillRx. Pursuant to our agreement with QuikfillRx (most recently amended in November 2022), QuikfillRx provides key services to us. We are therefore reliant on our relationship with QuikfillRx, and the loss of that relationship for any reason would significantly damage our ability to operate our business.

We have a limited operating history, and our historical operating and financial results may not be indicative of future performance, which, along with the relative early stage of the ENDS industry, makes it difficult to predict our future business prospects and financial performance.

Our current business model is relatively new, and so business and prospects may be difficult to evaluate. Our limited operating history makes it difficult to evaluate both our operating history and our future potential. We have yet to demonstrate a consistent ability to generate revenue, and are still subject to many of the risks common to early-stage companies operating in the nicotine and non-nicotine delivery system products sector, including the uncertainty as to our ability to implement our business plan, market acceptance of business plan, under-capitalization, cash shortages, limitations with respect to personnel, financing and other resources and uncertainty of our ability to generate revenues. There is therefore a significant risk that our activities will not result in any material revenues or profit, and the likelihood of our business viability and long-term prospects must be considered in light of the stage of our development. There can be no assurance that we will be able to fulfill our stated business strategy and plans, or that financial, technological, market, or other limitations may force us to modify, alter, significantly delay, or significantly impede the implementation of such plans. We have insufficient results of operations in our current business model for investors to use to identify historical trends. Investors should consider our prospects considering the risk, expenses and difficulties we will encounter as an early-stage company. Our revenue and income potential is unproven and our business model is continually evolving. We are therefore subject to the risk that we will be unable to address these risks, and our inability to address these risks could lead to the failure of our business.

Our business is rapidly evolving and is particularly at risk in the event that Bidi’s pending PMTA for BIDI® Sticks is denied or delayed.

The ENDS industry is relatively new and is rapidly evolving. Changes in existing laws, regulations and policies and the issuance of new laws, regulations, policies, and any other entry barriers in relation to the ENDS industry may materially and adversely affect our ability to conduct business and our results of operations.

Bidi was among the many companies that received a marketing denial order (“MDO”) for its non-tobacco flavored BIDI® Sticks. On August 23, 2022, the U.S. Court of Appeals for the Eleventh Circuit set aside (i.e., vacated) the MDO issued to the non-tobacco flavored BIDI® Sticks and remanded Bidi’s Premarket Tobacco Product Application (“PMTA”) back to FDA for further review. Specifically, the Court held that the MDO was “arbitrary and capricious” in violation of the Administrative Procedure Act (“APA”) because the FDA failed to consider the relevant evidence before it, specifically Bidi’s aggressive and comprehensive marketing and sales-access-restrictions plans designed to prevent youth appeal and access.

The opinion further indicated that the FDA did not properly review the data and evidence that it has long made clear are critical to the “appropriate for the protection of the public health” standard for PMTAs set forth in the Tobacco Control Act including, in Bidi’s case, “product information, scientific safety testing, literature reviews, consumer insight surveys, and details about the company’s youth access prevention measures, distribution channels, and adult-focused marketing practices,” which “target only existing adult vapor product users, including current adult smokers,” as well as our retailer monitoring program and state-of-the-art anti-counterfeit authentication system. Because an MDO must be based on a consideration of the relevant factors, such as the marketing and sales-access-restrictions plans, the denial order was deemed arbitrary and capricious, and vacated by the FDA.

The FDA did not appeal the 11th Circuit’s decision. The FDA had until October 7, 2022 (45 days from the August 23, 2022 decision) to either request a panel rehearing or a rehearing “en banc” (a review by the entire 11th Circuit, not just the 3-judge panel that issued the decision), and until November 21, 2022 (90 days after the decision) to seek review of the decision by the U.S. Supreme Court. No request for a rehearing was filed, and no petition for a writ of certiorari was made to the Supreme Court.

In the meantime, we anticipate that Bidi will be able to continue marketing and selling the non-tobacco flavored BIDI® Sticks, subject to FDA’s enforcement discretion, for the duration of the PMTA scientific review. FDA has indicated that it is prioritizing enforcement of unauthorized ENDS against companies (1) that never submitted PMTAs, (2) whose PMTAs have been refused acceptance or filing by the FDA, (3) whose PMTAs remain subject to MDOs, and (4) that are continuing to market unauthorized synthetic nicotine products after the July 13, 2022, cutoff. As none of these scenarios apply to Bidi, we believe the risk of FDA enforcement is low.

Separately, on or about May 13, 2022, FDA placed the tobacco-flavored Classic BIDI® Stick into the final Phase III scientific review.

If Bidi’s PMTA is denied or delayed, we may be unable to continue to conduct business, which could result in our bankruptcy or the failure of our business entirely.

If it is determined or perceived that the usage of ENDS products poses long-term health risks, the use of ENDS products may decline significantly, which may materially and adversely affect our business, financial condition, and results of operations.

Negative publicity on the health consequences of ENDS products or other similar devices may also adversely affect the usage of ENDS products. For example, the FDA and the United States Centers for Disease Control and Prevention (“CDC”) issued a joint statement on August 30, 2019, linking a number of cases of respiratory illnesses to ENDS product use. On November 8, 2019, the CDC announced that it had preliminarily linked cases of severe respiratory illness to the presence of Vitamin E acetate, which was found in certain Tetrahydrocannabinol (THC)-containing ENDS cartridges for non-electronic nicotine delivery systems (non-ENDS) products that may have been obtained illegally. However, evidence is not sufficient to rule out the contribution of other chemicals of concern, including chemicals in either THC or non-THC products. In January 2020, after further research, the FDA and CDC recommended against the use of THC-containing ENDS products, especially those from unofficial sources, and that the underage, pregnant women and adults who do not currently use tobacco products should not start using ENDS products. On February 25, 2020, the CDC issued a final update, stating that the number of cases of severe respiratory illnesses had declined to single digits as of February 9, 2020. The CDC also reconfirmed that (i) Vitamin E acetate, which was found in some THC-containing ENDS cartridges for non-ENDS ENDS products that were mostly obtained illegally, was strongly linked to and indicated to be the primary cause of the severe respiratory illnesses, and (ii) THC-containing ENDS products from informal sources were linked to most cases of severe respiratory illnesses. Furthermore, there have been recent claims that users of ENDS products may suffer a greater risk of more serious COVID-19 complications. However, it remains unclear whether the exposure to toxic chemicals through ENDS product usage will increase the risk of COVID-19.

Research regarding the actual causes of these illnesses is still ongoing. If ENDS product usage is determined or perceived to pose long-term health risks or to be linked to illnesses, the usage of ENDS products may significantly decline, which would have a material adverse effect on our business, financial condition, and results of operations. Although we currently do not offer products containing THC, any perceived correlation between THC and Vitamin E acetate may adversely affect the public’s perception of ENDS products in general, regardless of whether such products contain THC and/or Vitamin E.

We may not be successful in maintaining the consumer brand recognition and loyalty of our products and face intense competition and may fail to compete effectively.

We compete in a market that relies on innovation and the ability to react to evolving consumer preferences and, thus, are subject to significant competition in the ENDS market, and larger tobacco industry and compete against companies in such market and industry that have access to significant resources in terms of technology, relationships with suppliers and distributors and access to cash flow and financial markets.

Consumer perceptions of the overall safety of tobacco, nicotine, cannabis, and hemp/CBD-related products is likely to continue to shift, and our success depends, in part, on our ability to anticipate these shifting tastes and the rapidity with which the markets in which we compete will evolve in response to these changes on a timely and affordable basis. If we are unable to respond effectively and efficiently to changing consumer preferences, the demand for our products may decline, which could have a material adverse effect on our business, results of operations, and financial condition.

Regulations may be enacted in the future, particularly considering increasing restrictions on the form and content of marketing of tobacco products, that would make it more difficult to appeal to our consumers or to leverage existing recognition of the Bidi brand, or other brands that we own or license in the future. Furthermore, even if we can continue to distinguish our products, there can be no assurance that the sales, marketing, and distribution efforts of our competitors will not be successful in persuading consumers of our products to switch to their products. Many of our competitors have greater access to resources than we do, which better positions them to conduct market research in relation to branding strategies or to launch costly marketing campaigns. Any loss of consumer brand loyalty to our products or reduction of our ability to effectively brand our products in a recognizable way will have a material effect on our ability to continue to sell our products and maintain our market share, which could have a material adverse effect on our business, results of operations, and financial condition.

The competitive environment and our competitive position are also significantly influenced by economic conditions, the state of consumer confidence, competitors’ introduction of low-priced products or innovative products, higher taxes, higher absolute prices, and larger gaps between price categories and product regulation that diminishes the consumer’s ability to differentiate tobacco products. Due to the impact of these factors, as well as higher state and local excise taxes and the market share of deep discount brands, the tobacco industry has become increasingly price competitive. As we seek to adapt to the price competitive environment, our competitors that are better capitalized may be able to sustain price discounts for long periods of time by spreading the loss across their expansive portfolios, with which we are not positioned to compete.

“Big tobacco” has also established its presence in the ENDS market and has begun to make investments in the alternative space. There can be no assurance that our products will be able to compete successfully against these companies or any of our other competitors, some of which have far greater resources, capital, experience, market penetration, sales and distribution channels than do we.

Our distribution efforts rely in part on our ability to leverage relationships with large retailers and national chains.

Our distribution efforts rely in part on our ability to leverage relationships with large retailers and national chains to sell and promote our products, which is dependent upon the strength of the Bidi brand name and, in the future, any brand names that we may own or license, and our salesforce effectiveness. To maintain these relationships, we must continue to supply products that will bring steady business to these retailers and national chains. We may not be able to sustain these relationships or establish other relationships with such entities, which could have a material adverse effect on our ability to execute our branding strategies, our ability to access the end-user markets with our products, or our ability to maintain our relationships with the manufacturer and sub-distributors of our products. For example, if we are unable to meet benchmarking provisions in certain of our contracts or if we are unable to maintain and leverage our retail relationships on a scale sufficient to make us an attractive distributor, it would have a material adverse effect on our ability to act as sole distributor for Bidi, and on our business, results of operations and financial condition.

In addition, there are factors beyond our control that may prevent us from leveraging existing relationships, such as industry consolidation. If we are unable to develop and sustain relationships with large retailers and national chains or are unable to leverage those relationships due to factors such as a decline in the role of brick-and-mortar retailers in the North American economy, our capacity to maintain and grow brand and product recognition and increase sales volume will be significantly undermined. In such an event, we may ultimately be forced to pursue and rely on local and more fragmented sales channels, which will have a material adverse effect on our business, results of operations and financial condition.

Competition from illicit sources may have an adverse effect on our overall sales volume, restricting the ability to increase selling prices and damaging brand equity.

Illicit trade and tobacco trafficking in the form of counterfeit products, smuggled genuine products, and locally manufactured products on which applicable taxes or regulatory requirements are evaded, represent a significant and growing threat to the legitimate tobacco industry. Factors such as increasing tax regimes, regulatory restrictions, and compliance requirements are encouraging more consumers to switch to illegal, cheaper tobacco-related products, and providing greater rewards for smugglers. Illicit trade can have an adverse effect on our overall sales volume, restrict the ability to increase selling prices, damage brand equity, and may lead to commoditization of our products.

Although we combat counterfeiting of our products by engaging in certain tactics, such as requiring all sales force personnel to randomly collect our products from retailers in order to be tested by our quality control team, maintaining a quality control group that is responsible for identifying counterfeit products and surveillance of retailers we suspect are selling counterfeit products through our own secret shopper force, no assurance can be given that we will be able to detect or stop sales of all counterfeit products. In addition, we have in the past and will continue to bring suits against retailers and distributors that sell certain counterfeit products. While we have been successful in securing financial recoveries from and helping to obtain criminal convictions of counterfeiters in the past, no assurance can be given that we will be successful in any such suits or that such suits will be successful in stopping other retailers or distributors from selling counterfeit products. Even if we are successful, such suits could consume a significant amount of management’s time and could also result in significant expenses to us. Any failure to track and prevent counterfeiting of our products could have a material adverse effect on our ability to maintain or effectively compete for our products we distribute under the Bidi brand names, which would have a material adverse effect on our business, results of operations and financial condition.

Our products are regulated by the FDA, which has broad regulatory powers. Increases in tobacco-related taxes have been proposed or enacted and are likely to continue to be proposed or enacted in numerous jurisdictions.

Tobacco products, premium cigarette papers, and tubes have long been subject to substantial federal, state, and local excise taxes. Such taxes have frequently been increased or proposed to be increased, in some cases significantly, to fund various legislative initiatives or further disincentivize tobacco usage. Since 1986, smokeless products have been subject to federal excise tax. Federally, smokeless products are taxed by weight (in pounds or fractional parts thereof) manufactured or imported. Any increases in tobacco-related taxes may materially adversely affect the demand for our products.

The market for ENDS products is subject to a great deal of uncertainty and is still evolving.

ENDS products, having recently been introduced to market over the past 10 to 15 years, are at a relatively early stage of development, and represent core components of a market that is evolving rapidly, highly regulated, and characterized by a number of market participants. Rapid growth in the use of, and interest in, ENDS products is recent, and may not continue on a lasting basis. The demand and market acceptance for these products is subject to a high level of uncertainty. Therefore, we are subject to all the business risks associated with a new enterprise in an evolving market.

For example, ENDS products that are non-tobacco flavored continue to face the threat of prohibition at the local level, as many state and local authorities and attorneys general push for bans or request the FDA to deny a PMTA for flavored ENDS. To date, at least four states have banned the sale of flavored ENDS (e.g., New York, New Jersey, Rhode Island, and Massachusetts), with several more considering similar bans (e.g., Maryland, California, and Connecticut). As the September 9, 2021, PMTA review deadline has now passed, the FDA has implemented a de facto ban of non-tobacco flavored ENDS by denying over 99% of pending applications, while issuing zero marketing authorizations for non-tobacco flavored ENDS.

If flavors are ultimately prohibited to be sold by Bidi, either because of bans at the federal or local level, or because the PMTAs for the non-tobacco flavored BIDI® Sticks are ultimately denied, the use of ENDS products may decline significantly, which may materially and adversely affect our business, financial condition, and results of operations. Continued evolution, uncertainty, and the resulting increased risk of failure of our new and existing product offerings in this market could have a material adverse effect on our ability to build and maintain market share and on our business, results of operations and financial condition.

Some of our product offerings through Bidi are subject to developing and unpredictable regulation.

Our products are sold through our distribution network and may be subject to uncertain and evolving federal, state, and local regulations, including hemp, non-THC cannabidiol (CBD) and other non-tobacco consumable products. Enforcement initiatives by those authorities are therefore unpredictable and impossible to anticipate. We anticipate that all levels of government, which have not already done so, are likely to seek in some way to regulate these products, but the type, timing, and impact of such regulations remains uncertain. These regulations include or could include restrictions including prohibitions on certain form factors, such as smokable hemp products, or age restrictions. On January 26, 2023, The FDA announced that it would not initiate rulemaking to regulate CBD as a dietary food ingredient. Rather, after careful review, the FDA has concluded that a new regulatory pathway for CBD is needed that balances individuals’ desire for access to CBD products with the regulatory oversight needed to manage risks. The FDA further indicated that it is prepared to work with Congress on this matter. Accordingly, we cannot give any assurance that such actions would not have a material adverse effect on this emerging business.

Significant increases in state and local regulation of our products have been proposed or enacted and are likely to continue to be proposed or enacted in numerous jurisdictions. The Prevent All Cigarette Trafficking (or PACT) Act, which went into effect in June 2010, amended the Jenkins Act and initially only applied to the sales of cigarettes, roll-your-own tobacco, and smokeless tobacco. Specifically, the PACT Act regulates the sale, transfer, or shipment of these products for both business-to-business transactions as well as “delivery sales,” which are defined as any sale of cigarettes, roll-your-own tobacco, or smokeless tobacco where the consumer orders the product remotely and prohibits such deliveries through the U.S. Postal Service (or USPS), except in certain circumstances (e.g., business-to-business deliveries).

Under the enactment of the Preventing Online Sales of E-Cigarettes to Children Act (part of the larger 2021 Consolidated Appropriations Act), effective March 27, 2021, the definition of “cigarettes” in the PACT Act was amended to include ENDS, which is defined as “any electronic device that, through an aerosolized solution, delivers nicotine, flavor, or any other substance to the user inhaling from the device,” including “an e-cigarette; an e-hookah; an e-cigar; a vape pen; an advanced refillable personal vaporizer; an electronic pipe; and any component, liquid, part, or accessory of a device described above, without regard to whether the component, liquid, part, or accessory is sold separately from the device.” As such, delivery sales of the BIDI® Stick are subject to the PACT Act.

The PACT Act requires all sellers to register with the ATF, as well as the tobacco tax administrators of the states into which a shipment is made or in which an advertisement or offer is disseminated. Delivery sellers who ship cigarettes (including ENDS) or smokeless tobacco to consumers are further required to label packages as containing tobacco, verify the age, and identity of the customer at purchase, use a delivery method (other than through the USPS) that checks ID and obtains adult customer signature at delivery, and maintain records of delivery sales for a period of four years after the date of sale, among other things. Delivery sellers are also required to file a monthly report with the state tobacco tax administrator and any other local or tribal entity that taxes the sale of the products. Such reports must include the name and address of the persons delivering and receiving the shipment and the brand and quantity of the “cigarettes” that were shipped. These requirements apply to all sales, including sales to consumers and sales between businesses.

In addition to the de facto FDA flavor ban that has resulted from the denial of nearly all PMTAs for flavored ENDS, ENDS products that are non-tobacco flavored continue to face the threat of prohibition at the local level, as many state and local authorities and attorneys general push for bans or request the FDA to deny PMTAs for flavored ENDS. To date, at least four states have banned the sale of flavored ENDS (e.g., New York, New Jersey, Rhode Island, and Massachusetts), with several more considering similar bans (e.g., Maryland, California, and Connecticut).

Our supply to our wholesalers and retailers is dependent on the demands of their customers who are sensitive to increased sales taxes and economic conditions affecting their disposable income.

Consumer purchases of tobacco products are historically affected by economic conditions, such as changes in employment, salary and wage levels, the availability of consumer credit, inflation, interest rates, fuel prices, sales taxes, and the level of consumer confidence in prevailing and future economic conditions. Discretionary consumer purchases, such as the BIDI® Stick, may decline during recessionary periods or at other times when disposable income is lower, and taxes may be higher.

We may be subject to increasing international control and regulation.

The FCTC is the first international public health treaty that establishes a global agenda to reduce initiation of tobacco use and regulate tobacco to encourage tobacco cessation. Over 170 governments worldwide have ratified the FCTC. The FCTC has led to increased efforts to reduce the supply and demand of tobacco products and to encourage governments to further regulate the tobacco industry. The tobacco industry expects significant regulatory developments to take place over the next few years, driven principally by the FCTC. Regulatory initiatives that have been proposed, introduced or enacted include:

●	the levying of substantial and increasing tax and duty charges;

●	restrictions or bans on advertising, marketing and sponsorship;

●	the display of larger health warnings, graphic health warnings and other labeling requirements;

●	restrictions on packaging design, including the use of colors and generic packaging;

●	restrictions or bans on the display of tobacco product packaging at the point of sale, and restrictions or bans on cigarette vending machines;

●	requirements regarding testing, disclosure and performance standards for tar, nicotine, carbon monoxide and other smoke constituents levels;

●	requirements regarding testing, disclosure and use of tobacco product ingredients;

●	increased restrictions on smoking in public and workplaces and, in some instances, in private places and outdoors;

●	elimination of duty-free allowances for travelers; and

●	encouraging litigation against tobacco companies.

Our business may be damaged by events outside of our own or Bidi’s control, such as the impact of epidemics, political changes, or natural disasters.

Our business could be adversely affected by the effects of epidemics, political changes, wars or natural disasters. World economies and capital markets have been adversely impacted by COVID-19 and its variants, the Ukraine-Russia conflict, the recent eruption of hostilities in Israel and Gaza and political instability in the United States and elsewhere. The lasting impacts of these matters on the United States and broader global economy, including supply chain disruption, may have a significant continuing negative effect on our company and may continue to materially impact our company, our ability to conduct business, our financial condition and results of operations.

Reliance on information technology means a significant disruption could affect our communications and operations.

We increasingly rely on information technology systems for our internal communications, controls, reporting and relations with customers and suppliers, and information technology is becoming a significantly important tool for our sales staff. In addition, our reliance on information technology exposes us to cyber-security risks, which could have a material adverse effect on our ability to compete. Security and privacy breaches may expose us to liability and cause us to lose customers or may disrupt our relationships and ongoing transactions with other entities with whom we contract throughout our network. The failure of our information systems to function as intended, or the penetration by outside parties’ intent on disrupting business processes, could result in significant costs, loss of revenue, assets or personal or other sensitive data and reputational harm.

Security and privacy breaches may expose us to liability and cause us to lose customers.

Federal and state laws require us to safeguard our wholesalers’, retailers’, and consumers’ financial information, including credit information. Although we have established security procedures to protect against identity theft and the theft of our customers’ financial information, our security and testing measures may not prevent security breaches. We cannot guarantee that a future breach will not result in material liability or otherwise harm to our business. In the event of any such breach, we may be required to notify governmental authorities or consumers under breach disclosure laws, indemnify consumers, or other third parties for losses resulting from the breach, and expend resources investigating and remediating any vulnerabilities that contributed to the occurrence of the breach. We rely on third-party technology to safeguard the security of sensitive information in our possession. Advances in computer capabilities, new discoveries in the field of cryptography, inadequate facility security or other developments may result in a compromise or breach of the technology used by us to protect customer data. Any compromise of our security, even a security breach that does not result in a material liability could harm our reputation and, therefore, our business and financial condition. In addition, a party who can circumvent our security measures or exploit inadequacies in our security measures, could, among other effects, misappropriate proprietary information, cause interruptions in our operations or expose customers and other entities with which we interact to computer viruses or other disruptions. Actual or perceived vulnerabilities may lead to claims against us. Any insurance coverage that we obtain to cover such risks may be insufficient to cover all claims or losses. To the extent the measures we have taken prove to be insufficient or inadequate, we may become subject to litigation or administrative sanctions, which could result in significant fines, penalties or damages and harm to our reputation.

We may fail to manage our growth.

We have grown significantly in a short amount of time and intend to continue to grow in the future. However, any future growth will place additional demands on our resources, and we cannot be sure we will be able to manage our growth effectively. If we are unable to manage our growth while expanding the distribution of our products and increasing profit margins, or if new systems that we implement to assist in managing our growth do not produce the expected benefits, our business, financial position, results of operations and cash flows could be adversely affected. We may not be able to support, financially or otherwise, future growth, or hire, train, motivate and manage the required personnel. Our failure to manage growth effectively could also limit our ability to achieve our goals as they relate to streamlined sales, marketing and distribution operations and the ability to achieve certain financial metrics.

We are subject to fluctuations in our results that make it difficult to track trends and develop strategies in the short term.

In response to competitor actions and pricing pressures, we have engaged in significant use of promotional and sales incentives. We regularly review the results of our promotional spending activities and adjust our promotional spending programs to maintain our competitive position as well as to confirm compliance with our adult-focused marketing policies. Accordingly, unit sales volume and sales promotion costs in any period are not necessarily indicative of sales and costs that may be realized in subsequent periods. Additionally, promotional activity significantly increases net sales in the month in which it is initiated, and net sales are adversely impacted in the month after a promotion. Accordingly, based upon the timing of our marketing and promotional initiatives, we have and may continue to experience significant variability in our results, which could affect our ability to formulate strategies that allow us to maintain our market presence across volatile periods. If our fluctuations obscure our ability to track important trends in our key markets, it may have a material adverse effect on our business, results of operations and financial condition.

Adverse U.S. and global economic conditions could negatively impact our business, prospects, results of operations, financial condition or cash flows.

Our business and operations are sensitive to global economic conditions. These conditions include interest rates, energy costs, inflation, recession, fluctuations in debt and equity capital markets, and the general condition of the United States and world economies, including as a result of the effect of the COVID-19 pandemic. A material decline in the economic conditions affecting consumers, which cause a reduction in disposable income for the average consumer, may change consumption patterns, and may result in a reduction in spending on our product offerings or a switch to cheaper products or products obtained through illicit channels. As such, demand for our products may be particularly sensitive to economic conditions such as inflation, recession, high energy costs, unemployment, changes in interest rates and money supply, changes in the political environment, the ultimate effect on the economy of the COVID-19 pandemic and other factors beyond our control, any combination of which could result in a material adverse effect on our business, results of operations, and financial condition.

The departure of key management personnel and the failure to attract and retain talent could adversely affect our operations.

Our success depends upon the continued contributions of our senior management, especially our Executive Chairman, Barry Hopkins, Chief Executive Officer and President, Eric Mosser, our Chief Financial Officer, Treasurer and Secretary, Thomas Metzler, our Chief Operating Officer, Stephen Sheriff and our Chief Science & Regulatory Officer, Nirajkumar Patel. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Additionally, we may incur additional expenses to recruit and retain new executive officers. If any of our executive officers join a competitor or forms a competing company, we may lose some or all of our customers. Finally, we do not maintain “key person” life insurance on any of our executive officers. Because of these factors, the loss of the services of any of these key persons could adversely affect our business, financial condition, and results of operations.

Our insurance may be insufficient to cover losses that may occur as a result of our operations.

We currently maintain directors’ and officers’ liability insurance and property and general liability insurance. This insurance or other insurance we may elect to obtain may not be or remain available to us or be obtainable by us at commercially reasonable rates, and the amount of our coverage may not be adequate to cover any liability we incur. Future increases in insurance costs, coupled with the increase in deductibles, will result in higher operating costs and increased risk. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur such liability at a time when we were not able to obtain liability insurance, our business, results of operations and financial condition could be materially adversely affected.

We do not expect the assets acquired from GoFire will generate immediate revenue for us.

We purchased a certain vaporizer and inhalation-related patent portfolio from GoFire in May 2023 with the goal of diversifying our business and lessening our dependence on Bidi. We do not expect that the acquired assets will generate immediate revenue for us. While we will seek to monetize the acquired intellectual property, including through third-party licensing opportunities, we can give no assurances at this time that either (i) the patent applications we acquired will result in issued patents or (ii) we will be able to successfully monetize these assets.

Risks Related to Our Securities

Our Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”), and our Bylaws (our “Bylaws”), as well as the DGCL and certain regulations, could discourage or prohibit acquisition bids or merger proposals, which may adversely affect the market price of our common stock.

Provisions of our Certificate of Incorporation and Bylaws and the DGCL may discourage, delay or prevent a merger, acquisition, or other change in control that stockholders may consider favorable, including transactions in which our stockholders might otherwise receive a premium for their shares of our common stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management.

In addition, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder, which generally refers to a person which together with its affiliates owns, or within the last three years has owned, 15 percent or more of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that our stockholders could receive a premium for their common stock in an acquisition.

For so long as any shares of Series B Preferred Stock remain outstanding, the majority holders of the Series B Preferred Stock are entitled to designate one individual to be nominated to serve as a director on our board of directors.

For so long as any shares of Series B Preferred Stock remain outstanding, the majority holders of the Series B Preferred Stock (or the Majority Holders) will be entitled to designate one (1) individual to be nominated to serve as a director (who we refer to as the Series B Preferred Director) on our board of directors (or the Board). At each annual meeting of the stockholders of our company, or at any special meeting called for the purpose of electing directors, the Board shall nominate such designee for election. Unless the Board shall have received from the Majority Holders a written designation by March 1 of each calendar year of an individual other than the then-sitting Series B Preferred Director, the Board shall nominate the then-sitting Series B Preferred Director for re-election to the Board. The Series B Preferred Director is subject to any board of directors-related provisions that may be contained in our Certificate of Incorporation or Bylaws. The Majority Holders, voting as a single class at a meeting called for such purpose (or by written consent signed by the Majority Holders in lieu of such a meeting), have the sole right to remove the Series B Preferred Director from the Board. Any vacancy created by the removal, resignation or death of a Series B Preferred Director may solely be filled by the Majority Holders, voting as a single class, at a meeting called for such purpose (or by written consent signed by the Majority Holders in lieu of such a meeting). The Series B Preferred Director shall be entitled to receive similar compensation, benefits, reimbursement (including of reasonable travel expenses), indemnification and insurance coverage for his or her service as a director of our company as the other non-employee directors of on the Board. The initial Series B Preferred Director is Mr. James P. Cassidy. See below section entitled “Management” for further information regarding Mr. Cassidy. As a result of their Board appointment right, the Majority Holders could have a disproportionate impact on our governance and operations, which could have an adverse effect on our company.

The Series B Preferred Stock ranks senior to our common stock.

The Series B Preferred Stock ranks, with respect to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company, and redemption rights, senior to the common stock and each other class or series of securities now existing or hereafter authorized classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series B Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company, and redemption rights.

Future offerings of debt or equity securities may rank senior to our common stock.

We have a present need for additional capital, and we will likely continue to seek to raise new funding from time to time through the issuance of debt or equity securities. Our Board of Directors has the ability, without further approval of our stockholders, to issue debt or equity securities in the future, in addition to the Series B Preferred Stock, ranking senior to our common stock or otherwise incur additional indebtedness, it is possible that these securities or indebtedness will be governed by an indenture or other instrument containing covenants restricting our operating flexibility and limiting our ability to pay dividends to stockholders. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences, and privileges, including with respect to dividends, more favorable than those of our common stock and may result in dilution (perhaps significant) to our stockholders. Because our decision to issue debt or equity securities in any future offering or otherwise incur indebtedness will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of our future offerings or financings, any of which could reduce the market price of our common stock and dilute its value.

We may issue additional classes or series of preferred stock whose terms could adversely affect the voting power or value of our commons stock.

Our Certificate of Incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations, and relative rights, including preferences over our common stock respecting dividends and distributions, as our Board may determine. The terms of one or more additional classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or dividend or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock.

The market price for our common stock is volatile and has and will fluctuate.

The market price for shares of our common stock may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond our control, including the following: (i) actual or anticipated fluctuations in our quarterly financial results; (ii) recommendations by securities research analysts; (iii) changes in the economic performance or market valuations of other issuers that investors deem comparable to ours; (iv) addition or departure of our executive officers or members of our Board and other key personnel; (v) release or expiration of lock-up or other transfer restrictions on outstanding shares of common stock; (vi) sales or perceived sales of additional shares of our common stock; (vii) liquidity of our common stock; (viii) significant acquisitions or business combinations, strategic partnerships, joint ventures, or capital commitments by or involving us or our competitors; and (ix) news reports relating to trends, concerns, technological or competitive developments, regulatory changes, and other related issues in our industry or target markets. Financial markets often experience significant price and volume fluctuations that affect the market prices of equity securities of public entities and that are, in many cases, unrelated to the operating performance, underlying asset values or prospects of such entities. Accordingly, the market price of our shares of common stock may decline even if our operating results, underlying asset values or prospects have not changed.

Our common stock is listed on the Nasdaq but there can be no assurance that we will be able to comply with the continued listing standards of Nasdaq in the future, particularly since we are presently experiencing two Nasdaq continuing listing deficiencies.

Although our common stock is listed on Nasdaq, we cannot assure you that we will be able to comply with the standards that we are required to meet in order to maintain a listing of our common stock on Nasdaq in the future. Nasdaq listing rules require us to maintain certain closing bid price, stockholders’ equity, and other financial metric criteria, as well as certain corporate governance requirements, for our common stock to continue trading on Nasdaq. If we fail to comply with the continued listing standards, our common stock could be delisted.

We have been subject to Nasdaq listing deficiency issues in the past. On January 26, 2022, Nasdaq notified us that we were not in compliance with the requirement to maintain a minimum closing bid price of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2) (or the Bid Price Rule), because the closing bid price of our common stock was below $1.00 per share for 30 consecutive business days. While this listing deficiency was cured, on January 30, 2023, Nasdaq again notified us that we were not in compliance with the Bid Price Rule given that our common stock had traded at below $1.00 for 30 consecutive business days. On August 1, 2023, Nasdaq granted us a 180-day extension to comply with the Bid Price Rule until January 29, 2024, by which date we must evidence compliance with the Bid Price Rule for at least ten (10) consecutive business days. If compliance cannot be demonstrated by January 29, 2024, Nasdaq will provide written notification to us that our common stock will be delisted. In the event of such a notification, we may appeal Nasdaq’s determination.

Moreover, on November 7, 2023, we received written notice from Nasdaq stating that we failed to hold an annual meeting of shareholders within twelve (12) months after our fiscal year ended on October 31, 2022, as required by Nasdaq Listing Rule 5620(a) (or the Annual Meeting Listing Rule). We have until December 22, 2023 to submit a plan to regain compliance with the Annual Meeting Listing Rule.

There can be no assurances given that we will be able to cure these listing deficiencies. A failure to maintain listing on Nasdaq could have a material adverse effect on the liquidity and price of our common stock.

Future sales of shares of our common stock by our controlling shareholder or by our officers and directors may negatively impact the market price for our common stock.

Subject to compliance with applicable securities laws, our controlling shareholder Kaival Holdings as well as our directors and officers and their affiliates may sell some or all of their shares of our common stock in the future. No prediction can be made as to the effect, if any, such future sales of shares of our common stock may have on the market price of the shares of our common stock prevailing from time to time. However, the future sale of a substantial number of shares of our common stock by our directors and officers and their affiliates, or the perception that such sales could occur, could adversely affect prevailing market prices for our shares of our common stock.

The concentration of ownership among our officers, directors, and principal stockholders may prevent other stockholders from influencing significant corporate decisions and depress our stock price.

Based on the number of shares outstanding as of as of the date of this prospects, our officers, directors, and stockholders who hold at least 5% of our stock beneficially own a combined total of approximately 73.69% percent of our outstanding common stock, including shares of our common stock subject to stock options that are currently exercisable or are exercisable and that vest within 60 days after as of the date of this prospects. If these officers, directors, and principal stockholders or a group of our principal stockholders act together, they will be able to exert a significant degree of influence over our management and affairs and control matters requiring stockholder approval, including the election of directors and approval of mergers, business combinations, or other significant transactions. The interests of one or more of these stockholders may not always coincide with our interests or the interests of other stockholders. For instance, officers, directors, and principal stockholders, acting together, could cause us to enter into transactions or agreements that we would not otherwise consider. Similarly, this concentration of ownership may have the effect of delaying or preventing a change in control of our company otherwise favored by our other stockholders. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market price for their shares of our common stock. The concentration of ownership also may contribute to the low trading volume and volatility of our common stock.

Our common stock may become the target of a “short squeeze.”

Beginning in 2021, the securities of several companies have increasingly experienced significant and extreme volatility in stock price due to short sellers of shares of common stock and buy-and-hold decisions of longer investors, resulting in what is sometimes described as a “short squeeze.” Short squeezes have caused extreme volatility in those companies and in the market and have led to the price per share of those companies trading at a significantly inflated rate that is disconnected from the underlying value of the company. Sharp rises in a company’s stock price may force traders in a short position to buy stock to avoid even greater losses. Many investors who have purchased shares in those companies at an inflated rate face the risk of losing a significant portion of their original investment as the price per share has declined steadily as interest in those stocks has abated. We may be a target of a short squeeze, and investors may lose a significant portion or all their investment if they purchase our shares at a rate that is significantly disconnected from our underlying value.

If securities or industry analysts fail to continue publishing research about our business, if they change their recommendations adversely or if our results of operations do not meet their expectations, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. In addition, it is likely that in some future period our operating results will be below the expectations of securities analysts or investors. If one or more of the analysts who cover us downgrade our common stock, or if our results of operations do not meet their expectations, our stock price could decline.

We do not currently pay dividends on our shares of common stock and have no intention of paying dividends on shares of our common stock for the foreseeable future.

No dividends on the shares of our common stock have been paid by us to date. We do not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our Board, after considering a multitude of factors appropriate in the circumstances, including our operating results, financial condition, and current and anticipated cash needs. In addition, the terms of any future debt or credit facility may preclude us from paying any dividends unless certain consents are obtained, and certain conditions are met. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend. Unless our Board decides to pay dividends, our stockholders will be required to look at appreciation of our common stock to realize a gain on their investment. There can be no assurance that this appreciation will occur.

For as long as we are an “emerging growth company” we intend to take advantage of reduced disclosure and governance requirements applicable to emerging growth companies, which could result in our common stock being less attractive to investors and could make it more difficult for us to raise capital as and when we need it.

We are an “emerging growth company,” as defined in the JOBS Act, and we have taken advantage, and intend to continue to take advantage, of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Investors may find our common stock less attractive because we rely on these exemptions, which could contribute to a less active trading market for our common stock or volatility in our share price. In addition, we may be less attractive to investors, and it may be difficult for us to raise additional capital when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We may take advantage of these reporting exemptions until we are no longer an emerging growth company.

We have identified material weaknesses in our system of internal controls over financial reporting and, if we cannot remediate these material weaknesses, we may not be able to accurately report our financial condition, results of operations, or cash flows, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting that results in more than a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. Section 404 of Sarbanes-Oxley also generally requires an attestation from our independent registered public accounting firm on the effectiveness of our system of internal controls over financial reporting. However, if we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of the exemption permitting us not to comply with the independent registered public accounting firm attestation requirement.

Our management has identified, and we have disclosed, certain material weaknesses in our system of internal controls over financial reporting as of our fiscal quarter ended July 31, 2023. Specifically, our management has found that our internal control system over financial reporting was ineffective as of July 31, 2023, based on a determination that there was a lack of sufficient resources to provide adequate segregation of duties consistent with control objectives, the lack of sufficient and consistent real time remote communications, and the lack of a fully developed formal review process that includes multiple levels of review over financial disclosure and reporting processes.

To address these material weaknesses, and subject to the receipt of additional financing or cash flows, we have undertaken, and intend to continue to undertake, remediation measures to address such material weaknesses, including implementing prevent and detect internal control procedures pursuant to which we can ensure segregation of duties and hire additional resources to ensure appropriate review and oversight.

Our compliance with Section 404 of Sarbanes-Oxley will require that we incur substantial accounting expenses and spend significant management efforts. We may not be able to complete our evaluation, testing, and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our system of internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations, or cash flows. This may expose us, including individual executives, to potential liability which could significantly affect our business.

We cannot assure you that we will, in the future, identify areas requiring improvement in our system of internal controls over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial process and reporting in the future as we continue to grow. If we are unable to establish appropriate internal financial reporting controls and procedures, if we are unable to conclude that our system of internal controls over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our system of internal controls over financial reporting once that firm begins its audits of our systems of internal controls over financial reporting, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, cause investors to lose confidence in the accuracy and completeness of our financial reports, the market price of our common shares could decline, and we could be subject to sanctions or investigations by Nasdaq, the SEC, or other regulatory authorities. Failure to remedy any material weakness in our system of internal controls over financial reporting, or to implement or maintain other effective internal control systems required of public companies, could also restrict our future access to the capital markets.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. As of July 31, 2023, our Chief Executive Officer and our Chief Financial Officer concluded that the disclosure controls and procedures were not effective as of such date due to material weaknesses in internal controls identified above.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple errors or mistakes. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our internal controls system, misstatements, or insufficient disclosures due to error or fraud may occur and not be detected.

We have incurred, and will continue to incur, increased costs as a result of operating as a public company, and our management has been required, and will continue to be required, to devote substantial time to new compliance initiatives.

As a public company, we have incurred and are continuing to incur significant legal, accounting, and other expenses and these expenses may increase even more after we are no longer an “emerging growth company” and “smaller reporting company.” We are subject to the reporting requirements of the Exchange Act and the rules adopted, and to be adopted, by the SEC. Our management and other personnel devote a substantial amount of time to these compliance initiatives.

Moreover, these rules and regulations have substantially increased our legal and financial compliance costs and made some activities more time-consuming and costly. The increased costs can result in our reporting a net loss. These rules and regulations may make it more difficult and more expensive for us to maintain sufficient directors’ and officers’ liability insurance coverage. We cannot predict or estimate the amount or timing of additional costs we may continue to incur to respond to these requirements. The ongoing impact of these requirements could also make it more difficult for us to attract and retain qualified people to serve on our Board, our Board committees, or as executive officers.

USE OF PROCEEDS

We will not receive any of the proceeds from either (i) the GoFire Distribution or (ii) any sales of common stock by the GoFire Stockholders. All proceeds from the sale of the shares of common stock will be paid directly to the GoFire Stockholders. We would, however, receive proceeds upon the exercise of the Warrants held by the GoFire Stockholders which. Proceeds, if any, received from the exercise of such Warrants will be used for general corporate purposes and working capital or for other purposes that our Board of Directors, in their good faith, deem to be in the best interest of our company. No assurances can be given that any of such warrants will be exercised or that we will receive any cash proceeds upon such exercise if a cashless exercise is available.

DIVIDEND POLICY

We have not paid any dividends to our stockholders and do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board. Also, there are no restrictions which would limit our ability to pay dividends on common stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “KAVL”. The closing price of our common stock as reported by the Nasdaq Capital Market on December 8, 2023, was $0.239.

Holders of Record

On December 8, 2023, we had approximately 3,107 stockholders of record. As of the date of this prospectus, there were 58,661,090 shares of our common stock issued and outstanding. In addition, we believe that a significant number of beneficial owners of our common stock hold their shares in street name.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is designed to provide a reader of the financial statements with a narrative report on our financial condition, results of operations, and liquidity. This discussion and analysis should be read in conjunction with (i) our unaudited financial statements and notes thereto for the three and nine months ended July 31, 2023, included under Item 1 – Financial Statements in this prospectus and our audited financial statements and notes thereto for the year ended October 31, 2022, contained in our Annual Report on Form 10-K for the fiscal year ended October 31, 2022 (the “2022 Annual Report”). The following discussion contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations, and intentions. Our actual results could differ materially from those discussed in the forward-looking statements. Please also see the cautionary language at the beginning of this prospectus regarding forward-looking statements.

Please refer to the sections of this prospectus captioned “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements” for important information to be read in conjunction with the below discussion.

Overview

We are focused on growing and incubating innovative and profitable products into mature, dominant brands, with a current focus on the distribution of electronic nicotine delivery systems (or ENDS), also known as “e-cigarettes.” Our business plan is to seek to diversify into distributing other nicotine and non-nicotine delivery system products (including those related to hemp-derived cannabidiol (known as CBD) products.

Pursuant to the A&R Distribution Agreement, Bidi granted us an exclusive worldwide right to distribute Bidi’s ENDS as well as non-electronic nicotine delivery systems and related components (as more particularly set forth in the A&R Distribution Agreement and referred to herein as the products) for sale and resale to both retail level customers and non-retail level customers. Currently, the products consist solely of the “BIDI® Stick”, Bidi’s disposable, tamper resistant ENDS product made with medical-grade components, a UL-certified battery and technology designed to deliver a consistent vaping experience for adult smokers 21 and over. We presently distribute products to wholesalers and retailers of ENDS products, having ceased all direct-to-consumer sales in February 2021. Nirajkumar Patel, our Chief Science and Regulatory Officer and director and an indirect controlling stockholder of our company, owns Bidi.

BIDI® Stick comes in a variety of flavor options for adult cigarette smokers. We do not manufacture any of the products we resell. The BIDI® Stick is manufactured by Bidi. Pursuant to the terms of the A&R Distribution Agreement, Bidi provides us with all branding, logos, and marketing materials to use with our commercial partners in connection with our marketing and promotion of the products.

We process all sales made only to non-retail customers, with all sales to non-retail customers made through Bidi’s age-restricted website, www.wholesale.bidivapor.com. We ceased all direct-to-consumer sales in February 2021 in order to better ensure youth access prevention and to comply with the Prevent All Cigarette Trafficking (or PACT) Act. We provide all customer service and support at our own expense. We set the minimum prices for all sales made by us. We maintain adequate inventory levels of products in order to meet the demands of our non-retail customers and deliver the products sold to these customers.

A key third party collaborator of ours is QuikfillRx, LLC, (or QuikfillRx) a Florida limited liability company which recently began doing business as “Kaival Marketing Services” to better reflect its contributions to our company. QuikfillRx provides us with certain services and support relating to sales management, website development and design, graphics, content, public communication, social media, management and analytics, and market and other research. QuikfillRx provides these services to us pursuant to a Services Agreement, most recently amended on November 9, 2022, which has a current term ending on October 31, 2025 (subject to potential one-year extensions) and pursuant to which QuikfillRx receives monthly cash compensation and was granted certain equity compensation in the form of options.

We have also entered into key international licensing agreements with Philip Morris Products S.A. (or PMPSA), a wholly owned affiliate of Philip Morris International Inc. (or PMI).

On August 31, 2020, we formed Kaival Labs, Inc., a Delaware corporation (herein referred to as Kaival Labs), as a wholly owned subsidiary for the purpose of developing our own branded and white-label products and services, of which none has commenced as of the date of this prospectus. On March 11, 2022, we formed Kaival Brands International, LLC, a Delaware limited liability company (herein referred to as KBI), as a wholly owned subsidiary for the purpose of entering into an international licensing agreement with PMPSA.

Philip Morris Agreement and Royalty Revenues

On June 13, 2022, KBI entered into a Deed of Licensing Agreement (the “PMI License Agreement”), by and between KBI and PMPSA, effective as of May 13, 2022 (the “PMI Commencement Date”). Pursuant to the PMI License Agreement, KBI granted PMPSA an exclusive irrevocable license to use its technology, documentation, and intellectual property to make, distribute, and sell disposable nicotine e-cigarette products based on the intellectual property in certain international markets set forth in the PMI License Agreement (the “PMI Markets”).

On August 12, 2023, the Company executed and entered into a Deed of Amendment No. 1 (the “PMI License Amendment”) with PMPSA, Bidi and KBI. Pursuant to the PMI License Amendment (which has an effective date of June 30, 2023), resulting in a Net Reconciliation Payment to KBI. On September 8, 2023, the Company received both a reconciliation payment from PMPSA of $134,981 pursuant to this provision, and also received a royalty payment earned from July 1, 2023 through July 31, 2023, in the amount of $121,000.

We anticipate a progressively upward trajectory of increasing royalty payments earned through the PMI License Agreement. No assurances can be given, however, that the earned royalties will generate revenue for us in the future or otherwise create the value for our company that we anticipate.

GoFire Asset Acquisition

On May 30, 2023, we and Kaival Labs entered into the GoFire APA with GoFire. Pursuant to the terms of the GoFire APA, we purchased certain intellectual property assets of GoFire consisting of various patents and patent applications (which we refer to as the Purchased Assets) in exchange for equity securities of our company and certain contingent cash consideration. The Purchased Assets will be housed in Kaival Labs and consist of 12 existing and 46 pending patents with novel technologies related to vaporization and inhalation technologies. The patents and patent applications cover the U.S. and several international territories. The Purchased Assets also include four registered and two pending trademarks. The goal of this acquisition is to diversify our product offerings and create near and longer-term revenue opportunities in the form of potential licenses of the acquired technology and our development of new products based on the Purchased Assets. In the near term, we expect to seek third-party licensing opportunities in the cannabis, hemp/CBD, nicotine and nutraceutical markets. Longer term, we believe we can utilize the Purchased Assets to create innovative and market-disruptive products, including patent protected vaporizer devices and related hardware and software applications. No assurances can be given, however, that the Purchased Assets will generate revenue for us in the future or otherwise create the value for our company that we anticipate.

FDA PMTA Determinations, 11th Circuit Decision and Impact on Our Business

In September 2021, in connection with the Bidi’s Premarket Tobacco Product Application (or PMTA) process for BIDI® Stick, the U.S. Food and Drug Administration (or FDA) effectively “banned” non-tobacco flavored ENDS by denying nearly all then-pending PMTAs for such products (including Bidi’s). Following the issuance by the FDA of a related Marketing Denial Order (or MDO) regarding these ENDS products, manufacturers were required to stop selling non-tobacco flavored ENDS products. Bidi, along with nearly every other company in the ENDS industry, received a MDO for its non-tobacco flavored ENDS products. With respect to Bidi, the MDO covered all non-tobacco flavored BIDI® Sticks, including its Arctic (menthol) BIDI® Stick. As a result, beginning in September 2021, Bidi pursued multiple avenues to challenge the MDO. First, on September 21, 2021, separate from the judicial appeal of the MDO in its entirety, Bidi filed a 21 C.F.R. §10.75 internal FDA supervisory review request specifically of the decision to include the Arctic (menthol) BIDI® Stick in the MDO. In May 2022, the FDA issued a determination that it views the Arctic BIDI® Stick as a non-tobacco flavored ENDS product, and not strictly a menthol flavored product.

On September 29, 2021, Bidi petitioned the U.S. Court of Appeals for the Eleventh Circuit (or the 11th Circuit) to review the FDA’s denial of the PMTAs for its non-tobacco flavored BIDI® Stick ENDS (including the Arctic BIDI® Stick), arguing that it was arbitrary and capricious under the Administrative Procedure Act (or the APA), as well as ultra vires, for the FDA not to conduct any scientific review of Bidi’s comprehensive applications, as required by the Tobacco Control Act (or the TCA), to determine whether the BIDI® Sticks are “appropriate for the protection of the public health”. Bidi further argued that the FDA violated due process and the APA by failing to provide fair notice of the FDA’s new requirement for ENDS companies to conduct long-term comparative smoking cessation studies for their non-tobacco flavored products compared to tobacco-flavored ENDS products, and that the FDA should have gone through the notice and comment rulemaking process for this requirement.

On August 23, 2022, the 11th Circuit set aside (i.e., vacated) the MDO issued to the non-tobacco flavored BIDI® Sticks and remanded Bidi’s PMTA back to the FDA for further review. Specifically, the 11th Circuit held that the MDO was “arbitrary and capricious” in violation of the APA because the FDA failed to consider the relevant evidence before it, specifically Bidi’s aggressive and comprehensive marketing and sales-access-restrictions plans designed to prevent youth appeal and access.

The 11th Circuit’s opinion further indicated that the FDA did not properly review the data and evidence that it has long made clear are critical to the “appropriate for the protection of the public health” standard for PMTAs set forth in the Tobacco Control Act including, in Bidi’s case, “product information, scientific safety testing, literature reviews, consumer insight surveys, and details about our company’s youth access prevention measures, distribution channels, and adult-focused marketing practices,” which “target only existing adult vapor product users, including current adult smokers,” as well as our retailer monitoring program and state-of-the-art anti-counterfeit authentication system. Because a MDO must be based on a consideration of the relevant factors, such as the marketing and sales-access-restrictions plans, the denial order was deemed arbitrary and capricious, and vacated by the FDA.

The FDA did not appeal to the 11th Circuit’s decision. The FDA had until October 7, 2022 (45 days from the August 23, 2022 decision) to either request a panel rehearing or a rehearing “en banc” (a review by the entire 11th Circuit, not just the 3-judge panel that issued the decision), and until November 21, 2022 (90 days after the decision) to seek review of the decision by the U.S. Supreme Court. No request for a rehearing was filed, and no petition for a writ of certiorari was made to the Supreme Court.

In light of the 11th Circuit decision, we anticipate having the continued ability to market and sell the non-tobacco flavored BIDI® Sticks, subject to the FDA’s enforcement discretion, for the duration of the PMTA scientific review. The FDA has indicated that it is prioritizing enforcement of unauthorized ENDS against companies (1) that never submitted PMTAs, (2) whose PMTAs have been refused acceptance or filing by the FDA, (3) whose PMTAs remain subject to MDOs, and (4) that are continuing to market unauthorized synthetic nicotine products after the July 13, 2022 cutoff. As none of these scenarios apply to Bidi, we believe the current risk of FDA enforcement is low.

Since the PMTA was remanded, Bidi has continued to update its application with the results of new studies, including a nationwide population prevalence study on the BIDI® Stick that is currently undergoing peer review for publication.

Separately, on or about May 13, 2022, the FDA placed the tobacco-flavored Classic BIDI® Stick into the final Phase III scientific review, and in September 2022 completed a remote regulatory assessment of Bidi and its contract manufacturer in China, SMISS Technology Co. LTD, in relation to the pending PMTA for the Classic BIDI® Stick.

On March 20, 2023 Bidi received its anticipated deficiency letter for the Classic BIDI® Stick PMTA, outlining FDA’s remaining scientific questions, and provided a timely, comprehensive response on June 18, 2023.

In response to a separate court order from the Federal District Court in Maryland, the FDA has recently provided a timeline on anticipated reviews of certain “covered” PMTAs to be completed. Covered PMTAs are limited only to applications: 1) for new tobacco products that were on the market by Aug. 8, 2016; 2) that were timely-submitted by the Sept. 9, 2020 court-established deadline; and 3) for products sold under the brand names Vuse, Juul, NJOY, Logic, SMOK, Blu, Puff Bar or Suorin, or that reach 2% of total retail dollar sales as reported in the Total E-Cig Market and Players report or the Disposable E-Cig Market and Players report, as produced by Chicago-based NielsenIQ. BIDI® Stick: 1) was on the market prior to August 8, 2016; 2) are subject to PMTAs that were timely submitted by the September 9, 2020 deadline, and have now entered scientific review (in particular the Classic BIDI® Stick); and 3) has consistently been the number one disposable vape product for more than twenty-four months since 2021 and has consistently reached 2% of total retail dollar sales as previously reported in the Total E-Cig Market and Players report or the Disposable E-Cig Market and Players report, as produced by Chicago-based NielsenIQ.

The FDA anticipates action on:

52% of covered PMTAs by March 31;

53% of covered PMTAs by June 30;

55% of covered PMTAs by Sept. 30;

100% of covered PMTAs by Dec. 31.

Accordingly, we anticipate the PMTA for the Classic BIDI® Stick to be completed by December 31, 2023. No assurances can be given, however, that the FDA will issue a Marketing Grant Order for any product.

Material Items, Trends and Risks Impacting Our Business

We believe that the following items and trends may be useful in better understanding the results of our operations.

Dependence on Bidi and Nirajkumar Patel

We are wholly dependent on Bidi to supply the BIDI® Sticks to us for distribution. Accordingly, any supply or other issues that impact Bidi indirectly impact us and our ability to operate our business. Moreover, and while we are seeking to diversify our product offerings, the loss of our relationship with Bidi would substantially harm the viability of our business, which constitutes an on-going risk factor to our business.

Bidi is controlled by Nirajkumar Patel, our Chief Science and Regulatory Officer and a director of our company. Moreover, Kaival Holdings, an entity controlled by Mr. Patel, is our majority stockholder. In addition, our corporate headquarters is leased to us by an affiliate of Mr. Patel. Therefore, Mr. Patel has the power and ability to control or influence our business.

Dependence on QuikfillRx, LLC and Distributors

We are substantially dependent on QuikfillRx, LLC (d/b/a Kaival Marketing Services, or KMS) to provide key marketing, sales and other support services to us. In addition, we rely on third-party brokers and distributors to introduce and place our products into our historic foundation of convenience stores and more recently into new retail channels, including dollar, grocery and mass-merchandisers. The loss of one or more of these key relationships would have a material adverse effect on our business.

Ability to Develop and Monetize the GoFire Intellectual Property

We purchased certain vaporizer and inhalation-related technology from GoFire in May 2023 with the goal of diversifying our business and lessening our dependence on BIDI. We do not expect that the acquired assets will generate immediate revenue for us, and while we believe this to be a transformative acquisition for us and we are already seeking to develop and monetize the acquired assets, we can give no assurances at this time that either (i) the patent applications we acquired will eventuate in issued patents or (ii) we will be able to enter into successful monetizing arrangements with respect to these assets.

Nature of our Products and Regulation

Competition in the market for e-cigarettes from illicit sources may have an adverse effect on our overall sales volume, restricting our ability to increase selling prices and damaging our brand equity and reputation. Illicit trade and tobacco trafficking in the form of counterfeit products, smuggled genuine products, and locally manufactured products on which applicable taxes or regulatory requirements are evaded, represent a significant and growing threat to the legitimate tobacco industry, including the Bidi products we sell.

Although we combat counterfeiting of our products by engaging in certain tactics, such as requiring all sales force personnel to randomly collect our products from retailers in order to be tested by our quality control team, maintaining a quality control group that is responsible for identifying counterfeit products and surveillance of retailers we suspect are selling counterfeit products through our own secret shopper force, no assurance can be given that we will be able to detect or stop sales of all counterfeit products. In addition, while we may bring suits against retailers and distributors that sell certain counterfeit products, no assurance can be given that we will be successful in any such suits or that such suits will be successful in stopping other retailers or distributors from selling counterfeit products.

Our products (included in this context any products that we may develop from the GoFire Purchased Assets) are and will be heavily regulated by the FDA, which has broad regulatory powers. The market for ENDS products is subject to a great deal of uncertainty and is still evolving. ENDS products, having recently been introduced to market over the past 10 to 15 years, are at a relatively early stage of development, and represent core components of a market that is evolving rapidly, highly regulated, and characterized by a number of market participants. Rapid growth in the use of, and interest in, ENDS products is recent, and may not continue on a lasting basis. With respect to the GoFire Purchase Assets, the underlying technology touches on hemp/cannabis, nutraceutical and healthcare applications in addition to nicotine, all of which are heavily regulated by the FDA and other federal and state agencies. The demand and market acceptance for all of these products is subject to a high level of uncertainty. Therefore, we are subject to all the business risks associated with a new enterprise in an evolving market.

Some of our product offerings through Bidi are subject to developing and unpredictable regulation. Our products are sold through our distribution network and may be subject to uncertain and evolving federal, state, and local regulations, including hemp, non-THC cannabidiol (CBD) and other non-tobacco consumable products. Enforcement initiatives by those authorities are therefore unpredictable and impossible to anticipate. We anticipate that all levels of government, which have not already done so, are likely to seek in some way to regulate these products, but the type, timing, and impact of such regulations remains uncertain. With respect to CBD in particular, on January 26, 2023, the FDA announced that it would not initiate rulemaking to regulate CBD as a dietary food ingredient. Rather, after careful review, the FDA has concluded that a new regulatory pathway for CBD is needed and has further indicated that it is prepared to work with Congress to create a new regulatory pathway for CBD through legislation.

In addition to the de facto FDA flavor ban that has resulted from the denial of nearly all PMTAs for flavored ENDS, ENDS products that are non-tobacco flavored continue to face the threat of prohibition at the local level, as many state and local authorities and attorneys general push for bans or request the FDA to deny PMTAs for flavored ENDS. In addition, a number of states and localities have banned the sale of non-tobacco flavored tobacco products. Recently, for example, California passed Proposition 31, which prohibits the sale of non-tobacco flavored tobacco products, including e-cigarettes, in retail locations. Thus, the non-tobacco flavored BIDI® Sticks are not permitted to be sold in California retail locations. We anticipate more states and localities will take this approach. Several other states have banned flavored ENDS, including New York, New Jersey, Rhode Island, and Massachusetts, with several more considering similar bans (e.g., Maryland, and Connecticut).

Ability to Meet Demand for our Products

We believe that the matters described under “FDA PMTA Determinations, 11th Circuit Decision and Impact on Our Business” have increased demand for our products and have opened new distribution channels for us through which we can sell our products. However, a sharp increase in demand for products will require us to use cash and/or obtain financing in order to purchase products from Bidi for resale in the marketplace. As a result, we are faced with the risk that such cash or financing will not be available in sufficient amounts or on terms acceptable to us (or at all) to meet the market demand for products. Our inability to fulfill this demand will damage our reputation and could materially impact on our ability to increase sales of products which, in turn, would adversely impact the results of our operations.

Inflation

Consumer purchases of tobacco products are historically affected by economic conditions, such as changes in employment, salary and wage levels, the availability of consumer credit, inflation, interest rates, fuel prices, sales taxes, and the level of consumer confidence in prevailing and future economic conditions. The U.S. has been experiencing an environment of material inflation in recent quarters, and this condition may impact discretionary consumer purchases, such as the BIDI® Stick. Demand for our products may also decline during recessionary periods or at other times when disposable income is lower, and taxes may be higher.

Supply Chain

The spread of COVID-19 throughout the world as well as increasing tensions with China over the past several years and Russia’s February 2022 invasion of Ukraine has created global economic uncertainty, which may cause partners, suppliers, and potential customers to closely monitor their costs and reduce activities. Any of the foregoing could materially adversely affect the supply chain for Bidi and our products, and any supply chain distribution for products could have a materially adverse effect on the results of operations.

Corporate History

We were incorporated on September 4, 2018, in the State of Delaware. Effective July 12, 2019, we changed our corporate name from Quick Start Holdings, Inc. to Kaival Brands Innovations Group, Inc. The name change was affected through a parent/subsidiary short-form merger of Kaival Brands Innovations Group, Inc., our wholly owned Delaware subsidiary formed solely for the purpose of the name change, with and into us. We were the surviving entity.

Change of Control

On February 6, 2019, we entered into a Share Purchase Agreement (the “Share Purchase Agreement”), by and among us, GMRZ Holdings LLC, a Nevada limited liability company (“GMRZ”), our then-controlling stockholder, and Kaival Holdings, pursuant to which, on February 20, 2019, GMRZ sold 504,000,000 shares of our restricted common stock, representing approximately 88.06% of our then issued and outstanding shares of common stock, to Kaival Holdings, and Kaival Holdings paid GMRZ consideration in the amount set forth in the Share Purchase Agreement. The consummation of the transactions contemplated by the Share Purchase Agreement resulted in a change in control, with Kaival Holdings becoming our majority stockholder. Nirajkumar Patel and Eric Mosser are members of Kaival Holdings, and Mr. Patel controls Kaival Holdings.

Current Product Offerings

Pursuant to the A&R Distribution Agreement, we sell and resell electronic nicotine delivery systems, which it may refer to herein as “ENDS”, or “e-cigarettes”, to non-retail level customers. The sole product we currently resell is the “BIDI® Stick,” a disposable, tamper-resistant ENDS product that comes in a variety of flavor options for adult cigarette smokers. We do not manufacture any of the products we resell. The BIDI® Stick is manufactured by Bidi. Pursuant to the terms of the A&R Distribution Agreement, Bidi provides us with all branding, logos, and marketing materials to be utilized by us in connection with its marketing and promotion of products.

Other Potential Product Offerings

On July 14, 2021, we announced plans to launch our first Kaival-branded product, a hemp CBD vaping product. In addition to our branded formulation, we anticipate that we will also provide white labels and wholesale solutions for other product manufacturers through our subsidiary, Kaival Labs. We have not yet launched any branded product, nor has have begun to provide white label wholesale solutions for other product manufacturers, but the diversification of the types of products we distribute is an important part of our growth strategy.

Assuming we launch a hemp CBD product, of which there can be no assurances, we intend that all CBD products will be produced and distributed strictly in compliance under the Agriculture Improvement Act of 2018 (known as the 2018 Farm Bill), which defines hemp as the plant cannabis sativa and any part of the plant with a delta-9 THC concentration of not more than 0.3 percent by dry weight. According to the 2018 Farm Bill, hemp-derived products can be offered for retail sale in many forms: smoke, pouch, tinctures, topicals, capsules, vape oil and gummies/edibles. We plan to utilize Bidi’s patented BIDI® Stick delivery mechanism in order to provide a similar, premium experience in the initial CBD product line. We expect our industrial-grade hemp CBD formula to provide greater bioavailability than many market peers, resulting in a better consumer experience in less usage. On January 26, 2023, the FDA announced that it would not initiate rulemaking to regulate CBD as a dietary food ingredient. Rather, after careful review, the FDA has concluded that a new regulatory pathway for CBD is needed that balances individuals’ desire for access to CBD products with the regulatory oversight needed to manage risks. The FDA further indicated that it is prepared to work with Congress on this matter.

In addition, in May 2023 we acquired 12 existing and 46 pending patents with novel technologies related to vaporization and inhalation technologies from GoFire. The GoFire patent portfolio includes novel technologies across extrusion dose control, product preservation, tracking and tracing usage, multiple modalities (i.e., different methods of vaporizing) and child safety. The patents and patent applications cover territories including the United States, Australia, Canada, China, the EPO (European Patent Organization), Israel, Japan, Mexico, New Zealand and South Korea. The portfolio also includes a proprietary mobile device software application that is used in conjunction with certain patents in the portfolio.

In the near term, we expect to seek third-party licensing opportunities in the cannabis, hemp/CBD, nicotine and nutraceutical markets, as a means of monetizing our new patents. Longer term, we believe we can utilize the acquired patents to create innovative and market-disruptive products for its growing base of adult consumers, including patent protected vaporizer devices and related hardware and software applications.

 As described above, we hope to generate revenue from this acquired intellectual property via licensing and product development activities. However, there can be no assurance that we will be able to implement this strategy.

PMI Licensing Agreement and International Distribution

On June 13, 2022, we, through our wholly owned subsidiary, KBI, entered into the PMI License Agreement with PMPSA, a wholly owned affiliate of PMI, for the development and distribution of ENDS products in certain markets outside of the United States, subject to market (or regulatory assessment). The PMI License Agreement grants to PMPSA a license of certain intellectual property rights relating to Bidi’s ENDS device, known as the BIDI® Stick in the United States, as well as potentially newly developed devices, to permit PMPSA to manufacture, promote, sell, and distribute such ENDS device and newly developed devices, in international markets, outside of the United States.

On July 25, 2022, we announced the launch of PMPSA’s custom-branded self-contained e-vapor product, pursuant to the licensing agreement. The product, a self-contained e-vapor device, VEEBA, has been custom developed and was initially distributed in Canada. VEEBA was then commercially launched by PMPSA in Europe in February 2023, with additional market launches planned this year. VEEBA was recently rebranded VEEV NOW.

On August 12, 2023, the Company executed and entered into a Deed of Amendment No. 1 (the “PMI License Amendment”) with PMPSA, Bidi and KBI. Pursuant to the PMI License Amendment (which was effective on June 30, 2023), resulting in a Net Reconciliation Payment to KBI and ongoing quarterly royalty payments.

Going Concern

Our financial statements are prepared in accordance with U.S. GAAP applicable to a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business within one year after the date the consolidated financial statements are issued.

In accordance with Financial Accounting Standards Board (or FASB), Accounting Standards Update (or ASU) No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40), our management evaluates whether there are conditions or events, considered in aggregate, that raise substantial doubt about our ability to continue as a going concern within one year after the date that the financial statements are issued. As shown in the accompanying consolidated financial statements, we have incurred significant recurring losses, which raises substantial doubt about our ability to continue as a going concern.

Management plans to continue similar operations with increased marketing, which the Company believes will result in increased revenue and net income to improve cash flow from operations.

However, there is no assurance that the Company’s plans will be able to generate expected or greater amounts of revenues or ever achieve profitability, due to the current economic climate in the United States and globally, the regulation and public perception of ENDS products and the various other risks faced by the Company. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these or other risks or uncertainties.

Liquidity and Capital Resources

We believe we will not have sufficient cash on hand as of the date of this prospectus to support our operations for at least 12 months. As of July 31, 2023, we had working capital of approximately $2.4 million and total cash of approximately $1.0 million.

We intend to generally rely on cash from operations and equity and debt offerings to the extent necessary and available, to satisfy our liquidity needs. There are several factors that could result in the need to raise additional funds, including a decline in revenue, a lack of anticipated sales growth, increased costs and our potential plan to redeem for cash the shares of our Series B Preferred Stock issued in connection with our GoFire asset purchase in May 2023. Our efforts are directed toward generating positive cash flow and, ultimately, profitability. If these efforts are not successful, we will very likely need to raise additional capital. Should capital not be available to us at reasonable terms, other actions may become necessary in addition to cost control measures and continued efforts to increase sales. These actions may include exploring strategic options for the sale of our company, the creation of joint ventures or strategic alliances under which we will pursue business opportunities, or other alternatives. We believe we have the financial resources to weather any short-term impacts of the FDA’s PMTA process and Bidi’s receipt of a MDO from the FDA, which has now been set aside and remanded by the 11th Circuit. At this time, we do foresee the likely need for further strategic financing for the next twelve months, given the financing we completed in September 2021 and our continual sales growth efforts and our operating cash results.

Cash Flows:

Net cash flows used in operations was approximately $(2.8) million for the first nine months of fiscal year 2023, compared to $(6.0) million used in operations for the nine months of fiscal year 2022. The decrease in cash flow used by operations for the nine months of fiscal year 2023 compared to the nine months of fiscal 2022 was primarily due to changes in related party accounts payable and income tax receivable.

Net cash flows used in investing activities was approximately $315,769 for the nine months of fiscal year 2023, compared to zero cash flow used in investing activities for the nine months of fiscal year 2022. The cash used in investing activities for the nine months of fiscal year 2023 consisted of cash used for the purchase of warehouse equipment and used for the transaction acquisition costs associated with the purchase of the GoFire, LLC patents.

Net cash flows provided by financing activities was approximately $483,078 for the nine months of fiscal year 2023, compared to $1.5 million provided by financing activities for the nine months of fiscal year 2022. The cash provided by financing activities for the nine months of fiscal year 2023 consisted primarily of short-term financing.

Results of Operations

Three months ended July 31, 2023, compared to three months ended July 31, 2022

Revenues:

Revenues for the third quarter of fiscal year 2023 were approximately $3.6 million, compared to approximately $3.8 million in the same period of the prior fiscal year. Revenues were flat in the second quarter of 2023, primarily due to credits/discounts/rebates issued to customers. We do not anticipate this trend to continue as renewed distribution ramps up and sales of non-tobacco flavored BIDI® Sticks increase, and even more so now that the MDO has been vacated, which allows us to continue marketing and selling products, subject to the FDA’s enforcement discretion.

Cost of Revenue, Net and Gross Profit (Loss):

Gross (loss) profit in the third quarter of fiscal year 2023 was approximately $1.3 million, or approximately 36.3% of revenues, net, compared to approximately $0.4 million gross profit or approximately 11.5%, of revenues, net, for the third quarter of fiscal year 2022. Total cost of revenue, net was approximately $2.3 million, or approximately 63.7% of revenue, net for the third quarter of fiscal year 2023, compared to approximately $3.4 million, or approximately 88.5% of revenue, net for the third quarter of fiscal year 2022. The increase in gross profit is primarily driven by improved cost per sticks during the third quarter of fiscal year 2023.

Operating Expenses:

Total operating expenses were approximately $3.0 million for the third quarter of fiscal year 2023, compared to approximately $4.3 million for the third quarter of fiscal year 2022. For the third quarter of fiscal year 2023, operating expenses consisted primarily of advertising and promotion fees of approximately $0.6 million, stock option expense of approximately $0.6 million, professional fees of approximately $0.7 million, and all other general and administrative expenses of approximately $1.1 million. General and administrative expenses in the third quarter of fiscal year 2023 consisted primarily of salaries and wages, stock option expense, insurance, lease expense, project expenses, banking fees, business fees and state and franchise taxes. For the third quarter of fiscal year 2022, operating expenses were approximately $4.3 million, consisting primarily of advertising and promotion fees of approximately $0.7 million, stock option expense of $1.9 million, professional fees totaling approximately $0.9 million, and all other general and administrative expenses of approximately $0.8 million. General and administrative expenses consisted primarily of salaries and wages, insurance, banking fees, business fees, and other service fees. We expect future operating expenses to increase while we increase the footprint of our business and generate increased sales growth.

Income Taxes:

During the three months ended July 31, 2023, we did not accrue a tax provision for income taxes, due to the pre-tax loss of approximately ($1.8) million, similarly we did not accrue a tax provision for income taxes, due to the pre-tax loss of approximately ($3.9) million for the three months ended July 31, 2022.

Net Loss:

As a result of the items noted above, the net loss for the third quarter of fiscal year 2023 was approximately $1.8 million, or $0.03 basic and diluted net loss per share, compared to a net loss of approximately $3.9 million, or $0.09 basic and diluted net loss per share, for the third quarter of fiscal year 2022. The decrease in the net loss for the third quarter of fiscal year 2023, as compared to the third quarter of fiscal year 2022, is primarily attributable to the increase revenues and decrease in customer credits/discounts/rebates, as noted above.

Nine months ended July 31, 2023, compared to nine months ended July 31, 2022

Revenues:

Revenues for the nine months of fiscal year 2023 were approximately $9.1 million, compared to $9.7 million in the same period of the prior fiscal year.

Revenues decreased in the nine months of fiscal year 2023 compared to fiscal year 2022, generally do to credits/discounts/rebates issued to customers. We do not anticipate this trend to continue as renewed distribution ramps up and sales of non-tobacco flavored BIDI® Sticks increase, and even more so now that the MDO has been vacated, which allows us to continue marketing and selling products, subject to the FDA’s enforcement discretion.

Cost of Revenue and Gross Profit (Loss):

Gross profit in the nine months of fiscal year 2023 was approximately $1.7 million, compared to gross profit of approximately $0.1 million for the nine months of fiscal year 2022. Total cost of revenue was approximately $7.4 million for the nine months of fiscal year 2023, compared to $9.6 million for the nine months of fiscal year 2022. Therefore, the increase in gross profit of approximately $1.6 million, compared to gross profit of approximately $0.1 million for the nine-month period of fiscal year 2022 is primarily driven by the decrease in the cost of revenue, totaling approximately $2.0 million, resulting in an increase in gross profit of approximately $1.6 million during the nine months ended July 31, 2023.

Operating Expenses:

Total operating expenses were approximately $10.3 million for the first nine months of fiscal year 2023, compared to approximately $11.8 million for the first nine months of fiscal year 2022. For the first nine months of fiscal year 2023, operating expenses consisted of advertising and promotion fees of approximately $1.8 million, stock option expense of approximately $3.4 million, professional fees of approximately $2.3 million, and all other general and administrative expenses of approximately $2.8 million. General and administrative expenses in the third quarter of fiscal year 2023 consisted primarily of salaries and wages, insurance, lease expense, project expenses, banking fees, business fees and state and franchise taxes. For the first nine months of fiscal year 2022, operating expenses were approximately $11.8 million, consisting primarily of advertising and promotion fees of approximately $2.0 million, stock option expense of $4.8 million, professional fees totaling approximately $2.4 million, and all other general and administrative expenses of approximately $2.6 million. General and administrative expenses consisted primarily of salaries and wages, insurance, banking fees, business fees, and other service fees. We expect future operating expenses to increase while we increase the footprint of our business and generate increased sales growth.

Income Taxes:

During the nine months ended July 31, 2023, we did not accrue a tax provision for income taxes, due to the pre-tax loss of approximately ($8.8) million, similarly we did not accrue a tax provision for income taxes, due to the pre-tax loss of approximately ($11.7) million for the nine months ended July 31, 2022.

Net Income (Loss):

Net loss for the first nine months of fiscal year 2023 was approximately $8.8 million, or $0.16 basic and diluted earnings per share, compared to net loss for the first nine months of fiscal year 2022, which was approximately $11.7 million, or $0.34 basic and diluted earnings per share. The decrease in the net loss for the first nine months of fiscal year 2023, as compared to the first nine months of fiscal year 2022, is primarily attributable to the decreased revenues and the decrease in cost of sales.

Critical Accounting Policies and Estimates

There have been no material changes to our critical accounting policies and estimates during the nine months ended July 31, 2023, from those disclosed in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of our 2022 Annual Report for the year ended October 31, 2022.

Emerging Growth Company

We are an “emerging growth company,” that is exempt from certain financial disclosure and governance requirements for up to five years as defined in the Jumpstart Our Business Startups Act of 2012 (or the JOBS Act). The JOBS Act eases restrictions on the sale of securities and increases the number of stockholders a company must have before becoming subject to the SEC’s reporting and disclosure rules. We have not elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

BUSINESS

Overview

We are focused on growing and incubating innovative and profitable products into mature, dominant brands, with a current focus on the distribution of ENDS products, also known as “e-cigarettes”. Our business plan is to seek to diversify into distributing other nicotine and non-nicotine delivery system products (including those related to hemp-derived cannabidiol (known as CBD) products.

On March 9, 2020, we entered into the exclusive Distribution Agreement with our affiliate Bidi, which Distribution Agreement was amended and restated on May 21, 2020, April 20, 2021, on June 10, 2022, and on November 17, 2022 (collectively, the A&R Distribution Agreement). Pursuant to the A&R Distribution Agreement, Bidi granted us an exclusive worldwide right to distribute Bidi’s ENDS as well as non-electronic nicotine delivery systems and related components (as more particularly set forth in the A&R Distribution Agreement) for sale and resale to both retail level customers and non-retail level customers. Currently, the products consist solely of the “BIDI® Stick”, Bidi’s disposable, tamper resistant ENDS product made with medical-grade components, a UL-certified battery and technology designed to deliver a consistent vaping experience for adult smokers 21 and over. We presently distribute products to wholesalers and retailers of ENDS products, having ceased all direct-to-consumer sales in February 2021.Nirajkumar Patel, our Chief Science and Regulatory Officer and director and an indirect controlling shareholder of our company, owns Bidi.

BIDI® Stick comes in a variety of flavor options for adult cigarette smokers. We do not manufacture any of the products we resell. The BIDI® Stick is manufactured by Bidi. Pursuant to the terms of the A&R Distribution Agreement, Bidi provides us with all branding, logos, and marketing materials to use with our commercial partners in connection with our marketing and promotion of Bidi products.

The A&R Distribution Agreement extends the previous one-year, annual renewable term to an initial term of ten years, which automatically renews for another ten-year term if we satisfy certain minimum purchase thresholds. The A&R Distribution Agreement also provides us with a right of first refusal in the event Bidi receives an offer that would constitute a “change of control transaction,” as well as a right of first refusal to act as the exclusive distributor of any and all future products of Bidi that arise out of or related to ENDS and components related to ENDS, or arise out of or related to the tobacco-derived nicotine industry.

In connection with the A&R Distribution Agreement, we entered into non-exclusive sub-distribution agreements, some of which were subsequently amended and restated by the parties in order to clarify certain provisions (all such sub-distribution agreements, as amended and restated, are collectively referred to as the Sub-Distribution Agreements), whereby we appointed the counterparties as non-exclusive sub-distributors. Pursuant to the Sub-Distribution Agreements, the sub-distributors agreed to purchase for resale products in such quantities as they should need to properly service non-retail customers within the continental United States (or the Territory).

We process all sales made only to non-retail customers, with all sales to non-retail customers made through Bidi’s age-restricted website, www.wholesale.bidivapor.com. We ceased all direct-to-consumer sales in February 2021 in order to better ensure youth access prevention and to comply with the Prevent All Cigarette Trafficking Act (known as the PACT Act). We provide all customer service and support at our own expense. We set the minimum prices for all sales made by us. We maintain adequate inventory levels of products in order to meet the demands of our non-retail customers and deliver products sold to these customers.

A key third party collaborator of ours is QuikfillRx, a Florida limited liability company which recently began doing business as “Kaival Marketing Services” to better reflect its contributions to our company. QuikfillRx provides us with certain services and support relating to sales management, website development and design, graphics, content, public communication, social media, management and analytics, and market and other research. QuikfillRx provides these services to us pursuant to a Services Agreement, most recently amended on November 9, 2022, which has a current term ending on October 31, 2025 (subject to potential one-year extensions) and pursuant to which QuikfillRx receives monthly cash compensation and was granted certain equity compensation in the form of options.

On August 31, 2020, we formed Kaival Labs as a wholly owned subsidiary for the purpose of developing our own branded and white-label products and services. We have not yet launched any Kaival-branded products, nor has it begun to provide white label wholesale solutions for other product manufacturers. We may also utilize Kaival Labs to acquire or license complimentary businesses or assets. On May 30, 2023, through Kaival Labs, we acquired certain vaporization and inhalation-related intellectual property from GoFire in exchange for equity securities for our company and contingent cash consideration. The goal of this acquisition is to diversify our product offerings and create near and longer-term revenue opportunities in the form of potential licenses of the acquired technology and our development of new products based on the purchased assets. In the near term, we expect to seek third-party licensing opportunities in the cannabis, hemp/CBD, nicotine and nutraceutical markets. Longer term, we believe we can utilize the purchased assets to create innovative and market-disruptive products, including patent protected vaporizer devices and related hardware and software applications. No assurances can be given, however, that the GoFire assets will generate revenue for us in the future or otherwise create the value for our company that we anticipate.

On March 11, 2022, we formed KBI as a wholly owned subsidiary of our company, for the purpose of entering into an international licensing agreement with PMPSA, a wholly owned affiliate of Philip Morris International Inc.

FDA PMTA Determinations, 11th Circuit Decision and Impact on Our Business

In September 2021, in connection with the Bidi’s PMTA process for BIDI® Stick, the FDA effectively “banned” flavored ENDS by denying nearly all then-pending PMTAs for such products (including Bidi’s). Following the issuance by the FDA of a related MDO regarding these ENDS products, manufacturers were required to stop selling non-tobacco flavored ENDS products. Bidi, along with nearly every other company in the ENDS industry, received a MDO for its non-tobacco flavored ENDS products. With respect to Bidi, the MDO covered all non-tobacco flavored BIDI® Sticks, including its Arctic (menthol) BIDI® Stick. As a result, beginning in September 2021, Bidi pursued multiple avenues to challenge the MDO. First, on September 21, 2021, separate from the judicial appeal of the MDO in its entirety, Bidi filed a 21 C.F.R. §10.75 internal FDA review request specifically of the decision to include the Arctic (menthol) BIDI® Stick in the MDO. In May 2022, the FDA issued a determination that it views the Arctic BIDI® Stick as a flavored ENDS product, and not strictly a menthol flavored product.

On September 29, 2021, Bidi petitioned the 11th Circuit to review the FDA’s denial of the PMTAs for its non-tobacco flavored BIDI® Stick ENDS (including the Arctic BIDI® Stick), arguing that it was arbitrary and capricious under the APA, as well as ultra vires, for the FDA not to conduct any scientific review of Bidi’s comprehensive applications, as required by the TCA, to determine whether the BIDI® Sticks are “appropriate for the protection of the public health”. Bidi further argued that the FDA violated due process and the APA by failing to provide fair notice of the FDA’s new requirement for ENDS companies to conduct long-term comparative smoking cessation studies for their flavored products, and that the FDA should have gone through the notice and comment rulemaking process for this requirement.

On October 14, 2021, Bidi requested that the FDA re-review the MDO and reconsider its position that Bidi did not include certain scientific data in its applications sufficient to allow the PMTAs to proceed to scientific review. In light of this request, on October 22, 2021, pursuant to 21 C.F.R. § 10.35(a), the FDA issued an administrative stay of Bidi’s MDO pending its re-review. Subsequently, the FDA decided not to rescind the MDO and lifted its administrative stay on December 17, 2021. Following the lifting of the FDA’s administrative stay, Bidi filed a renewed motion to stay the MDO with the 11th Circuit. On February 1, 2022, the 11th Circuit granted Bidi’s motion to stay (i.e., put on hold) the MDO, pending the litigation on the merits. Oral arguments in the merits-based proceeding were held on May 17, 2022.

On August 23, 2022, the 11th Circuit set aside (i.e., vacated) the MDO issued to the non-tobacco flavored BIDI® Sticks and remanded Bidi’s PMTA back to the FDA for further review. Specifically, the 11th Circuit held that the MDO was “arbitrary and capricious” in violation of the APA because the FDA failed to consider the relevant evidence before it, specifically Bidi’s aggressive and comprehensive marketing and sales-access-restrictions plans designed to prevent youth appeal and access.

The 11th Circuit’s opinion further found that the FDA did not properly review the data and evidence that it has long made clear are critical to the “appropriate for the protection of the public health” standard for PMTAs set forth in the Tobacco Control Act including, in Bidi’s case, “product information, scientific safety testing, literature reviews, consumer insight surveys, and details about the company’s youth access prevention measures, distribution channels, and adult-focused marketing practices,” which “target only existing adult vapor product users, including current adult smokers,” as well as our retailer monitoring program and state-of-the-art anti-counterfeit authentication system. Because a MDO must be based on a consideration of the relevant factors, such as the marketing and sales-access-restrictions plans, the denial order was deemed arbitrary and capricious, and vacated by the FDA.

The FDA did not appeal to the 11th Circuit’s decision. The FDA had until October 7, 2022 (45 days from the August 23, 2022 decision) to either request a panel rehearing or a rehearing “en banc” (a review by the entire 11th Circuit, not just the 3-judge panel that issued the decision), and until November 21, 2022 (90 days after the decision) to seek review of the decision by the U.S. Supreme Court. No request for a rehearing was filed, and no petition for a writ of certiorari was made to the Supreme Court.

In light of the 11th Circuit decision, we anticipate having the continued ability to market and sell the non-tobacco flavored BIDI® Sticks, subject to FDA’s enforcement discretion, for the duration of the PMTA scientific review. The FDA has indicated that it is prioritizing enforcement of unauthorized ENDS against companies (1) that never submitted PMTAs, (2) whose PMTAs have been refused acceptance or filing by the FDA, (3) whose PMTAs remain subject to MDOs, and (4) that are continuing to market unauthorized synthetic nicotine products after the July 13, 2022, cutoff. As none of these scenarios apply to Bidi, we believe the current risk of FDA enforcement is low.

Separately, on or about May 13, 2022, the FDA placed the tobacco-flavored Classic BIDI® Stick into the final Phase III scientific review.

Other Potential Product Offerings

On July 14, 2021, we announced plans to launch our first Kaival-branded product, a hemp CBD vaping product. In addition to our branded formulation, we anticipate that we will also provide white labels and wholesale solutions for other product manufacturers through our subsidiary, Kaival Labs. We have not yet launched any branded product, nor has have begun to provide white label wholesale solutions for other product manufacturers, but the diversification of the types of products we distribute is an important part of our growth strategy.

Assuming we launch a hemp CBD product, of which there can be no assurances, we intend that all CBD products will be produced and distributed strictly in compliance under the Agriculture Improvement Act of 2018 (known as the 2018 Farm Bill), which defines hemp as the plant cannabis sativa and any part of the plant with a delta-9 THC concentration of not more than 0.3 percent by dry weight. According to the 2018 Farm Bill, hemp-derived products can be offered for retail sale in many forms: smoke, pouch, tinctures, topicals, capsules, vape oil and gummies/edibles. We plan to utilize Bidi’s patented BIDI® Stick delivery mechanism in order to provide a similar, premium experience in the initial CBD product line. We expect our industrial-grade hemp CBD formula to provide greater bioavailability than many market peers, resulting in a better consumer experience in less usage. On January 26, 2023, FDA announced that it would not initiate rulemaking to regulate CBD as a dietary food ingredient. Rather, after careful review, the FDA has concluded that a new regulatory pathway for CBD is needed that balances individuals’ desire for access to CBD products with the regulatory oversight needed to manage risks. FDA further indicated that it is prepared to work with Congress on this matter.

In addition, in May 2023 we acquired 12 existing and 46 pending patents with novel technologies related to vaporization and inhalation technologies from GoFire. The GoFire patent portfolio includes novel technologies across extrusion dose control, product preservation, tracking and tracing usage, multiple modalities (i.e., different methods of vaporizing) and child safety. The patents and patent applications cover territories including the United States, Australia, Canada, China, the EPO (European Patent Organization), Israel, Japan, Mexico, New Zealand and South Korea. The portfolio also includes a proprietary mobile device software application that is used in conjunction with certain patents in the portfolio.

In the near term, we expect to seek third-party licensing opportunities in the cannabis, hemp/CBD, nicotine and nutraceutical markets, as a means of monetizing our new patents. Longer term, we believe we can utilize the acquired patents to create innovative and market-disruptive products for its growing base of adult consumers, including patent protected vaporizer devices and related hardware and software applications.

As described above, we hope to generate revenue from this acquired intellectual property via licensing and product development activities. However, there can be no assurance that we will be able to implement this strategy.

Recycling Program

In addition to our current product offerings, we launched our recycling program, Bidi Cares, in the spring of 2020, that provides an opportunity for its adult (21 years of age or older) customers to recycle their BIDI® Sticks and be rewarded with a free BIDI® Stick after recycling ten used BIDI® Sticks. Each BIDI® Stick contains UL 8139 Certified batteries, which are high-quality, recyclable batteries that are distinguishable from batteries used in other ENDS products. Bidi invests in recyclable batteries as a more sustainable solution to reduce electronic waste. This program is currently on-hold pending the outcome of negotiations with the USPS to allow for the shipment of recycled ENDS products.

Marketing Strategy

Currently, we market and place our ENDS products into national distribution channels through long-standing industry relationships in accordance with the A&R Distribution Agreement and with the assistance of QuikfillRx. We process all sales made to non-retail customers.

Our long-term marketing strategy remains based on FDA compliance and our commitment to preventing underage access to our ENDS products. As such, we steer away from social media marketing and, instead, are more focused on ground-level marketing and advertising within authorized retailer locations (i.e., advertisement on retail partners’ back-bar tobacco products area). Part of this ground-level marketing effort focuses on supporting our authorized partner stores and distributors in spreading brand awareness of our ENDS products to their adult (21 years of age and older) consumer base by providing in-store marketing materials. Additionally, we supplement these efforts with informational videos on Bidi’s fight against underage access to vape products and content on what makes the BIDI® Stick unique, among other types of content.

Retail stores also have access to online informative videos about the Bidi story, which can be used to educate and assist in training all of their staff members about the core values of Bidi. From the recycling initiative to the commitment to preventing underage ENDS use, and stand against the illicit market of ENDS products, we believe that together with Bidi, we are taking the necessary steps to ensure that our partners are aligned with our community goals.

We also attend trade shows at established expos throughout the United States and we have a dedicated marketing team that focuses on these marketing efforts and more.

We conduct our sales and marketing activities in close coordination with our consultant QuikfillRx. Pursuant to our Service Agreement with QuikfillRx (most recently amended as of November 9, 2022), QuikfillRx provides services and support relating to our sales management function (including, without limitation, services and support relating to business planning and strategy development, staffing and recruitment, training and onboarding, direct sales and marketing, and monitoring and results evaluation), website development and design, graphics, content, public communication, social media, management and analytics, and market and other research.

KBI License Agreements

On June 10, 2022, Bidi entered into a License Agreement (or the License Agreement with KBI, pursuant to which KBI has the exclusive irrevocable license to use Bidi’s licensed intellectual property to the extent necessary for KBI to fulfill its obligations set forth in the PMI License Agreement. Such irrevocable license includes: (i) the right of KBI to grant sub-licenses to PMPSA under the PMI License Agreement for the express purposes set forth in the PMI License Agreement, but for no other purpose; (ii) the right of KBI to grant to PMPSA the right to grant sub-sub-licenses in the manner set forth in the PMI License Agreement, but for no other purpose; and (iii) certain branding rights to the extent (but only to the extent) necessary to permit KBI to perform its obligations to PMPSA as set forth in the PMI License Agreement.

Pursuant to the License Agreement, if at any time, KBI receives any license of PMPSA intellectual property from PMPSA or any of its affiliates in the manner contemplated by the PMI License Agreement, KBI will grant Bidi an irrevocable sub-license of all right, title, and interest of KBI in and to that PMPSA intellectual property. In addition, Bidi and KBI agree that any amount payable and all net royalties payable to KBI under the PMI License Agreement will be apportioned equally between Bidi and KBI in a manner such that each will ultimately receive fifty percent (50%) thereof.

The License Agreement contains customary representations, warranties, covenants, and indemnification provisions.

Philip Morris Deed of Licensing Agreement

On June 13, 2022, KBI entered into the PMI License Agreement with PMPSA, effective as of May 13, 2022 (or the PMI Commencement Date). Pursuant to the PMI License Agreement, KBI granted PMPSA an exclusive irrevocable license to use its technology, documentation, and intellectual property to make, distribute, and sell disposable nicotine e-cigarette products based on the intellectual property in certain international markets set forth in the PMI License Agreement (or the PMI Markets). We have the exclusive international distribution rights to products and, in order to allow KBI to fulfill its obligations set forth in the PMI License Agreement, has contributed the international distribution rights for the PMI Markets to KBI as set forth in a Capital Contribution Agreement, dated June 10, 2022. The sublicense granted to PMPSA is exclusive in the PMI Markets and neither KBI nor any of its affiliates can sell, promote, use, or distribute any competing products in the PMI Markets for the duration of the term of the PMI License Agreement and any Sell-Out Period (as defined in the PMI License Agreement). PMSPA will be responsible for any regulatory filings necessary to sell products in the PMI Markets. Both KBI and PMPSA agree to work together in the registration and maintenance of the Intellectual Property, but KBI will bear all costs and expenses to implement the registration strategy. Finally, PMPSA has agreed to potential future development services with KBI in the PMI Markets and has been granted certain rights with respect to potential future products.

The initial term of the PMI License Agreement is five (5) years and automatically renews for an additional five-year period unless PMPSA has failed to meet the agreed upon minimum key performance indicators set forth in the PMI License Agreement, in which case the PMI License Agreement will automatically terminate at the end of the initial license term.

In consideration for the grant of the licensed rights, PMPSA agreed to pay to KBI a royalty payment for the sale of each unit of product manufactured and sold. In addition, before the launch of the first product in a market and each anniversary of such launch, PMPSA agrees to pre-pay to KBI a guaranteed minimum royalty, equal to a percentage of the estimated royalties payable by PMPSA to KBI in relation to all markets in the twelve (12)-month period following the first launch or each successive anniversary of the first launch, subject to an aggregate maximum guaranteed royalty payment for all markets for each applicable twelve (12)-month period. PMPSA may require modification of certain products to be sold under the PMI Licensing Agreement to be modified for a PMI Market. Pursuant to the PMI Licensing Agreement, PMPSA has absolute discretion over sales, marketing, product branding and packaging pertaining to sales in the PMI Markets, as well as the right to select the specific PMI Markets in which to launch commercialization and determine what product types are to be promoted in each market, subject to sales and marketing plans and annual business plans set by PMPSA and certain expansion criteria agreed between PMPSA and KBI.

The PMI License Agreement contains customary representations, warranties, covenants, and indemnification provisions; however, KBI’s liability under the PMI License Agreement is capped at the greater of: (i) Ten Million Dollars ($10,000,000); or (ii) an amount equal to the total of the royalties due to KBI (but not yet paid) plus the royalties (including the guaranteed royalty payment) paid to KBI pursuant to the PMI License Agreement during the immediately preceding twelve (12) consecutive months, provided that such amount shall not exceed Thirty Million Dollars ($30,000,000). These royalties may be initially offset on a limited basis by jointly agreed upon costs such as development costs incurred for entry to specific international markets.

On August 12, 2023, the Company executed and entered into a Deed of Amendment No. 1 (the “PMI License Amendment”) with PMPSA, Bidi and KBI. Pursuant to the PMI License Amendment (which has an effective date of June 30, 2023), the following material changes have been made to the PMI License Agreement:

(i)          Royalty Rate. The royalty paid by PMPSA to KBI will no longer be based on sales price of the product being sold, but rather on the volume of liquid contained within product being sold. The royalty will be on a sliding scale of between $0.08 to $0.10 per sale based on the volume of liquid contained in the product, increasing to between $0.10 to $0.20 per sale upon meeting certain sales milestones. For purposes of determining aggregate sales threshold, all sales undertaken since commencement of the PMI Licensing Agreement will be counted.

(ii)         Elimination of Certain Potential Royalty Adjustments. Certain potential adjustments to the royalties receivable by KBI as provided for in the PMI License Agreement have been eliminated.

(iii)        Guaranteed Royalty. The guaranteed royalty payment owed to KBI under the PMI License Agreement has been eliminated. Instead, royalties will be paid on a quarterly basis going forward based on actual sales. Any unpaid guaranteed royalty has been cancelled.

(iv)        Insurance Tail Requirements. KBI’s requirement to keep certain tail insurance after the expiration or termination of the PMI Licensing Agreement was reduced from 6 years to 2 years.

(v)         Markets. The identification of the PMI Markets that PMI may enter has been expanded to cover certain additional territories.

(vi)        Net Reconciliation Payment to KBI. As a result of the changes to the PMI License Agreement described in paragraphs (i) thought (iii) above, the value of such changes was calculated and reconciled as of the date of commencement of the PMI Licensing Agreement through June 30, 2023. On September 8, 2023, the Company received both the Net Reconciliation Payment from PMPSA of $134,981 pursuant to this provision, and also received a royalty payment earned from July 1, 2023, through July 31, 2023, in the amount of $121,000. The KBI License Agreement provides that KBI shall pay Bidi license fees equivalent to 50% of the adjusted earned royalty payments, after any offsets due to jointly agreed costs such development costs incurred for entry to specific international markets. While PMPSA announced the launch of a product (now called VEEV NOW) under the PMI License Agreement in March 2023.

In connection with the PMI License Agreement, we, Bidi, and PMPSA also entered into a deed of letter to require specific performance of the duties and obligations set forth in the PMI License Agreement if KBI is unable or fails to sublicense the intellectual property to PMPSA pursuant to the PMI License Agreement and/or is unable or fails to perform certain of its obligations or grant the rights pursuant to the PMI License Agreement. In addition, we, Bidi, and PMPSA entered into a guarantee, whereby we and Bidi guarantee to PMPSA up to 50% of all of KBI’s monetary obligations set forth in the PMI License Agreement if KBI fails to perform or discharge certain of its obligations in the PMI License Agreement.

Resellers

Currently, our potential distribution network reach is approximately 48,000 stores in the United States. Our products can be found in many national and regional convenience-store chains, such as QuikTrip and GPM Investments, as well as at convenience stores (known in the industry as “c-stores”) serviced through distributors such as S. Abraham and Sons and H.T. Hackney Co. Finally, our products are also accessible to adults 21 years of age and older through the age-gated digital delivery service mobile application, GoPuff, in more than 50 cities across the United States.

Concentrations

Concentration of Purchases and Other Receivable - Related Party:

For the year ended October 31, 2022, 100% of the inventories of products, consisting solely of the BIDI® Stick, were purchased from Bidi, a related party company that is owned by Nirajkumar Patel, our Chief Science and Regulatory Officer and director, in the amount of approximately $1.5 million, as compared to $61.9 million for the year ended October 31, 2021. There was no related party accounts payable balance as of October 31, 2022. In fiscal year 2021, such inventories accounted for 100% of the total related party accounts payable.

On April 29, 2022, our company and Bidi agreed to cancel the $2.9 million inventory order paid in advance in fiscal year 2021 and this was a credit against the accounts payable due to Bidi. Inventory quality control expenses were paid by us on behalf of Bidi during the year ended October 31, 2022 in   the amount of approximately $0.7 million, and were offset as a credit against the existing accounts payable balance-related party. A credit of $2.9 million was applied on August 1, 2022, resulting in a related-party receivable balance due from Bidi of $2.1 million, to be applied on future orders of product. On October 31, 2022, our company and Bidi agreed to a return for short-coded or expiring inventory. An additional credit of $1.5 million and $108,000 for recycling costs was applied on October 31, 2022, to the related-party receivable balance due from Bidi.

Concentration of Revenues and Accounts Receivable:

For the year ended October 31, 2022, a substantial portion (over 50%) of our revenues from the sale of products, solely consisting of the BIDI® Stick were derived from the following customers: (i) Favs Business, LLC generated approximately 31%, (ii) H.T. Hackney Co. generated approximately 15%, and (iii) GPM generated approximately 12%. For the year ended October 31, 2021, a substantial portion of our revenues from the sale of products, solely consisting of the BIDI® Stick were derived from the following customers: (i) Favs Business generated approximately 23% and, (ii) MMS Distributing, LLC generated approximately 16%, and (iii) C Store Master generated approximately 14%.

In addition, Favs Business and QuikTrip Corporation accounted for approximately 65% and 15% of the total accounts receivable from customers, respectively, as of October 31, 2022. Favs Business and C Store Master accounted for approximately 50% and 16% of the total accounts receivable from customers, respectively, as of October 31, 2021.

Employees

As of the date of this prospectus we have fourteen employees, all of whom are full-time, including our officers. In addition to our officers, we have employees who fulfill the roles of sales staff, information technology, web development, warehouse staff, and financial accounting and reporting management. All our employees are eligible to enroll, or have already enrolled, in our medical plan.

Environment and Government Regulation Related to our Operations

Because we are only a wholesale distributor of products, namely the BIDI® Stick, we are only subject to Federal, state, and international laws pertaining to a distributor, not a manufacturer, of ENDS products.

Our business is dependent entirely on the resale of products provided by Bidi; thus, there is a significant risk that our business could be materially adversely affected if Bidi, as the manufacturer, does not properly abide by any Federal, state, or international laws that regulate ENDS products. Any lapse in production or availability of products from Bidi would hamper our ability to operate as we would be limited in our ability to supply our customers if our inventory ran low or ceased to exist entirely.

As a manufacturer of ENDS products, Bidi is responsible for abiding by and following various rules and regulations pertaining to the manufacturing of the ENDS products we sell and any lapse in abiding by any pertinent rules and regulations may negatively impact our ability to operate. As a distributor, we are also subject to various rules and regulations. Some of the below may not directly apply to us at this time due to the nature of our present operations. These rules and regulations include, but are not limited to, the following:

FDA and Related Regulations Relating to ENDS Products

Effective August 8, 2016, the FDA’s regulatory authority under The Family Smoking Prevention and Tobacco Control Act was extended to all remaining tobacco products, including: (i) certain “new generation” products (such as electronic cigarettes, vaporizers, and e-liquids) and their components or parts (such as tanks, coils, and batteries); (ii) cigars and their components or parts (such as cigar tobacco); (iii) pipe tobacco; (iv) hookah products; or (v) any other tobacco product “newly deemed” by the FDA (the “Deeming Rule”). The Deeming Rule applies to all products made or derived from tobacco intended for human consumption but excluding accessories of tobacco products (such as lighters). Furthermore, starting in April 2022, FDA was also granted authority to regulate products containing synthetic (non-tobacco) nicotine as tobacco products. Specifically, the Consolidated Appropriations Act of 2022 amended the definition of a “tobacco product” in the Food, Drug and Cosmetic Act and gave the FDA authority to regulate products containing nicotine from any source, including synthetic nicotine.

The Deeming Rule requires (i) United States manufactured products be registered with the FDA and that products include ingredient listings; (ii) newly deemed products be marketed only after FDA review and authorization, subject to FDA’s compliance enforcement policy; (iii) products only make direct and implied claims of reduced risk if the FDA authorizes after finding that scientific evidence supports the claim and that marketing the product will benefit public health as a whole; (iv) sellers of such products refrain from distributing free samples; (v) sellers of such products implement minimum age and identification restrictions to prevent sales to individuals under age 18 (later extended to 21); (vi) packaging of and advertisements for products include prescribed health warnings; and (vii) sellers refrain from selling Bidi products in vending machines, unless the machine is located in a facility that never admits youth. We, along with Bidi, must comply with these regulations. Any lapse in compliance by us, or Bidi, could hamper our ability to operate, which would adversely affect the results of operations.

Newly deemed tobacco products are also subject to the other requirements of the Tobacco Control Act, such as Bidi products cannot be adulterated or misbranded. The FDA could in the future promulgate good manufacturing practice regulations for these and our other products, which could have a material adverse impact on Bidi’s ability to, and the cost to, manufacture our products, which would adversely affect our financial condition and results of operations.

Failure to comply with the Tobacco Control Act and or with any FDA regulatory requirements could result in litigation, criminal convictions or significant financial penalties and could impair our ability to market and sell our electronic and vaporizer products. At present, we are unable to predict whether the Tobacco Control Act will impact our products to a greater degree than competitors in the industry, thus affecting our competitive position.

As part of the “Consolidated Appropriations Act, 2021,” signed into law on December 27, 2020, Congress amended the PACT Act to apply to ENDS, which includes the BIDI® Stick. The PACT Act regulates the sale, transfer, or shipment of cigarettes, roll-your-own tobacco, smokeless tobacco, and now ENDS, for both business-to-business transactions as well as online sales. The PACT Act imposes substantial restrictions on sellers and shippers of ENDS products, including, but not limited to registration with the Bureau of Alcohol, Tobacco, Firearms and Explosives (or ATF), registration with state Tobacco Tax Administrators, and monthly reporting requirements to state and local Tobacco Tax Administrators. Delivery sellers are subject to substantial additional restrictions, including, but not limited to, compliance with state excise tax collection requirements, licensing requirements, shipping, and packaging requirements. Companies were required to comply with PACT Act requirements beginning on or about March 28, 2021.

We have adopted the following compliance measures:

•	We have retained a team of legal, tax and accounting experts to advise on state and local tax, licensing, and regulatory matters associated with the distribution of the BIDI® Stick;

•	We are appropriately licensed or registered in every state which requires it;

•	We calculate and remit excise taxes where required;

•	We have made a substantial investment in excise tax reporting and compliance software to ensure that all applicable taxes are properly calculated and remitted to the appropriate taxing authorities. The software is now completely integrated with our systems;

•	We have registered with the ATF and the states into which we ship the products;

•	We have implemented processes to ensure timely filing of all required reporting; and

•	In February 2021, we ceased all direct-to-consumer sales.

Federal Trade Commission

The Federal Trade Commission (FTC) routinely requests various industry sectors to provide information on marketing and advertising practices, and typically summarizes the aggregate information provided by all respondents in a public report. The FTC issued what is known as an “Order to File Special Report” to a number of vaping industry members, including Bidi, on June 2, 2022. Upon being advised of the exclusive distribution arrangement between Bidi and our company, the FTC withdrew the request directed to Bidi on August 22, 2022, and issued a request to us on August 29, 2022. We responded timely to the FTC request on November 30, 2022.

State and Local Regulations

As a retail seller and/or wholesale distributor of ENDS and related products, we must follow several state and local regulations. Individual U.S. state laws and regulations concerning e-cigarette and related products are also relatively new and developing. Currently, certain state laws about e-cigarette and related products serve to define and/or tax tobacco products or e-cigarette and related products, restrict access to youth and/or retail sale, require a license to sell such products, ban e-cigarette use in certain public spaces, and require child resistant packaging on products containing e-liquids. In addition, a number of states and localities have banned the sale of non-tobacco flavored tobacco products. Recently, for example, California passed Proposition 31, which prohibits the sale of non-tobacco flavored tobacco products, including e-cigarettes, in retail locations. Thus, the non-tobacco flavored BIDI® Sticks are not permitted to be sold in California retail locations. We anticipate more states and localities will take this approach. As a distributor, we hold all required state licenses and permits, and pay all applicable state e-cigarette and related products excise taxes. We work closely with Bidi to ensure that it is compliant with applicable manufacturer specific state requirements, such as any warning requirements (e.g., California Proposition 65).

Excise Taxes on Vapor Products

Vapor products are currently subject to excise taxes at the state and local level. Currently, approximately 31 states, plus various localities and jurisdictions, impose a tax on vapor products. We anticipate that state and localities will likely continue to impose new excise taxes on these products and / or increase existing excise taxes for the purpose of funding various legislative initiatives, filling revenue shortfalls, and / or to reduce consumption. In addition, while ENDS products are not currently subject to excise tax at the federal level, legislation to impose excise taxes at the federal level has been introduced in the past and could potentially be adopted in the future. Any future enactment of excise tax increases at the federal, state, or local level could potentially result in lower consumption, a shift in sales to discount brands, illicit trade channels or alternatives as consumers seek lower priced products, any of which could result in a decline of our shipment volume, revenue, and profit. We ceased all direct-to-consumer sales in February 2021.

International Regulations and Pertinent Information

The World Health Organization’s Framework Convention on Tobacco Control (or FCTC) is the first international public health treaty that establishes a global agenda to reduce initiation of tobacco use and regulate tobacco to encourage tobacco cessation. Over 170 governments worldwide have ratified the FCTC. The FCTC has led to increased efforts to reduce the supply and demand of tobacco products and to encourage governments to further regulate the tobacco industry. The tobacco industry expects significant regulatory developments to take place over the next few years, driven principally by the FCTC. Regulatory initiatives that have been proposed, introduced, or enacted include:

●	the levying of substantial and increasing tax and duty charges;

●	restrictions or bans on advertising, marketing, and sponsorship;

●	restrictions or bans on advertising, marketing, and sponsorship;

●	the display of larger health warnings, graphic health warnings, and other labeling requirements;

●	restrictions on packaging design, including the use of colors and generic packaging;

●	restrictions or bans on the display of tobacco product packaging at the point of sale, and restrictions or bans on cigarette vending machines;

●	requirements regarding testing, disclosure, and performance standards for tar, nicotine, carbon monoxide, and other smoke constituents’ levels;

●	requirements regarding testing, disclosure, and use of tobacco product ingredients;

●	increased restrictions on smoking in public and workplaces and, in some instances, in private places and outdoors;

●	elimination of duty-free allowances for travelers; and

●	encouraging litigation against tobacco companies.

If the United States becomes a signatory to the FCTC and/or national laws are enacted in the United States that reflect the major elements of the FCTC, our business, results of operations and financial condition could be materially and adversely affected.

Environmental Laws

We may be subject to federal, state, and local environmental laws and regulations. Compliance with these provisions has not had, nor do we expect such compliance will have any, material adverse effect upon our capital expenditures, financial condition, or competitive position. We believe that we are not subject to any material costs for compliance with any environmental laws.

Competition

Because we solely distribute Bidi’s products, which comprises all our business operations, Bidi’s competitors in the ENDS industry are indirect competitors of ours. Many of these competitors in the ENDS industry are better capitalized than we are and have access to greater resources, financial, and otherwise. We believe that our ability, and Bidi’s ability, to effectively compete in the industry and acquire a strong market position is, and will continue to be, in large part due to the growing recognition of the Bidi brand name, the perceived quality of each of our products, and the ongoing efforts of our sales, marketing, and distribution teams. Through Bidi, we compete against, just to name a few, what we refer to as “big tobacco” companies, including Altria Group, Inc. (formerly Philip Morris); British American Tobacco p.l.c. (formerly Reynolds); Swedish Match; Swisher International; and manufacturers including U.K. based Imperial Brands, PLC, NJOY, and Logic Technology. “Big tobacco” has substantially greater resources, and a customer base that has historically demonstrated loyalty to their brands, which can pose a significant hurdle to competitors operating in the same, or similar, industries.

Competition in the ENDS industry is based upon not only brand quality and positioning but also on price, packaging, promotion, and retail availability and visibility. Given the decreasing prevalence and public acceptance of cigarette consumption, the “big tobacco” companies continue to demonstrate an increased interest and participation in other/additional tobacco industries/markets. As such, we consider the “big tobacco” companies to be our primary competitors now, but it is our belief that we have the capability to compete successfully.

Intellectual Property

Currently, as of the date of this prospectus, we own the trademarks KAIVAL BRANDS and KAIVAL LABS. In addition, we purchased certain intellectual property assets of GoFire consisting of various patents, patent applications and trademarks in exchange for equity securities of our company and certain contingent cash consideration. The purchased assets consist of 12 existing patents and 46 pending patents with novel technologies related to vaporization and inhalation technologies. The patents and patent applications cover the U.S. and several international territories. The purchased assets also include four registered and two pending trademarks.

We rely on certain intellectual property rights, including logos, trademarks, and trade names, of Bidi that were granted to us pursuant to the A&R Distribution Agreement to be used in connection with the marketing, advertisement, and sale of products. We also indirectly rely on Bidi’s intellectual property rights related to products, such as patents. If a third-party challenged Bidi’s patents, or infringed upon such rights, our business would be materially adversely affected.

Emerging Growth Company

We are an emerging growth company (or EGC), that is exempt from certain financial disclosure and governance requirements for up to five years as defined in the Jumpstart Our Business Startups Act of 2012 (or the JOBS Act). The JOBS Act eases restrictions on the sale of securities and increases the number of stockholders a company must have before becoming subject to the reporting and disclosure rules of the Securities and Exchange Commission (or the SEC). We have not elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, which allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

Corporate History

We were incorporated on September 4, 2018, in the State of Delaware. Effective July 12, 2019, we changed our corporate name from Quick Start Holdings, Inc. to Kaival Brands Innovations Group, Inc. The name change was affected through a parent-subsidiary short-form merger of Kaival Brands Innovations Group, Inc., our wholly owned Delaware subsidiary formed solely for the purpose of the name change, with and into us. We were the surviving entity.

2018 Holding Company Reorganization

On September 4, 2018, USSE Delaware, Inc., a Delaware corporation (or USSE Delaware) acquired all of our then-outstanding shares of common stock, resulting in us becoming its wholly owned subsidiary. On September 19, 2018, our wholly owned subsidiary, USSE Merger Sub, Inc., a Delaware corporation (or USSE Merger Sub), merged with and into USSE Delaware, our then parent, effected a reorganization (or the Holding Company Reorganization) in accordance with the provisions set forth in Section 251(g) of the Delaware General Corporation Law (or DGCL). USSE Delaware was the surviving corporation and our wholly owned subsidiary. USSE Delaware also changed its name to USSE Corp. following the Holding Company Reorganization.

Upon completion of the Holding Company Reorganization, by virtue of the merger, and without any action on the part of the holder thereof, each share of USSE Delaware’s common stock issued and outstanding immediately prior to the effective time of the Holding Company Reorganization was automatically converted into one validly issued, fully paid, and non-assessable share of our common stock. Additionally, each share of USSE Delaware’s preferred stock issued and outstanding immediately prior to the effective time was converted into one validly issued, fully paid, and non-assessable share of our preferred stock, having the same designations, rights, powers, and preferences, and the qualifications, limitation, and restrictions thereof, as the corresponding share of USSE Delaware’s preferred stock. Each share of our common stock issued and outstanding and held by USSE Delaware immediately prior to the effective time was canceled.

2018 Change of Control

On October 19, 2018, we issued 500,000,000 shares of restricted common stock and 400,000 shares of Convertible Series B preferred stock to GMRZ Holdings LLC, a Nevada limited liability company (or GMRZ), for services rendered to us. GMRZ became our controlling stockholder as a result of such issuances. On February 6, 2019, we entered into a non-binding Share Purchase Agreement (the 2019 SPA) by and among GMRZ, Kaival Holdings, LLC (formerly known as Kaival Brands Innovations Group, LLC), a Delaware limited liability company (or KH), and us, pursuant to which, on February 20, 2019, GMRZ sold 504,000,000 shares of our restricted common stock, representing approximately 88.06 percent of our then-issued and outstanding shares of common stock, to KH, and KH paid GMRZ consideration in the amount set forth in the Agreement (or the Purchase Price). The consummation of the transactions contemplated by the 2019 SPA resulted in a change in control of us, with KH becoming our largest controlling stockholder. The sole voting members of KH are Nirajkumar Patel and Eric Mosser. The Purchase Price was paid with personal funds of the members of KH.

2020 Share Cancellation and Exchange Agreement

On August 19, 2020, we entered into a Share Cancellation and Exchange Agreement (or the Share Cancellation and Exchange Agreement) with our controlling stockholder, KH.

Pursuant to the Share Cancellation and Exchange Agreement, KH returned to us 300,000,000 shares of our common stock (the Cancellation Shares), which Cancellation Shares were canceled and retired by us. Following such cancellation, KH owns 204,000,000 shares of our common stock.

On August 19, 2020, we filed a Certificate of Designation of Preferences, Rights, and Limitations of the Series A Preferred Stock (or the Series A Certificate of Designation) with the Secretary of State of the State of Delaware, which authorized a total of 3,000,000 shares, par value $0.01 per share, of Series A Preferred Stock (or the Series A Preferred Stock).

In exchange for the Cancellation Shares, we issued 3,000,000 shares of Series A Preferred Stock to KH. The exchange of the Cancellation Shares and the issuance of the Series A Preferred Stock was intended to comply with Section 3(a)(9) of the Securities Act, in that the issuance was exempt from the registration requirements of the Act because the exchange of the Cancellation Shares for the Preferred Shares was an exchange between us, as issuer, with an existing stockholder, and no commission or other remuneration was paid or given directly for the exchange.

2021 Reverse Stock Split

On July 16, 2021, we filed a Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to affect a 1-for-12 reverse stock split (or the Reverse Stock Split) of the shares of our common stock. The Reverse Stock Split was effective as of 12:01 a.m. Eastern Time on July 20, 2021. No fractional shares were issued in connection with the Reverse Stock Split. Any fractional shares of our common stock that would have otherwise resulted from the Reverse Stock Split were rounded up to the nearest whole number. In connection with the Reverse Stock Split, our Board approved appropriate and proportional adjustments to all outstanding securities or other rights convertible or exercisable into shares of our common stock, including, without limitation, all preferred stock, warrants, options, and other equity compensation rights. All historical share and per-share amounts reflected throughout our consolidated financial statements and other financial information in this prospectus have been adjusted to reflect the Reverse Stock Split as if the split occurred as of the earliest period presented. The par value per share of our common stock was not affected by the Reverse Stock Split.

2022 Preferred Shares Converted

The authorized preferred stock of our company consists of 5,000,000 shares with a par value of $ 0.001 per share, of which 3,000,000 shares were designated as Series A Preferred Stock. Each share of the Series A Preferred Stock was initially convertible into 100 shares of common stock; however, as a result of the Reverse Stock Split, the conversion rate was adjusted such that each share of the Series A Preferred Stock is convertible into approximately 8.33 shares of common stock. On June 24, 2022, all 3,000,000 shares of Series A Preferred Stock were converted into shares of common stock by KH, a related party. The conversion of 3,000,000 shares of Series A Preferred Stock, at a conversion rate of 8.33, equaled 25,000,000 shares of common stock. As a result, the authorized, preferred stock of our company consists of 5,000,000 shares with a par value of $0.001 per share, with only the shares of Series B Preferred Stock described below issued or outstanding as of July 31, 2023.

GoFire Asset Purchase Agreement

On May 30, 2023, we and Kaival Labs entered into the GoFire APA with GoFire. Pursuant to the terms of the GoFire APA, we, through Kaival Labs, purchased certain intellectual property assets of GoFire consisting of various patents, patent applications and trademarks in exchange for equity securities of our company and certain contingent cash consideration. The purchased assets consist of 12 existing patents and 46 pending patents with novel technologies related to vaporization and inhalation technologies. The patents and patent applications cover the U.S. and several international territories. The purchased assets also include four registered and two pending trademarks. We have determined that the acquisition of the purchased assets does not constitute the acquisition of a “business” (as defined in Rule 11-01(d) of Regulation S-X).

Pursuant to the terms of the GoFire APA, we paid to GoFire, in addition to certain contingent cash consideration described below, consideration in the form of equity securities of our company consisting of (i) an aggregate of 2,000,000 2023 APA Shares; (ii) 900,000 shares of newly-designated Series B Preferred Stock, the rights, preferences and terms of which are set forth in the Certificate of Designation, and (iii) the Original Warrant. As additional consideration for the purchased assets, any cannabis-specific (meaning cannabis, hemp or cannabinoid) royalties that are generated by Kaival Labs from or due to the purchased assets, from May 30, 2023, until January 1, 2027, will be subject to a contingent cash payment as described in the GoFire APA and subject to the terms of the GoFire APA.

Pursuant to the GoFire APA, we are required to use commercially reasonable efforts to register the 2023 APA Shares and Warrant Shares with the SEC for distribution to GoFire’s stockholders and/or public resale by such stockholders within 180 days of May 30, 2023. In addition, if any Series B Preferred Stock remains outstanding nineteen (19) months after May 30, 2023, we shall use commercially reasonable efforts to file with the SEC a subsequent registration statement registering the distribution to GoFire’s stockholders and/or public resale Series B Conversion Shares by such stockholders. If such subsequent registration statement is required, we will use our commercially reasonable efforts to obtain effectiveness of such subsequent registration statement within nineteen (19) months of May 30, 2023, and if we do not so register the Series B Conversion Shares within nineteen (19) months of May 30, 2023, we will issue to GoFire or its designee an additional ten percent (10%) of all of the Series B Conversion Shares underlying the then-outstanding shares of Series B Preferred Stock.

All of the securities issued as consideration for the GoFire purchased assets were subject to a lock-up agreement that terminated on November 26, 2023.

MANAGEMENT

The following table and text set forth the names and ages of our directors and executive officers as of the date of this prospectus. Our board is comprised of only one class of directors. Also provided herein are brief descriptions of the business experience of each director and executive officer during the past five years (based on information supplied by them) and an indication of directorships held by each director in other public companies subject to the reporting requirements under the Federal securities laws. During the past ten years, none of our directors or executive officers has been involved in any legal proceedings that are material to an evaluation of the ability or integrity of such person:

Name	Age	Position(s)	Dates in Position or Office

Nirajkumar Patel (1)	40	Chief Science & Regulatory Officer and Director	June 24, 2022–- Current

Eric Mosser (2)	45	Chief Executive Officer, President, and Director	August 1, 2023–- Current

Barry Hopkins (3)	72	Director, Executive Chairman	March 19, 2023–- Current

Roger Brooks (4)	78	Director	March 17, 2021–- Current

George Chuang (5)	55	Director	June 30, 2021–- Current

David Worner (6)	45	Director	March 19, 2023–- Current

James P. Cassidy (7)	61	Director	May 30, 2023–- Current

Mark Thoenes (8)	70	Director	August 1,2023–- Current

Stephen Sheriff (9)	34	Chief Operating Officer and Investor Relations Officer	August 22, 2023–- Current

Thomas Metzler (10)	46	Chief Financial Officer, Treasurer, and Secretary	August 1, 2023–- Current

(1)	Mr. Patel served as our Chief Executive Officer and Chief Financial Officer from February 20, 2019, until June 24, 2022.
(2)	Mr. Mosser was promoted to Chief Executive Officer and President of our company on August 1, 2023. Prior to this role, he acted as our President and Chief Operating Officer.
(3)	Mr. Hopkins was appointed as our Executive Chairman on November 6, 2023, and he also serves as chair of the Governance and Nominating Committee and a member of the Compensation Committee.
(4)	Mr. Brooks serves as Chair of the Audit Committee and a member of the Governance and Nominating, Compensation, and Finance Committees.
(5)	Mr. Chuang serves as a member of the Compensation Committee Audit and the Governance and Nominating Committees.
(6)	Mr. Worner serves as chair of the Compensation Committee and a member of the Audit and Governance and Nominating Committee.
(7)	Mr. Cassidy was appointed to the Board effective May 30, 2023, as the Series B Director.
(8)	Mr. Thoenes was appointed to the Board effective August 1, 2023. From June 30, 2021 until August 1, 2023, he served as our Interim Chief Financial Officer.
(9)	Mr. Sheriff was appointed as our Chief Operating Officer on August 22, 2023.
(10)	Mr. Metzler was appointed as our Chief Financial, Treasurer, and Secretary of our company on August 1, 2023.

The following is a brief account of the education and business experience of our executive officers and directors during at least the past five years, indicating their principal occupation during the period, the name and principal business of the organization by which they were employed, and certain of their other directorships:

Nirajkumar Patel, Chief Science & Regulatory Officer, and Director. Nirajkumar Patel attended AISSMS College of Pharmacy in Pune, India and received a Bachelor of Science Degree in Pharmacy in 2004. After moving to the United States in 2005, Mr. Patel became a United States citizen in 2008 and obtained a Master Degree in Chemistry from the Florida Institute of Technology in 2009. Mr. Patel is a prominent local businessman in Brevard County, Florida. In 2017 and 2018, Mr. Patel served as Vice President for the Board of the Indian Association of the Space Coast, located in Brevard County, Florida. Mr. Patel founded, and has served as a Board member of, the Florida Independent Liquor Stores Owners Association since 2017. In 2013, Mr. Patel launched Just Chill Products LLC, a highly successful developer/manufacturer of high-end CBD products and has served as its Chief Executive Officer and Chief Science Officer since 2017. In 2017, Mr. Patel created Relax Lab Inc., a producer/manufacturer of a CBD relaxation beverage, and currently serves as its Chief Executive Officer and Chief Science Officer. In 2017, Mr. Patel also created RLX Lab LLC, a producer/manufacturer of a non-CBD relaxation beverage, and currently serves as its Chief Executive Officer and Chief Science Officer. In 2017, Mr. Patel also founded KC Innovations Lab Inc., a CBD white-label manufacturing service and developer/producer of best-selling white-label CBD products including cosmetics, edibles, beverages, topicals, and vape oils, and currently serves as its Chief Executive Officer and Chief Science Officer. Additional companies that are owned by Nirajkumar Patel, the Chief Science & Regulatory Officer and director of our company, and/or his wife include Beach Food Store created in 2004, Diya Food Store created in 2010, Cloud Nine 2012 created in 2012, JC Products of USA, LLC created in 2013 and Just Pick, LLC. We believe that Mr. Patel is qualified to serve on our Board because of his prior and current management experience, as well as his business experience within our business industry.

Eric Mosser, Chief Executive Officer, President, and Director. With extensive previous corporate work history in Information Technology, Mr. Mosser worked from 2012 to 2014 as Director of Information Technology at Timbercon Inc., a fiber-optic design company and ITAR manufacturing facility in Oregon. In 2014, Mr. Mosser created Lasermycig LLC, a specialized custom laser-engraving service for electronic cigarettes and vaporizers and served as its Chief Executive Officer until 2020. Upon meeting Mr. Nirajkumar Patel in 2015, Mr. Mosser immediately founded Chillcorp Ltd., a full-service corporation dedicated solely to the complete internal and external operations of Just Chill Products LLC, Relax Lab Inc., RLX Lab LLC, and KC Innovations Lab Inc., and served as its Chief Executive Officer until 2020. Mr. Eric Mosser attended Arizona State University and studied Business Management and then graduated from Rio Salado College with an Associate Degree in Applied Science in Computer Technology in 2004. We believe that Mr. Mosser is qualified to serve on our Board because of his current management and business experience.

Barry M. Hopkins, Executive Chairman. Mr. Barry Hopkins has decades of experience in business development, performance management, and retail, having spent over thirty years with Altria, one of the world’s largest producers and marketers of tobacco, cigarettes and related products. While at Altria, Mr. Hopkins served in various roles, including District Manager, Vice President of Sales, Vice President of Trade Marketing, and Vice President of National accounts. In 2005, Mr. Hopkins founded Ideas in Motion, a consulting company. For seven years while running Ideas in Motion, Mr. Hopkins consulted with Turning Point Brands, a consumer products company that markets and distributes products including alternative smoking accessories and consumables. Mr. Hopkins eventually joined Turning Point Brands in 2012 as a Senior Executive and gradually transitioned to other senior level roles including Senior Vice President of Sales and Marketing, and Senior Vice President of Executive Organizational Development. Mr. Hopkins remained at Turning Point Brands for over eleven years and, while there, garnered recognition for the development and implementation of a systematic connection process that ultimately resulted in eight record setting quarters exceeding all prior sales and profit objectives.

Roger Brooks, Director. Mr. Roger Brooks has served as the Chairman, Treasurer, and Co-founder of Abierto Networks, a digital media and engagement technology company focused on the convenience store, retail, and other similar consumer market segments, since 2005. At Abierto Networks, Mr. Brooks has also served on the Compensation Committee since 2005. Prior to his roles at Abierto Networks, from 1998 to 2008, Mr. Brooks was the lead independent director and member of the compensation and audit committees for Moldflow Corporation, a Nasdaq-listed software company that was sold to Autodesk, Inc. in 2008. From February 2016 to June 2019, Mr. Brooks served as an independent director of Lytron, Incorporated, a closely held international industrial solutions company. From 1998 to 2002, Mr. Brooks served as President, Chief Executive Officer, and member of the board for Intelligent Controls, Inc., a publicly traded software and instrumentation company, which was sold to Franklin Electric Co. Inc. Mr. Brooks was President, Chief Executive Officer, and a board member of Dynisco, Inc. from 1987 to 1996 where he grew the company from $10 million of sales to an international company with over $100 million of sales. Mr. Brooks holds a Bachelor of Arts degree from the University of Connecticut and a Master of Business Administration degree from New York University, Stern Graduate Business School. He is also a graduate of the Stanford University Executive Management Program. Mr. Brooks extensive experience gained from his roles as an executive officer and director of numerous public companies, as well as experience in the convenience store, retail, and other consumer markets will be invaluable to the Board and qualifies him for service as a director.

George Chuang, Director. Mr. George Chuang has served as the Chief Executive Officer of Lucy Labs, Inc. since July 2017 and as the Chair of the Board of Directors of Lucy Labs, Inc. since November 2021. Prior to that, he served as the co-managing principal of Hillside Advisors LLC from June 2015 to July 2017. Mr. Chuang was also the principal owner of USB Media, Inc., a technology B2B company he founded in 2007. During his career, Mr. Chuang spent time at Chase Manhattan Bank as an assistant Treasurer for their Credit Risk Department, as a management consultant at Price Waterhouse Management Consulting, and served as the Chief Administrative Officer for several equity product sales groups at Lehman Brothers. In addition, Mr. Chuang spent eight years as a Principal at Pacific Partnership Advisors LLC, a consulting firm with offices in New York and Beijing, which facilitated cross-border transactions. Mr. Chuang graduated from the University of Chicago and obtained a Master of Business Administration degree at Yale University. Mr. Chuang’s experience in capital markets and global supply chain knowledge, as well as his business experience in start-up companies, qualifies him for service as a director.

David Worner, Director. Mr. David Worner began his career in public accounting and is currently the Chief Executive Officer of GrowthPath Partners, a transactional accounting and advisory firm which he founded in July 2021. From August 2012 to June 2021, Mr. Worner served as a partner at NOW CFO, a national finance and accounting consulting firm. Prior to his time at NOW CFO, Mr. Worner worked as a Controller at Covario, an independent provider of search marketing agency services, from August 2010 until August 2012. Prior to his time at Covario, from September 2006 to August 2012, he worked as an Accounting Manager for Securities and Exchange Commission Reporting and SOX Management for NTN Buzztime, a company that produces interactive entertainment across different platforms. Mr. Worner received a bachelor’s degree in accounting from the University of New Orleans in 2005.

James P. Cassidy, Director. Mr. James P. Cassidy is the founder and Chief Executive Officer of Preposterous Holdings, a family run private equity firm with offices in Asheville, North Carolina he established in 2013. Mr. Cassidy has worked as a private equity investor and advisor for over 25 years with dozens of companies across several industries, with extensive experience in the tobacco, technology, hospitality, consumer packaged goods, and healthcare sectors. Since May 2021, he has served as Chairman of the Board of Two Trees Beverage Company, a North Carolina-based technology company focused on the spirits industry. Beginning in 2016, he was an early investor in, and helped guide, GoFire as a board member and consultant until the sale of that company’s intellectual property portfolio to our company in May 2023. From 2000 to 2007, Mr. Cassidy was partner in The StrataGroup, a wealth management advisory group at Smith Barney. Mr. Cassidy started his career at UST Inc., a tobacco business holding company, where he worked in various roles from 1983 to 1993 in the government relations department as Director of Corporate Services.

Mark Thoenes, Director. Mr. Mark Thoenes, has more than 35 years of diverse financial and operational leadership to our company. From June 30, 2021 to August 1, 2023, he served as our Interim Chief Financial Officer on a consulting basis. He has been a licensed Certified Public Accountant since 1984 and began his career with Ernst & Young Global Limited. From 2000 to 2010, Mr. Thoenes served as the Executive Vice President/Chief Financial Officer of Rentrak Corporation (“Rentrak”), a publicly traded company listed on Nasdaq and headquartered in Portland, Oregon. Founded in 1977, Rentrak went public in 1986, and remained a public company until it was acquired by comScore, Inc. in 2016, after Mr. Thoenes left Rentrak. For the past eleven years, Mr. Thoenes has been the President of MLT Consulting Services, LLC, a full-service business/financial consulting firm.

Stephen Sheriff, Chief Operating Officer and Investor Relations Officer. Mr. Stephen Sheriff brings over a decade of finance and entrepreneurial leadership to his role as Chief Operating Officer and Investor Relations Office. Since August 2022, he has served as our Director of Administration & Communications. In this role, he managed our investor, public relations and human resource programs in addition to overall responsibility for the development and implementation of key programs and initiatives, including customer and vendor relations. Since January 2022, he has also served as co-founder and Managing Partner of Riverhill Group, a management consulting firm focused on assisting early-stage companies in the areas of funding, scaling and expanding operations. Since 2012, he has also been a Managing Partner at Riverhill Ventures, a socially conscious, strategic investment and consulting firm primarily focused on quick service restaurants, natural foods and consumer brands. Through his Riverhill-related experiences, Mr. Sheriff has been an investor in and advisor to several early-stage companies. From September 2018 to September 2020, he also was an Associate at Solebury Trout (now Solebury Strategic Communications), a leading life sciences-focused investor relations firm based in New York City. Mr. Sheriff received his Bachelor of Arts in Counseling Psychology from Delaware Valley University.

Thomas Metzler, Chief Financial Officer, Treasurer, and Secretary. Mr. Thomas Metzler brings over 20 years of finance and operational experience in the vaping and consumer products sector to our company. Since June 2019, he has worked as an accounting and operational consultant. From April 2013 to June 2019, Mr. Metzler served as Managing Director of a Division of Turning Point Brands (NYSE: TPB), a manufacturer, marketer and distributor of branded alternative smoking accessories and consumables with active ingredients. At Turning Point Brands, Mr. Metzler led a team to transform the process of financial management efficiencies, which improved cost controls, managed inventory turn, developed strategic product promotions to accelerate product distribution, and built strategic alliances with suppliers. Mr. Metzler also developed & monitored key performance indicators which generated record growth with retail and wholesale distributors. He also provided post-acquisition assistance to integrate newly acquired entities into Turning Point Brands and advocated for the vapor industry by meeting with the White House’s OMB/OIRA office, and various congressional and senatorial offices. Mr. Metzler was a significant contributor as a Standard Technical Panel member in developing UL 8139- Electrical Systems of Electronic Cigarettes and Vaping Devices, a safety standard that evaluates the electrical and battery systems of vaping devices and electronic cigarettes. Mr. Metzler was a licensed CPA for over 20 years, during which time he provided accounting and related consulting services to many companies. He began his career working with public and private companies in the assurance practice at PricewaterhouseCoopers LLP in Boston. Mr. Metzler earned a B.S. in Accounting from Canisius College.

Executive Chairman

On November 6, 2023, our Board, pursuant to the powers of the Board provided for under applicable Delaware law, approved the creation of the new officer position of Executive Chairman and appointed Barry M. Hopkins,    the then Chairman of the Board, to the office of Executive Chairman. The duties and responsibilities of the Executive Chairman are as follows:

1. The Executive Chairman acts as the principal executive officer of our company, with the President and Chief Executive Officer continuing to have primary responsibility for managing our day-to-day operations under the supervision of the Executive Chairman. The Executive Chairman shall provide advice and consultation to our President and Chief Executive Officer and our other officers regarding the overall management of our business and affairs, All significant strategic initiatives and projects of our company require prior consultation with and approval by the Executive Chairman.

2. Define our strategic direction and, working with the President and Chief Executive Officer and other officers of our company, ensure that our strategic direction is (a) properly communicated to the Board for its approval as required or deemed appropriate and (b) implemented by our company.

3. Chair annual and special Board meetings and annual stockholder meetings and, subject to availability and invitation, attend meetings of the committees of the Board.

4. Provide guiding principles for the proper functioning of Board and its committees in accordance with applicable laws, rules and regulations.

5. Foster and promote the integrity of the Board and a culture where the Board works harmoniously for the long-term benefit of our company and its stockholders.

6. Act as liaison between the Board and our officers to ensure that strategic policy and other decisions of the Board are fully presented to and discussed, debated, and decided by the Board.

7. Consult with Board members outside the regularly scheduled meetings of the Board as required.

8. Ensure that there is efficient communication among the Executive Chairman, the President and Chief Executive Officer, and our other officers and employees and Board members.

9. Partner with the President and Chief Executive Officer, work to strengthen our relationships with existing customers and foster key relationships that lead to new business. In this regard, the Executive Chairman will act as our representative with current and potential commercial partners and also potential sources of financing.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Arrangements

Other than with respect to the Series B Director as described under “Description of Capital Stock-–-Preferred Stock—Series B Preferred Stock—Series B Director”, there are no arrangements or understandings between an executive officer or director and any other person pursuant to which he was selected as an executive officer or director.

Directors and Executive Officers Qualifications

Although we have not formally established any specific minimum qualifications that must be met by each of our officers, we generally evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our stockholders.

The nominating and corporate governance committee of the Board of Directors prepare policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the Board of Directors. The above-mentioned attributes, along with the leadership skills and other experiences of our officers and Board of Directors members described above, provide us with a diverse range of perspectives and judgment necessary to facilitate our goals of stockholder value appreciation through organic and acquisition growth.

Director Independence

Under Nasdaq standards, a director is not “independent” unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line tests for independence set forth by the Nasdaq rules.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. Based on these standards, the Board has determined that Messrs. Hopkins, Worner, Brooks, Cassidy, and Chuang are “independent” directors within the meaning of listing rules of the Nasdaq Stock Market.

All the members of the Audit, Governance and Nominating, and Compensation Committees are also independent. In making these determinations, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the director’s beneficial ownership of our common stock and the relationships of our non-employee directors with certain of our significant stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our named executive officers, which is defined herein as (i) all individuals serving or having served as our principal executive officer or officers during the year ended October 31, 2023, (ii) each of our two other most highly compensated executive officers who were serving as executive officers at the end of the year ended October 31, 2023, and (iii) any individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer as of the fiscal year ended October 31, 2023.

Name and principal position	Fiscal Year Ended October 31,	Salary ($)	Bonus ($)	Stock Awards ($) (1) (2)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (3)	Nonqualified Deferred Compensation Earnings ($)	Total ($)
Nirajkumar Patel, Chief Science & Regulatory Officer, and Director	2022	244,000	30,000	42,584	2,139,989	57,709	0	2,514,282
	2023	276,000	0	0	364,994	0	0	640,994
Eric Mosser, CEO, President, and Director (4)	2022	226,577	20,000	37,707	1,854,991	57,709	0	2,196,984
	2023	300,000	0	0	699,941	0	0	999,941
Mark Thoenes, Interim CFO(5)	2022	347,201 (6)	0	0	310,998	0	0	658,199
	2023	298,050	0	0	30,650	0	0	328,700
Thomas Metzler, CFO	2023	61,076	0	0	150,000	0	0	211,076

Stephen Sheriff, COO	2022	31,250	0	0	29,000	0	0	60,250
	2023	146,528	7,500	0	75,808	0	0	229,836

(1)	Reflects the fair value of stock awards during the years in accordance with FASB ASC 718, Compensation–- Stock Compensation, using actual forfeitures that were immaterial. For valuation assumptions related to the 2022 option awards, refer to Note 2, “Share-based Compensation,” to the audited consolidated financial statements for the year ended October 31, 2022.
(2)	Includes fair value of shares withheld by us to pay for taxes.
(3)	Consisted of cash paid in lieu of vested RSUs.
(4)	Mr. Mosser became Chief Executive Officer and President on August 1, 2023, and Stephen Sheriff became Chief Operating Officer on August 22, 2023.
(5)	Mr. Thoenes resigned as Interim Chief Financial Officer on August 1, 2023
(6)	Consulting fees pursuant to the Consulting Agreement (as defined below). See “Narrative Discussion” for additional information.

Narrative Discussion

The following is a narrative discussion of the material information that we believe is necessary to understand disclosed in the foregoing Summary Compensation Table. The following narrative disclosure is separated into sections, with a separate section for each of our named executive officers.

On February 6, 2023, we granted stock option awards to Nirajkumar Patel, Chief Science and Regulatory Office, to acquire up to 500,000 shares of common stock under our 2020 Stock and Incentive Compensation Plan, as partial compensation for Mr. Patel’s services as Chief Science and Regulatory Officer. The option shares are exercisable at a price of $0.73 per share, which equaled the closing price of the common stock as of the date immediately prior to the grant date. The issuances were exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof as a transaction not involving a public offering.

On February 6, 2023, we granted stock option awards to Eric Mosser, then our President and Chief Operating Officer, to acquire up to 500,000 shares of common stock under our 2020 Stock and Incentive Compensation Plan, as partial compensation for Mr. Mosser’s services as President and Chief Operating. The option shares are exercisable at a price of $0.73 per share, which equaled the closing price of the common stock as of the date immediately prior to the grant date. The issuances were exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof as a transaction not involving a public offering.

On March 3, 2023, we granted stock option awards to Mark Thoenes, then our Interim Chief Financial Officer, to acquire up to 50,000 shares of common stock under our 2020 Stock and Incentive Compensation Plan, as partial compensation for Mr. Thoenes’ services as Interim Chief Financial Officer. The option shares are exercisable at a price of $0.61 per share, which equaled the closing price of the common stock as of the date immediately prior to the grant date. The issuances were exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof as a transaction not involving a public offering.

On August 1, 2023, we granted stock option awards to Eric Mosser, our Chief Executive Officer and President to acquire up to 567,080 shares of common stock under our 2020 Stock and Incentive Compensation Plan, as partial compensation for Mr. Mosser’s services as Chief Executive Officer and President. The option shares are exercisable at a price of $0.59 per share, which equaled the closing price of the common stock as of the date immediately prior to the grant date. The issuances were exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof as a transaction not involving a public offering.

On August 1, 2023, we granted stock option awards to Thomas Metzler, our Chief Financial Officer, Treasurer and Secretary to acquire up to 253,916 shares of common stock under our 2020 Stock and Incentive Compensation Plan, as partial compensation for Mr. Metzler’s services as Chief Financial Officer, Treasurer, and Secretary. The option shares are exercisable at a price of $0.59 per share, which equaled the closing price of the common stock as of the date immediately prior to the grant date. The issuances were exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof as a transaction not involving a public offering.

On August 22, 2023, we granted stock option awards to Stephen Sheriff, our Chief Operating Officer to acquire up to 158,000 shares of common stock under our 2020 Stock and Incentive Compensation Plan, as partial compensation for Mr. Sheriff’s services as Chief Operating Officer. The option shares are exercisable at a price of $0.48 per share, which equaled the closing price of the common stock as of the date immediately prior to the grant date. The issuances were exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof as a transaction not involving a public offering.

Nirajkumar Patel

During the fiscal year ended October 31, 2023, we paid a base salary of approximately $276,000 to Nirajkumar Patel, our Chief Science & Regulatory Officer , compared to a base salary of approximately $244,000    for the fiscal year ended October 31, 2022. In May 2020, our Board approved a cash bonus award to Mr. Patel equal to $30,000 for every $25 million in gross revenues generated by us. On the same date, our Board also approved an equity bonus award to Mr. Patel of 75,000 restricted shares of our common stock for every $50 million in accumulated gross revenues generated by us. Based on the cash bonus award, we paid Mr. Patel a cash bonus of $30,000 in fiscal year 2022 and $0 in fiscal year 2023 based on our meeting the gross revenue benchmarks in each respective fiscal year.

We issued the following stock   compensation to Mr. Patel during fiscal years 2023 and 2022:

Vesting and/or Issuance Date	Number of Shares of our Common Stock	Price Per Share	Aggregate Value
11/5/2021	15,760	$1.80	$28,368
2/5/2022	14,656	$0.97	$14,216

During fiscal year 2022, we paid approximately $57,709 in non-equity incentive plan compensation, which consisted of cash paid in lieu of a vested RSU issuance. The aggregate values are based on the value of the vesting date for the shares that would have been issued.

Eric Mosser

During the fiscal year ended October 31, 2023, we paid a base salary of approximately $300,000 to Eric Mosser, our Chief Executive Officer and President,  compared to $226,577 for the fiscal year ended October 31, 2022. In May 2020, our Board approved a cash bonus award to Mr. Mosser equal to $20,000 for every $25 million in gross revenues generated by us. On the same date, our Board also approved an equity bonus award to Mr. Mosser of 6,250 restricted shares of our common stock for every $50 million in accumulated gross revenues generated by us. Based on the cash bonus award, we paid Mr. Mosser a cash bonus of $20,000 in fiscal year 2022 and $0 in fiscal year 2023 based on   meeting our gross revenue benchmarks in each respective fiscal year.

We issued the following stock compensation to Mr. Mosser during fiscal years 2023 and 2022:

Vesting and/or Issuance Date	Number of Shares of our Common Stock	Price Per Share	Aggregate Value
11/5/2021	14,072	$1.80	$25,330
2/5/2022	12,760	$0.97	$12,377

During fiscal year 2022 we paid approximately $57,709 in non-equity incentive plan compensation, which consisted of cash paid in lieu of a vested RSU issuance. The aggregate value is based on the value on the vesting date for the shares that would have been issued.

Mark Thoenes

Effective June 30, 2021, we entered into a Consulting Agreement, dated June 14, 2021, with Mr. Thoenes (the “Consulting Agreement”), Pursuant to the Consulting Agreement, we agreed to pay Mr. Thoenes a rate of $130 per hour and will reimburse him for usual and customary business expenses. We paid approximately $347,671 and $298,050 to Mr. Thoenes pursuant to the Consulting Agreement during the fiscal years 2022 and 2023 respectively. The total fair market value of these stock options on March 3, 2023 was $30,650. The Consulting Agreement was for a term of approximately 6 months, or until December 31, 2021, and was extended by the parties to July 31, 2023. Mr. Thoenes was assisting us as Interim Chief Financial Officer. He resigned this position on August 1, 2023.

Outstanding Equity Awards at Fiscal Year-End October 31, 2023

	Stock Option Awards
Name	Number of Stock Options that Have Not Vested (#)	Market Value of Stock Options that Have Not Vested ($)
Nirajkumar Patel	250,000	182,000
Eric Mosser	817,000	517,644
Thomas Metzler	253,916	150,064
Stephen Sheriff	183,000	94,090

Potential Payments Upon Termination or Change-of-Control

Other than the stock options mentioned above in “Outstanding Equity Awards at Fiscal Year-End”, none of our named executive officers are entitled to any payments upon termination or change-of-control.

Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide retirement or similar benefits for our named executive officers.

Employment Agreements

On August 1, 2023, we entered into an employment agreement with Mr. Mosser. Pursuant to the terms of the agreement, Mr. Mosser is paid an annual salary of $300,000 and receives health care insurance and other customary benefits. There is no fixed period outlined in the agreement, rather the Executive’s employment is at will, meaning that either party may terminate the employment at any time for any reason or no reason. In addition to Mr. Mosser’s base salary, Mr. Mosser is entitled to bonuses at the discretion of the Compensation Committee of the Board of Directors.

On August 1, 2023, we entered into an employment agreement with Mr. Metzler. Pursuant to the terms of the agreement, Mr. Metzler is paid an annual salary of $240,000 and receives health care insurance and other customary benefits. There is no fixed period outlined in the agreement, rather the Executive’s employment is at will, meaning that either party may terminate the employment at any time for any reason or no reason. In addition to Mr. Metzler’s base salary, Mr. Metzler is entitled to bonuses at the discretion of the Compensation Committee of the Board of Directors.

On August 22, 2023, we entered into an employment agreement with Mr. Sheriff. Pursuant to the terms of the agreement, Mr. Sheriff is paid an annual salary of $225,000 and receives health care insurance and other customary benefits. There is no fixed period outlined in the agreement, rather the Executive’s employment is at will, meaning that either party may terminate the employment at any time for any reason or no reason. In addition to Mr. Sheriff’s base salary, Mr. Sheriff is entitled to bonuses at the discretion of the Compensation Committee of the Board of Directors.

We do not have formal written employment agreements with Mr. Patel.

Director Compensation

In fiscal year 2023, we compensated our independent directors.

Name of Director (1)	Fees Earned or Paid in Cash	Option Awards	Total
Paul Reuter(2)	$100,000	$91,249	$191,249
Roger Brooks	87,500	91,249	178,749
George Chuang	87,500	91,249	178,749
Barry Hopkins	37,500	108,749	146,249
David Worner	37,500	108,749	146,249
James P. Cassidy	16,667	0	16,667
Mark Thoenes	0	0	0

(1)	Mr. Patel and Mr. Mosser are each named executive officers and, accordingly, their compensation is included in the “Summary Compensation Table” above. Neither Mr. Patel nor Mr. Mosser received any compensation for their service as a director for the fiscal year ended October 31, 2023.
(2)	Mr. Reuter resigned from the Board on March 18, 2023.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the last three fiscal years, we have entered into or participated in the following transactions with related persons:

Revenue

During the nine months ended July 31, 2023, the Company recognized revenue of $7,878 from three companies owned by Nirajkumar Patel, the Chief Science and Regulatory Officer and a director of the Company, and/or his wife.

Purchases and Accounts Payable

During the nine months ended July 31, 2023, 100% of the inventories of products, consisting solely of the BIDI® Stick, were purchased from Bidi, a related party controlled by Nirajkumar Patel, in the amount of $8,764,380. As of July 31, 2023, the Company had accounts payable to Bidi of $2,308,373 and product valued at $3,591,991 were held in inventory. In addition, as of July 31, 2023, the Company had accrued freight in expense of $120,993.

The KBI License Agreement provides that KBI shall pay Bidi license fees equivalent to 50% of the adjusted earned royalty payments, after any offsets due to jointly agreed costs such development costs incurred for entry to specific international markets. Consequently, the Company has determined that no license fees are owed to Bidi as of July 31, 2023, and October 31, 2022. As of July 31, 2023, the Company had accounts payable to Bidi of $466,150 for NRE.

Leased Office Space and Storage Space

We capitalize all leased assets pursuant to ASU 2016-02, Leases (Topic 842) (“Topic 842”), which requires lessees to recognize right-of-use (“ROU”) assets and lease liability, initially measured at present value of the lease payments, on its balance sheet for leases with terms longer than 12 months and classified as either financing or operating leases. We exclude short-term leases having initial terms of 12 months or less from Topic 842 as an accounting policy election and recognizes rent expense on a straight-line basis over the lease term. On June 10, 2022, we entered into the 2022 Lease with Just Pick for approximately 21,332 rentable square feet combined in our principal office building and warehouse, together with all improvements thereon. Just Pick is considered a related party because our Chief Science and Regulatory Officer and director, Mr. Nirajkumar Patel, owns and controls Just Pick.

Receivables Purchase Arrangements

On May 9, 2023, we entered into two receivables purchase agreements which are collateralized by all assets our assets until the loans are repaid in full and subject to interest rates of 15% and 25%. Under the terms of these agreements, we received an aggregate of $800,000 and agreed to repay an aggregate of $1,160,000, which is collected by the purchasers on a weekly basis. Eric Mosser, our President and Chief Executive Officer, personally guarantees the performance of these arrangements.

Policies and Procedures for Related Party Transactions

We follow ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. When and if we contemplate entering into a transaction in which any executive officer, director, nominee, or any family member of the foregoing would have a direct or indirect interest, regardless of the amount involved, the terms of such transaction are presented to our board of directors (other than any interested director, if possible) for approval, and documented in the board minutes.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information with respect to compensation plans under which our equity securities are authorized for issuance as of the end of fiscal year 2023:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise and grant price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	0	0	0
Equity compensation plans not approved by security holders	42,916	$17.98	6,713,749

Plans Not Approved by Stockholders

On May 28, 2020, our Board adopted a Stock and Incentive Compensation Plan (the “Incentive Plan”). The following is a summary of the principal features of the Incentive Plan. The summary of the Incentive Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Incentive Plan.

Background. The purpose of the Incentive Plan is to enhance stockholder value by linking the compensation of our employees, officers, directors, and consultants to increases in the price of our common stock and the achievement of other performance objectives and to encourage ownership in our company by key personnel whose long-term employment is considered essential to our continued progress and success. The Incentive Plan is also intended to assist us in recruiting new employees and to motivate, retain, and encourage such employees and directors to act in stockholders’ interest and share in our success. The various types of incentive awards that may be provided under the Incentive Plan are intended to enable us to respond to changes in compensation practices, tax laws, accounting regulations, and the size and diversity of its business. We will not offer incentive stock options under the Incentive Plan. All our employees, officers, directors, and consultants will be eligible to be granted awards under the Incentive Plan.

The Incentive Plan will be administered by our Board. All awards made under the Incentive Plan will be subject to the recommendations and approvals of our Board.

Stock Subject to the Incentive Plan. Subject to the terms of the Incentive Plan, the maximum aggregate number of shares of our common stock that may be subject to or delivered under awards granted pursuant to the Incentive Plan is 100,000,000 shares. Shares subject to awards that have been canceled, expired, settled in cash, or not issued or forfeited for any reason (in whole or in part) will not reduce the aggregate number of shares that may be subject to or delivered under awards granted under the Incentive Plan and be available for future awards granted under the Incentive Plan.

Eligibility. We may grant awards under the Incentive Plan to employees, officers, directors, and consultants.

Types of Awards. The Incentive Plan provides for options not qualifying as “incentive” stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, stock appreciation rights, shares of restricted stock, and other stock-based awards.

Award Limitation. Non-employee directors may not be granted awards in excess of the 200,000 shares of our common stock in any calendar year.

Term and Amendments. Unless terminated by our Board, the Incentive Plan will continue to remain effective until no further awards may be granted, and all awards granted under the Incentive Plan are no longer outstanding. Our Board may at any time, and from time to time, amend the Incentive Plan; provided that no amendment will be made that would impair the rights of a holder under any agreement entered into pursuant to the Incentive Plan without the holder’s consent.

Security Ownership of Certain Beneficial Owners and Management

Common Stock

The following table sets forth, as of the date of this prospectus, the number of shares of common stock owned of record and beneficially by (i) each of our current directors, (ii) each of our named executive officers, (iii) our directors and executive officers as a group, and (iv) each stockholder known by us to be the beneficial owner of more than 5% of our outstanding common stock. Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to the number of shares indicated as beneficial owned by them.

Name and Address (1)	Amount and Nature of Beneficial Ownership (Common Stock) (2)	Percentage of Class (2)

Nirajkumar Patel (3)	41,501,192	70.75%

Eric Mosser (4)	41,344,555	70.48%

Stephen Sheriff (5)	159,500	*

Roger Brooks (6)	141,666	*

George Chuang (7)	141,666	*

Barry M. Hopkins (8)	0	*

James P. Cassidy (9)	0	*

David Worner (10)	0	*

Mark Thoenes (11)	201,667	*

Thomas Metzler (12)	0	*

Current Executive Officers and Directors as a Group (10 Persons)	43,224,855	73.69%

Kaival Holdings, LLC, 401 N. Wickham Road, Suite 130 Melbourne, FL 32935 (13)	40,265,391	68.64%

* Less than 1.0%

(1) The address for each person listed above is 4460 Old Dixie Highway, Grant-Valkaria, Florida 32949, unless otherwise indicated.

(2) Applicable percentage of ownership is based on 58,661,090 shares of common stock outstanding as of October 31, 2023. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable within 60 days of October 31, 2023, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any person.

(3) Nirajkumar Patel serves as our Chief Science & Regulatory Officer, and director  . Consists of 40,265,391 shares of our common stock held by KH, an entity over which Mr. Patel has shared dispositive and voting authority, and approximately 1,100,000 shares of our common stock issuable upon the exercise of vested options, and approximately 250,000 shares of our common stock issuable upon the exercise of unvested options.

(4) Eric Mosser serves as our President & Chief Executive Officer, and director. Consists of 40,265,391 shares of our common stock held by KH, an entity over which Mr. Mosser has shared dispositive and voting authority, and approximately 1,000,000 shares of our common stock issuable upon the exercise of vested options, and approximately 817,000 shares of our common stock issuable upon the exercise of unvested options.

(5) Stephen Sheriff serves as our Chief Operating Officer. Consists of approximately 25,000 shares of our common stock issuable upon the exercise of vested options, approximately 183,000 shares of our common stock issuable upon the exercise of unvested options, and 134,500 shares of our common stock.

(6) Roger Brooks serves as a member of our board. Consists of approximately 141,666 shares of our common stock issuable upon the exercise of vested options and approximately 125,000 shares of our common stock issuable upon the exercise of unvested options.

(7) George Chuang serves as a member of our board. Consists of approximately 141,666 shares of our common stock issuable upon the exercise of vested options and approximately 125,000 shares of our common stock issuable upon the exercise of unvested options.

(8) Barry M. Hopkins serves as our Executive Chairman. Consists of approximately 125,000 shares of our common stock issuable upon the exercise of unvested options.

(9) James Cassidy serves as a member of our board.

(10) David Worner serves as a member of our board. Consists of approximately 125,000 shares of our common stock issuable upon the exercise of unvested options.

(11) Mark Thoenes serves as a member of our board. Consists of 1,667 shares of our common stock and approximately 200,000 shares of our common stock issuable upon the exercise of vested options.

(12) Thomas Metzler serves as our Chief Financial Officer, Secretary and Treasurer. Consists of approximately 253,916 shares of our common stock issuable upon the exercise of unvested options.

(13) Nirajkumar Patel and Eric Mosser are the sole voting members of KH.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our securities and is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Certificate of Incorporation and Bylaws in their entirety for a complete description of the rights and preferences of our securities.

General

Our authorized capital stock consists of 1,005,000,000 shares, divided into 1,000,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share (or Preferred Stock). Under our Certificate of Incorporation, our Board has the authority to issue such shares of common stock and Preferred Stock in one or more classes or series, with such voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and such qualifications, limitations or restrictions thereof, if any, as shall be provided for in a resolution or resolutions adopted by our Board and filed as designations.

Common Stock

As of the prospectus, 58,661,090 shares of our common stock were outstanding.

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors, and are entitled to receive dividends when and as declared by our Board out of funds legally available therefore for distribution to stockholders and to share ratably in the assets legally available for distribution to stockholders in the event of the liquidation or dissolution, whether voluntary or involuntary, of our company. We have not paid any dividends and do not anticipate paying any dividends on our common stock in the foreseeable future. It is our present policy to retain earnings, if any, for use in the development of our business. Our common stockholders do not have cumulative voting rights in the election of directors and have no preemptive, subscription, or conversion rights. Our common stock is subject to redemption by us.

On December 11, 2023, Kaival Holdings, LLC, a Delaware limited liability company (an entity co-managed by Nirajkumar Patel, the Chief Science & Regulatory Officer, Treasurer and director of our company, and Eric Mosser, the President, Chief Executive Officer and director of our company), which is the holder of approximately 68.64% of our outstanding common stock as of the record date approved by written consent a proposed amendment to our Certificate of Incorporation, as amended, to effect a reverse stock split of our issued and outstanding common stock at a ratio between one-for-two and one-for-thirty (the “Reverse Split”), with such final ratio to be determined at the sole discretion of our Board of Directors and with such Reverse Split to be effected at such time and date, if at all, as determined by our Board of Directors in its sole discretion (provided that it is effected by December 11, 2024, the one year anniversary of Kaival Holdings’ approval of the Reverse Split). The approval of the Reverse Split by Kaival Holdings is expressly conditioned on our Board of Directors’ approval (if any) of the Reverse Split, including the time and ratio thereof, being unanimous at the time our Board of Directors approves the Reverse Split. No assurances can be given that the Reverse Split (which is being contemplated as part of our plan to cure an outstanding Nasdaq minimum bid price listing requirement) will ever be effectuated.

Preferred Stock

Of the 5,000,000 shares of Preferred Stock authorized, 900,000 shares of Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock” and the shares of common stock underlying the Series B Preferred, the “Series B Conversion Shares”) are presently outstanding.

Our Preferred Stock remains available for designation by our Board. Accordingly, our Board is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of Preferred Stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock, or delaying or preventing a change in control of us, all without further action by our stockholders.

Series B Preferred Stock

Voting. The shares of Series B Preferred Stock carry no voting rights except: (i) with respect to the nomination of the Series B Director (as described below) and (ii) that the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock (the “Majority Holders”), acting as a single class, shall be necessary for effecting any amendment, alteration or repeal of any of the provisions of our Certificate of Incorporation or this Certificate of Designation that materially and adversely affects the rights, preferences or voting power of the Series B Preferred Stock; provided, however, that the amendment of the provisions of our Certificate of Incorporation create additional classes of preferred stock shall not be deemed to materially or adversely affect the rights, preferences or voting power of the Series B Preferred Stock.

Redemption. The 900,000 shares of Series B Preferred Stock is redeemable by us for cash at $15 per share (the “Redemption Price”); provided, however, if the volume-weighted average price of the common stock for ten (10) trading-days in any thirty (30) trading-day period is equal to or greater than the prices set forth below (each, a “Redemption Price Reduction Target”), the Redemption Price shall be subject to downward adjustment to the prices per share set forth below:

Redemption Price Reduction Target	Redemption Price
$3.50 per share of Common Stock	$10.00 per share of Series B Preferred Stock
$5.50 per share of Common Stock	$8.00 per share of Series B Preferred Stock
$7.50 per share of Common Stock	$6.00 per share of Series B Preferred Stock

Priority. The Series B Preferred Stock ranks, with respect to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up our the affairs, and redemption rights, senior to the common stock and each other class or series of securities now existing or hereafter authorized classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series B Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of our, and redemption rights.

Liquidation Preference. Upon a liquidation and dissolution of our company, the holders of Series B Preferred Stock shall be entitled to a liquidation preference senior to the holders of shares of common stock equal to $15 per share (the “Liquidation Preference”); provided, however, that a Change of Control (as defined below) shall not be deemed a liquidation and dissolution of our company. The term “Change of Control” means (i) a sale, lease, license or transfer of all or substantially all of the assets of our company and its consolidated subsidiaries taken as a whole; (ii) the acquisition of more than fifty percent (50%) of the voting power of the outstanding securities of our company by another entity by means of any transaction or series of related transactions (including, without limitation, reorganization, exchange, merger or consolidation) unless our stockholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of their continuing to hold such stock and/or their receipt in exchange therefor of securities issued as consideration for our outstanding stock) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity; or (iii) any reorganization, merger, combination, exchange, or consolidation in which we are not the surviving entity, excluding any merger effected exclusively for the purpose of changing our corporate domicile.

Dividends. The holders of the Series B Preferred Stock shall be entitled to receive, on each share of Series B Preferred Stock, an amount (such amount, the “Series B Dividend”) equal to two percent (2%) multiplied by the Liquidation Preference. The Series B Dividend shall begin to accrue on a daily basis, be cumulative from and including May 30, 2023, whether or not we have funds legally available for such dividends or such dividends are declared, shall compound on each six (6) month anniversary of the Closing Date (a “Compounding Date”) (i.e., no dividends shall accrue on other dividends unless and until the Compounding Date has passed), and shall be payable in arrears only with respect to any then outstanding (i.e., unredeemed) shares of Series B Preferred Stock on the eighteen (18) month anniversary of the Closing Date.

Series B Director. For so long as any shares of Series B Preferred Stock remain outstanding, the Majority Holders will be entitled to designate one (1) individual to be nominated to serve as a director (the “Series B Preferred Director”) on the board of directors of Kaival Brands (the “Board”). At each annual meeting of our stockholders, or at any special meeting called for the purpose of electing directors, the Board shall nominate such designee for election. Unless the Board shall have received from the Majority Holders a written designation by March 1 of each calendar year of an individual other than the then-sitting Series B Preferred Director, the Board shall nominate the then-sitting Series B Preferred Director for re-election to the Board. The Series B Preferred Director is subject to any board of directors-related provisions that may be contained in our Certificate of Incorporation or Bylaws. The Majority Holders, voting as a single class at a meeting called for such purpose (or by written consent signed by the Majority Holders in lieu of such a meeting), have the sole right to remove the Series B Preferred Director from the Board. Any vacancy created by the removal, resignation or death of a Series B Preferred Director may solely be filled by the Majority Holders, voting as a single class, at a meeting called for such purpose (or by written consent signed by the Majority Holders in lieu of such a meeting). The Series B Preferred Director shall be entitled to receive similar compensation, benefits, reimbursement (including of reasonable travel expenses), indemnification and insurance coverage for his or her service as a director of our company as the other non-employee directors. The initial Series B Preferred Director appointed is James P. Cassidy.

Voluntary Conversion. The Majority Holders may, on behalf of all of the then current holders of Series B Preferred Stock, elect to cause a voluntary conversion of the Series B Preferred Stock, without payment of additional consideration, into fully-paid and nonassessable shares of common stock. The number of shares of common stock to which each share of Series B Preferred Stock shall be converted upon such election shall be 8.3333 shares of common stock for each share of Series B Preferred Stock (the “Conversion Rate”). The Conversion Rate is subject to customary stock-based (but not price-based) adjustments upon the occurrence of stock splits and the like involving the common stock.

A voluntary conversion of the Series B Preferred Stock may only occur on or after the following dates and only up to the following number of shares of Series B Preferred Stock: (i) on the eighteen (18) month anniversary of May 30, 2023, up to 180,000 shares of Series B Preferred Stock; (ii) on the twenty-four (24) month anniversary of May 30, 2023, up to an additional 180,000 shares of Series B Preferred Stock; (iii) on the thirty-six (36) month anniversary of May 30, 2023, up to an additional 180,000 shares of Series B Preferred Stock; (iv) on the forty-eight (48) month anniversary of May 30, 2023, up to an additional 180,000 shares of Series B Preferred Stock; and (v) on the sixty (60) month anniversary of May 30, 2023, up to an additional 180,000 shares of Series B Preferred Stock.

Automatic Conversion on Change of Control. All shares of Series B Preferred Stock shall automatically and without any further action required be converted into the common stock at the Conversion Rate immediately prior to the consummation of a Change of Control such that the former holders of Series B Preferred Stock will be able to participate in the Change of Control as holders of common stock.

Preemptive Rights. No holders of Series B Preferred Stock will, as holders of Series B Preferred Stock, have any preemptive rights to purchase or subscribe for shares of the common stock or any of our other securities.

GoFire Warrant

The Original Warrant is exercisable for an aggregate of 2,000,000 Warrant Shares for a period of four (4) years ending May 30, 2027. The exercise price for the Warrant Shares is $3.00, $4.00, $5.00 and $6.00 per share, respectively, for each of four tranches of five hundred thousand (500,000) Warrant Shares. The exercise prices of the warrant are subject to customary stock-based (but not price-based) adjustments upon the occurrence of stock splits and the like involving our common stock. The Warrant is exercisable on a cash basis only, except that the Warrant may be exercised on a “cashless basis” if at the time of exercise there is not an effective registration statement under the Securities Act of 1933, as amended covering the public resale of the Warrant Shares.

Other Warrants

We issued a common stock purchase warrant to purchase an aggregate of 368,000 shares of common stock as compensation for advisory services rendered directly related to the GoFire APA. The warrant is exercisable for a period of five (5) years from May 30, 2023. The exercise price for the warrant shares are $0.70 per share. The warrant is non-exercisable or transferrable for six months after May 30, 2023 other than as permitted by FINRA Rule 5110. The warrants may be exercised as to all or a lesser number of shares of common stock for a period of five (5) years after May 30, 2023. We determined the fair value of the warrant as of the acquisition date and included it as part of the asset acquisition cost.

We entered into a financial advisor and placement agent agreement in April 2023 with an advisor. As part of the consideration for the advisor’s services, we issued warrants to purchase an aggregate of 360,000 shares of common stock at an exercise price of $0.73 per share and a term of 5 years. During the twelve (12) month engagement period, we are obligated to grant the advisor warrants to purchase 30,000 shares of common stock each month. We issued the first six (6) months of warrants to purchase 180,000 shares of common stock upon the execution of the agreement and will issue monthly warrants each month at a rate of 30,000 warrants per month until 360,000 warrants have been issued in aggregate. For the three months ended July 31, 2023, we issued warrants to purchase a total of 240,000 shares of common stock.

Transfer Agent

The transfer agent and registrar for our common stock, Preferred Stock and Warrants is vStock Transfer, LLC

Certain Provisions of our Certificate of Incorporation, our Bylaws, and the DGCL

Certain provisions in our Certificate of Incorporation and Bylaws, as well as certain provisions of the DGCL, may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price of the shares held by stockholders. These provisions contained in our Certificate of Incorporation and Bylaws include the items described below.

●	Special Meetings of Stockholders. Our Bylaws provide that special meetings of our stockholders may be called only by a majority of our Board, the President, Chief Executive Officer, or the Secretary.

●	No Cumulative Voting. Our Certificate of Incorporation does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares could be able to ensure the election of one or more directors.

●	Undesignated Preferred Stock. Because our Board has the power to establish the preferences and rights of the shares of any additional series of Preferred Stock, it may afford holders of any Preferred Stock preferences, powers, and rights, including voting and dividend rights, senior to the rights of holders of our common stock, which could adversely affect the holders of common stock and could discourage a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.

●	Our Officers Beneficially Own a Majority of Our Capital Stock. Our executive officers and sole directors beneficially own more than a majority of our common stock and own all of the issued and outstanding shares of Series A Preferred Stock. Accordingly, they are able to control all matters related to our company.

These and other provisions contained in our Certificate of Incorporation and Bylaws are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. However, these provisions could delay or discourage transactions involving an actual or potential change in control of us, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests.

In addition, we are subject to the provisions of Section 203 of the DGCL. Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless:

●	The board of directors of the corporation approved the business combination or other transaction in which the person became an interested stockholder prior to the date of the business combination or other transaction;

●	Upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers of the corporation and shares issued under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to the date the person became an interested stockholder, the board of directors of the corporation approved the business combination and the stockholders of the corporation authorized the business combination at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of a corporation’s voting stock.

Section 203 of the DGCL could depress our stock price and delay, discourage, or prohibit transactions not approved in advance by our Board, such as takeover attempts that might otherwise involve the payment to our stockholders of a premium over the market price of our common stock.

PLAN OF DISTRIBUTION

Relationship Between Our Company and GoFire

On May 30, 2023, we and our subsidiary Kaival Labs entered into the GoFire APA with GoFire. Pursuant to the terms of the GoFire APA, we purchased certain intellectual property assets of GoFire consisting of vaporizer and inhalation-related patents, patent applications and trademarks in exchange for equity securities of our company and certain contingent cash consideration. As partial consideration for such purchased intellectual property, we paid to GoFire equity securities of our company consisting of (i) an aggregate of 2,000,000 2023 APA Shares; (ii) 900,000 shares of Series B Preferred Stock and (iii) the Original Warrant. Of the 2,000,000 2023 APA Shares, 200,000 were issued as compensation to Winchester Capital Advisors, GoFire’s merger and acquisition advisor in connection with the transactions contemplated by the GoFire APA, and the remaining 1,800,000 2023 APA Shares will be subject to the GoFire Distribution (except for an additional 200,000 2023 APA Shares which remain held by VStock Transfer as escrow agent pursuant to the terms of the GoFire APA). For a period of eighteen months from the closing of the GoFire APA transaction, a total of 200,000 APA Shares and 90,000 shares of common stock underlying the Series B Preferred are held in a third-party escrow account at VStock Transfer to secure GoFire’s indemnification obligations under the GoFire APA.

Pursuant to the GoFire APA, we are required to use commercially reasonable efforts to register the 2023 APA Shares and Warrant Shares with the SEC for distribution to GoFire’s stockholders and/or public resale by such stockholders within 180 days of the closing date. We have filed the registration statement of which this prospectus is a part to satisfy this obligation.

Prior to the GoFire Distribution, GoFire has beneficial ownership of 4,000,000 shares of our common stock (consisting of the 2023 APA Shares and the Warrant Shares), representing approximately 6.8% of our outstanding shares of common stock as of the date of this prospectus. Following the GoFire Distribution, GoFire will no longer hold the 2023 APA Shares or the Warrants and will therefore not beneficially own any shares of our common stock, but will continue to hold the shares of our Series B Preferred Stock, which are only convertible into shares of common stock (and subject to the limitations described under “Description of Capital Stock—Preferred Stock--Series B Preferred Stock”) beginning on the eighteen (18) month anniversary of May 30, 2023.

GoFire Distribution

Pursuant to the registration statement of which this prospectus forms a part, we are registering the GoFire Distribution as a primary offering, As part of the GoFire Distribution, GoFire will distribute to the GoFire Stockholders the 2023 APA Shares and the Warrants. Prior to such distribution, the Original Warrant will be subdivided into separate Warrants for distribution to the GoFire Stockholders hereunder. Although we will subdivide the Original Warrant into separate Warrants for distribution to the GoFire Stockholders, and although we are registering the GoFire Distribution of the Warrants as a primary offering, we do not expect that a public market will develop for the Warrants, and we do not plan to establish a public market for the Warrants.

Given the nature of the GoFire Distribution, GoFire is acting as a statutory “underwriter” within the meaning of the Securities Act Securities Act, with respect to the securities subject to the GoFire Distribution. GoFire is receiving no commissions, discounts or other remuneration from our company in connection with the GoFire Distribution. None of the securities subject to the GoFire Distribution are being distributed by GoFire through the efforts of any brokers or dealers. GoFire is not engaging in the GoFire Distribution for the purpose of stabilizing, maintaining, or otherwise affecting the market price of the securities subject to the GoFire Distribution.

Issuance of Warrant Shares

Pursuant to the registration statement of which this prospectus forms a part, we are also registering the issuance by our company of up to 2,000,000 Warrant Shares upon potential future exercises of the Warrants. No assurances can be given that any of the Warrants will ever be exercised.

2023 APA Shares and the Warrant Shares were subject to a lock-up agreement that terminated on November 26, 2023.

LEGAL MATTERS

The validity of the securities offered by this prospectus have been passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

Our consolidated balance sheets as of October 31, 2022 and 2021 and the related consolidated statements  of operations, changes in stockholders’ equity and cash flows for the years then ended, incorporated by reference into this prospectus, have been audited by MaloneBailey, LLP, our independent registered public accounting firm, with respect thereto, and has been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer to you the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information is available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.kaivalbrands.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 000-56016):

●	Our Annual Report on Form 10-K for the fiscal year ended October 31, 2022, filed with the SEC on January 30, 2023;

●	Our Quarterly Report on Form 10-Q for the quarter ended July 31, 2023, filed with the SEC on September 19, 2023; and

●	Our Current Report on Forms 8-K, filed with the SEC on January 30, 2023, February 3,2023, March 17, 2023, March 20, 2023, May 31, 2023, June 14, 2023, August 3, 2023, August 15, 2023, August 17, 2023, August 28, 2023, November 13, 2023 and December 5, 2023.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus, which will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later-filed document modify or replace such earlier statements. In addition to being able to access any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents on our website at https://ir.kaivalbrands.com/financials/sec-filings. We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of such documents. You should direct any requests for documents to:

Kaival Brands Innovations Group, Inc.

Attn: Chief Financial Officer

4460 Old Dixie Highway, Grant-Valkaria, Florida 32949

KAIVAL BRANDS INNOVATIONS GROUP, INC.

1,800,000 Shares

Common Stock

1,800,000 Warrants to

Purchase Common Stock

1,800,000 Shares

Common Stock Underlying Warrants

PROSPECTUS

December [ ], 2023

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The table below lists various expenses payable in connection with the sale and distribution of the securities being registered hereby. All the expenses are estimates, except the Securities and Exchange Commission (“SEC”) registration fee. All such expenses will be borne by us.

Type	Amount
SEC Registration Fee	$1,537
Accounting Fees	$10,000
Legal fees and expenses	$50,000
Miscellaneous	$10,000
Total expenses	$71,537

Item 14. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation provides that we shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of ours or while a director or officer is or was serving at our request as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require us to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against us initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of our Certificate of Incorporation shall not adversely affect any right or protection of a director or officer of ours with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

Our bylaws provide we shall, to the fullest extent permitted under the laws of the State of Delaware, as amended and supplemented from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such party is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such party or on such party’s behalf in connection with such action, suit or proceeding and any appeal therefrom.

Expenses incurred by such a person in defending a civil or criminal action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us as authorized by relevant sections of the Delaware General Corporation Law. Notwithstanding the foregoing, we shall not be required to advance such expenses to a person who is a party to an action, suit or proceeding brought by us and approved by a majority of our Board of Directors that alleges willful misappropriation of corporate assets by such person, disclosure of confidential information in violation of such person’s fiduciary or contractual obligations to us or any other willful and deliberate breach in bad faith of such person’s duty to us or our stockholders.

We shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by our Board of Directors.

The indemnification rights provided in our bylaws shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, continue as to such person who has ceased to be a director or officer, and inure to the benefit of the heirs, executors and administrators of such a person.

If the Delaware General Corporation Law is amended to expand further the indemnification permitted to indemnitees, then we shall indemnify such persons to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

We may, to the extent authorized from time to time by our Board of Directors, grant indemnification rights to other employees or agents of ours or other persons serving us and such rights may be equivalent to, or greater or less than, those set forth in our bylaws.

Our obligation to provide indemnification under our bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by us or any other person.

To assure indemnification under our bylaws of all directors, officers, employees or agents who are determined by us or otherwise to be or to have been “fiduciaries” of any employee benefit plan of ours that may exist from time to time, Section 145 of the Delaware General Corporation Law shall, for the purposes of our bylaws, be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of ours that is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; we shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to us also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; and excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”

Our bylaws shall be deemed to be a contract between us and each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, at any time while this bylaw is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The indemnification provision of our bylaws does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of ours, or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provisions of this section. We currently maintain such insurance.

The right of any person to be indemnified is subject to our right, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at our expense of by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered herewith, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of transactions by us within the past three years involving sales or our securities that were not registered under the Securities Act. All sales listed below were made pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act and/or Regulation D thereunder in that (i) none of the offers and sales constituted a public offering of securities and/or (ii) the securities were only offered and sold to accredited investors.

Inflection Partners Consulting Agreement

On January 6, 2021, the Company entered into a Consulting Agreement (the “Consulting Agreement”) with Inflection Partners LLC (“Inflection Partners”), pursuant to which the Company engaged Inflection Partners to provide investor relations, corporate communication, marketing, strategic advising, and operational activities (collectively, the “Services”). In connection therewith, the Company issued 1,000,000 shares of the Company’s restricted common stock to Inflection Partners as partial consideration for the Services rendered or to be rendered to the Company.

Trending Equities Services Agreement

Effective on January 11, 2021, the Company entered into a Services Agreement (the “Services Agreement”) with Trending Equities Corp. (“Trending Equities”), pursuant to which the Company engaged Trending Equities to provide certain social media awareness and consulting and investor relations services (the “TE Services”). In connection therewith, the Company issued 500,000 shares of the Company’s restricted common stock to Trending Equities as partial consideration for the TE Services to be rendered to the Company.

GoFire Asset Purchase Agreement

On May 30, 2023 (the “Closing Date”), the Company and Kaival Labs entered into the GoFire APA with GoFire. Pursuant to the terms of the GoFire APA, the Company and Kaival Labs purchased certain intellectual property assets of GoFire consisting of various patents, patent applications and trademarks (the “Purchased Assets”) in exchange for equity securities of the Company and certain contingent cash consideration. The Purchased Assets consist of 12 existing patents and 46 pending patents with novel technologies related to vaporization and inhalation technologies. The patents and patent applications cover the U.S. and several international territories. The Purchased Assets also include four registered and two pending trademarks.

Pursuant to the terms of the GoFire APA, the Company paid to GoFire, in addition to certain contingent cash consideration described below, consideration in the form of equity securities of the Company consisting of (i) an aggregate of 2,000,000 shares of Common Stock (the “2023 APA Shares”); (ii) 900,000 shares of newly-designated Series B Convertible Preferred Stock, par value $0.001 per share, (the “Series B Preferred Stock” and the shares of Common Stock underlying the Series B Preferred, the “Series B Conversion Shares”), the rights, preferences and terms of which are set forth in a Certificate of Designation of Rights and Preferences of the Series B Preferred Stock (the “Certificate of Designation”), and (iii) a common stock purchase warrant to purchase 2,000,000 shares of Common Stock (the “Warrant” and the shares of Common Stock underlying the Warrant, the “Warrant Shares”). Of the 2,000,000 2023 APA Shares, 200,000 were issued as compensation to Winchester Capital Advisors, GoFire’s merger and acquisition advisor in connection with the transactions contemplated by the GoFire APA, and the remaining 1,800,000 2023 APA Shares will be subject to the GoFire Distribution (except for an additional 200,000 2023 APA Shares which remain held by VStock Transfer as escrow agent pursuant to the terms of the GoFire APA). For a period of eighteen months from the closing of the GoFire APA transaction, a total of 200,000 APA Shares and 90,000 shares of common stock underlying the Series B Preferred are held in a third-party escrow account at VStock Transfer to secure GoFire’s indemnification obligations under the GoFire APA. As additional consideration for the Purchased Assets, any cannabis-specific (meaning cannabis, hemp or cannabinoid) royalties that are generated by Kaival Labs from or due to the Purchased Assets, from the Closing Date until January 1, 2027, will be subject to a contingent cash payment as described in the GoFire APA and subject to the terms of the GoFire APA.

Pursuant to the GoFire APA, the Company is required to use commercially reasonable efforts to register the 2023 APA Shares and Warrant Shares with the SEC for distribution to GoFire’s stockholders and/or public resale by such stockholders within 180 days of the Closing Date. In addition, if any Series B Preferred Stock remains outstanding nineteen (19) months after the Closing Date, the Company shall use commercially reasonable efforts to file with the SEC a subsequent registration statement registering the distribution to GoFire’s stockholders and/or public resale Series B Conversion Shares by such stockholders. If such subsequent registration statement is required, the Company will use its commercially reasonable efforts to obtain effectiveness of such subsequent registration statement within nineteen (19) months of the Closing Date, and if the Company does not so register the Series B Conversion Shares within nineteen (19) months of the Closing Date, the Company will issue to GoFire or its designee an additional ten percent (10%) of all of the Series B Conversion Shares underlying the then-outstanding shares of Series B Preferred Stock.

All of the securities issued as consideration for the Purchased Assets are subject to a lock-up agreement that terminates one hundred eighty (180) days from the Closing Date.

AJB Capital Investments Securities Purchase Agreement

On August 9, 2023, the Company entered into a Securities Purchase Agreement (the “SPA”) with AJB Capital Investments, LLC (the “Purchaser”), pursuant to which the Company sold a Promissory Note in the principal amount of $650,000 (the “Note”) to the Purchaser in a private transaction for a purchase price of $585,000 (giving effect to original issue discount of $65,000). Pursuant to the terms of the SPA, the Company paid a commitment fee to the Purchaser in the form of 400,000 shares (the “Commitment Fee Shares”) of common stock of the Company.

On December 1, 2023, the Company repaid all amounts due and owing under the Note in full, in an aggregate amount, including accrued interest, equal to $650,181. In connection with the repayment of the Note, the Company agreed that the Purchaser would be permitted to retain all of the Commitment Fee Shares. Under the SPA, the Company originally had the right to repurchase half of the Commitment Fee Shares if the Note was repaid in full prior to maturity. As a result of the repayment of the Note, the Company will have no further payment or other obligations to the Purchaser in connection with the Note or any agreements or instruments entered into in connection with the Note.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits. The following exhibits are filed as part of this registration statement on Form S-1.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

3.1	Restated Certificate of Incorporation, which was filed as Exhibit 3.1 to our Registration Statement on Form 10-12G filed with the Securities and Exchange Commission on March 25, 2019, and is incorporated herein by reference thereto.

3.2	Bylaws, which were filed as Exhibit 3.2 to our Registration Statement on Form 10-12G filed with the Securities and Exchange Commission on February 19, 2019, and are incorporated herein by reference thereto.

3.3	Certificate of Ownership and Merger, as filed with the Secretary of State of the State of Delaware on June 20, 2019, which was filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 15, 2019, and is incorporated herein by reference thereto.

3.4	Certificate of Correction, as filed with the Secretary of State of the State of Delaware on July 15, 2019, which was filed as Exhibit 3.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 15, 2019, and is incorporated herein by reference thereto.

3.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Kaival Brands Innovations Group, Inc., effective July 20, 2021, which was filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 20, 2021, and is incorporated herein by reference thereto.

3.6	Certificate of Designation of Preferences, Rights and Limitations of the Series B Convertible Preferred Stock, dated May 30, 2023, which was filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 14, 2023, and is incorporated herein by reference thereto.

4.1	Description of Securities, which was filed as Exhibit 4.1 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on January 30, 2023, and is incorporated herein by reference thereto

4.2	Form of senior indenture, filed as Exhibit 4.4 to our Registration Statement on Form S-3 filed with the Securities and Exchange Commission on July 30, 2021, and is incorporated herein by reference thereto.

4.3	Form of Warrant, filed as Exhibit 4.1 to our Current Report on Form 8-K filed with Securities and Exchange Commission on October 4, 2021, and is incorporated herein by reference thereto.

4.4	Warrant Agency Agreement, dated as of September 29, 2021, by and between Kaival Brands Innovations Group, Inc. and VStock Transfer, LLC, as warrant agent, filed as Exhibit 4.2 to our Current Report on Form 8-K filed with Securities and Exchange Commission on October 4, 2021, and is incorporated herein by reference thereto.

4.5	Common Stock Purchase Warrant issued to GoFire, Inc on May 30, 2023, which was filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 14, 2023, and is incorporated herein by reference thereto.

5.1*	Opinion of Ellenoff Grossman & Schole LLP

10.1	Service Agreement by and between Kaival Brands Innovations Group, Inc. and QuikfillRx LLC, dated March 31, 2020, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2020, and is incorporated herein by reference thereto.

10.2	First Amendment to Service Agreement by and between Kaival Brands Innovations Group, Inc. and QuikfillRx LLC, dated June 2, 2020, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2020, and is incorporated herein by reference thereto.

10.3	Non-Exclusive Sub-Distribution Agreement by and between Kaival Brands Innovations Group, Inc. and Favs Business, LLC, dated April 3, 2020, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2020, and is incorporated herein by reference thereto. (1)

10.4	Non-Exclusive Sub-Distribution Agreement by and between Kaival Brands Innovations Group, Inc. and Colonial Wholesale Distributing Inc., dated April 11, 2020, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 13, 2020, and is incorporated herein by reference thereto. (1)

10.5	Amended and Restated Non-Exclusive Sub-Distribution Agreement by and between Kaival Brands Innovations Group, Inc. and Favs Business, LLC, dated May 21, 2020, which was filed as Exhibit 10.6 to our Form 10-Q filed with the Securities and Exchange Commission on May 27, 2020, and is incorporated herein by reference thereto. (1)

10.6	Amended and Restated Non-Exclusive Sub-Distribution Agreement by and between Kaival Brands Innovations Group, Inc. and Colonial Wholesale Distributing Inc., dated May 25, 2020, which was filed as Exhibit 10.7 to our Form 10-Q filed with the Securities and Exchange Commission on May 27, 2020, and is incorporated herein by reference thereto. (1)

10.7	Share Cancellation and Exchange Agreement, by and between the Company and Kaival Holdings, LLC, dated August 19, 2020, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 21, 2020, and is incorporated herein by reference thereto.

10.8	Amended and Restated 2020 Stock and Incentive Compensation Plan, which was filed as an annex to our Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 4, 2022 and is incorporated herein by reference thereto.

10.9

Form of Restricted Stock Unit Agreement by and between Kaival Brands Innovations Group, Inc. and Nirajkumar Patel, which was filed as Exhibit 10.3 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2020, and is incorporated herein by reference thereto.

10.10

Form of Restricted Stock Unit Agreement by and between Kaival Brands Innovations Group, Inc. and Eric Mosser, which was filed as Exhibit 10.4 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2020, and is incorporated herein by reference thereto.

10.11

Form of Restricted Stock Unit Agreement by and between Kaival Brands Innovations Group, Inc. and Nirajkumar Patel, which was filed as Exhibit 10.5 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2020 and is incorporated herein by reference thereto.

10.12	Form of Restricted Stock Unit Agreement by and between Kaival Brands Innovations Group, Inc. and Eric Mosser, which was filed as Exhibit 10.6 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2020 and is incorporated herein by reference thereto.

10.13	Lease Agreement by and between Kaival Brands Innovations Group, Inc., and Just Pick, LLC, dated July 15, 2020, which was filed as Exhibit 10.14 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 14, 2020, and is incorporated herein by reference thereto.

10.14	Consulting Agreement, by and between Kaival Brands Innovations Group, Inc. and Russell Quick, dated March 16, 2021, which was filed as Exhibit 10.18 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 21, 2021, and is incorporated herein by reference thereto.

10.15	Second Amendment to Service Agreement, by and between Kaival Brands Innovations Group, Inc. and QuikfillRx LLC, effective as of March 16, 2021, which was filed as Exhibit 10.19 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 21, 2021 and is incorporated herein by reference thereto.

10.16	Independent Director Agreement, dated June 30, 2021, by and between the Company and George Chuang, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2021, and is incorporated herein by reference thereto.

10.17	Consulting Agreement, dated June 14, 2021, by and between the Company and Mark Thoenes, which was filed as Exhibit 10.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2021, and is incorporated herein by reference thereto.

10.18	Amended and Restated Independent Director Agreement, dated March 29, 2021, by and between the Company and Roger Brooks, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2021, and is incorporated herein by reference thereto.

10.19	Amended and Restated Independent Director Agreement, dated March 29, 2021, by and between the Company and Paul Reuter, which was filed as Exhibit 10.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2021, and is incorporated herein by reference thereto.

10.20	Amendment to Amended and Restated Independent Director Agreement, dated July 19, 2021, by and between the Company and Roger Brooks, which was filed as Exhibit 10.3 to our Current Report on Form 8-K filed with Securities and Exchange Commission on July 23, 2021, and is incorporated herein by reference thereto.

10.21	Amendment to Amended and Restated Independent Director Agreement, dated July 19, 2021, by and between the Company and Paul Reuter, which was filed as Exhibit 10.4 to our Current Report on Form 8-K filed with Securities and Exchange Commission on July 23, 2021, and is incorporated herein by reference thereto.

10.22	Lease Agreement by and between the Company and Just Pick, LLC, dated June 10, 2022, which was filed as Exhibit 10.24 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 21, 2022, and is incorporated herein by reference thereto.

10.23	Deed of Licensing Agreement by and between Kaival Brands International, LLC and Philip Morris Products S.A., dated as of June 13, 2022, which was filed as Exhibit 10.26 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 21, 2022, and is incorporated herein by reference thereto. (1) +

10.24	Fourth Amendment to Service Agreement, dated November 9, 2022 between the Company and QuikfillRx, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with Securities and Exchange Commission on November 15, 2022, and is incorporated herein by reference thereto. +

10.25	Nonqualified Stock Option Grant Agreement, dated November 9, 2022, between the Company and QuikfillRx, which was filed as Exhibit 10.2 to our Current Report on Form 8-K filed with Securities and Exchange Commission on November 15, 2022, and is incorporated herein by reference thereto.

10.26	Nonqualified Stock Option Grant Agreement, dated November 9, 2022, between the Company and QuikfillRx, which was filed as Exhibit 10.3 to our Current Report on Form 8-K filed with Securities and Exchange Commission on November 15, 2022, and is incorporated herein by reference thereto.

10.27	Asset Purchase Agreement by and among Kaival Brands Innovations Group, Inc., Kaival Labs, Inc., and GoFire, Inc., dated May 30, 2023, which was filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 14, 2023, and is incorporated herein by reference thereto.

10.28	Employment Agreement by and between the Company and Thomas Metzler, dated August 1, 2023, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 3, 2023, and is incorporated herein by reference thereto.

10.29	Employment Agreement by and between the Company and Eric Mosser, dated August 1, 2023, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 3, 2023, and is incorporated herein by reference thereto.

10.31	Employment Agreement by and between the Company and Stephen Sheriff, dated August 22, 2023, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 28, 2023, and is incorporated herein by reference thereto.

21.1+	List of Subsidiaries

23.1+	Consent of MaloneBailey, LLP

23.2*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)

24.1+	Power of Attorney (included on the signature page of the initial filing of this Registration Statement).

107+	Calculation of Filing Fee Table

101.INS	Inline XBRL Instance Document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith
+	Previously filed
(1)	Schedules and Exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any Schedule or Exhibit so furnished.
+	Schedules omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to supplementally furnish to the staff of the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.

(b) Financial Statement Schedules. None.

Item 17. Undertakings

1. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3. The undersigned hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Grant-Valkaria, Florida on December 12, 2023.

KAIVAL BRANDS INNOVATIONS GROUP, INC.

By:	/s/ Eric Mosser
Name:	Eric Mosser
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

*	Executive Chairman	December 12, 2023
Barry M. Hopkins	(Principal Executive Officer)

/s/ Eric Mosser	Chief Executive Officer, President and Director	December 12, 2023
Eric Mosser

/s/ Thomas Metzler	Chief Financial Officer, Treasurer and Secretary	December 12, 2023
Thomas Metzler	(Principal Accounting Officer)

*	Chief Science and Regulatory Officer and Director	December 12, 2023
Nirajkumar Patel

*	Director	December 12, 2023
Roger Brooks

*	Director	December 12, 2023
George Chuang

*	Director	December 12, 2023
David Worner

*	Director	December 12, 2023
James P. Cassidy

*	Director	December 12, 2023
Mark Thoenes

By:	/s/ Eric Mosser
Eric Mosser, Attorney-in-fact